UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )
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☑ Definitive Proxy Statement
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Hanesbrands Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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HanesBrands (NYSE: HBI) makes everyday apparel that is known and loved by consumers around the world for comfort, quality and value. Among the company's iconic brands are **Hanes**, the leading basic apparel brand in the United States; **Bonds**, which is setting new standards for design and sustainability; **Bali**, America's number one bra brand; and **Maidenform**, America's number one shapewear brand.

Hanes
Hanes
Hanes
Hanes

HanesBrands at a Glance

$3.5B	**Net Sales** ($2.6B U.S./$0.9B International)
41K	**Global Associates**
75%+	**Apparel Units Made in our Own Plants or those of Dedicated Contractors**
22	**Countries of Operation**

Hanes	**#1 Selling Apparel Brand in the U.S.**	BONDS	**Australia's Largest and Most Well-Known Innerwear Brand**
MAIDENFORM	**#1 Shapewear Brand in the U.S.**	BALI	**#1 Department Store Bra Brand in the U.S.**

2024 Highlights

- **Revenue trends improved throughout 2024; exited the year with topline year-over-year growth in Q4**
- **Delivered substantial expansion in both gross and operating margins**
- **Completed sale of global Champion business**
- **Paid down over $1 billion of debt**
- **Generated strong shareholder returns through a combination of profit growth and debt reduction**

WE ARE CREATING A MORE **COMFORTABLE** WORLD FOR **EVERY BODY**

Forward-Looking Statements

This Proxy Statement contains "forward-looking" statements regarding HanesBrands' current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section of HanesBrands' Annual Report on Form 10-K for the fiscal year ended December 28, 2024. We assume no obligation to update any of these forward-looking statements.

Message From Our
Chairman and Our Chief
Executive Officer
Dear Fellow Stockholders:
The legacy of HanesBrands has never been stronger, and we are excited to embark on the next chapter of growth and success. We delivered strong results in 2024 across all of our key metrics, and we entered 2025 with a strong foundation, clear direction, and good momentum to create shareholder value.
In 2024, we made substantial investments in our brands, strengthened global collaboration and drove our industry-leading innovation platforms across brands, categories and geographies. By leveraging the unmatched strengths of our asset base — global go-to-market capabilities, distribution breadth and scale, and world-class manufacturing and sourcing operations — we continue to extend our market share leadership.
We also completed the sale of the global Champion business in 2024. In addition to strengthening and simplifying our business, this, along with strong cash generation, enabled us to pay down more than $1 billion of debt as well as streamline our cost structure, positioning us for further margin improvement and earnings growth over the next several years.
In 2025, we expect to continue realizing the benefits of our transformation strategy and creating additional shareholder value. Our key strengths, which will drive these achievements, are also what differentiate us from other apparel companies. Almost 75% of the apparel units we sell are produced in our own facilities or by dedicated contractors. This ownership of our supply chain enhances cost efficiency, scalability, and flexibility while enabling us to safeguard our brands and uphold best-in-class environmental and management practices.
The distinction of HanesBrands is clear to consumers as well. Our products are found in nine out of ten U.S. households and rank first or second across key innerwear categories. For generations, consumers have trusted us to consistently deliver on our promise to create a more comfortable world for every body.
HanesBrands is proud of its reputation for ethical business practices and corporate responsibility. We earned leadership-level A- scores in our most recent CDP Climate Change and Water Security reports, placing us among the top of nearly 22,000 companies evaluated. In addition, we surpassed our Science-Based Targets initiative-approved goals to reduce carbon emissions seven years ahead of our 2030 schedule, all while achieving over $30 million in cost savings since 2020 from our sustainability initiatives.
Great clothes made right: This is who we are and what we do. Our business strategy reflects this commitment through three guiding principles: Simplify for Growth, Focus for Impact, and Continuously Improve to Win. By simplifying our portfolio, we are positioned to be more efficient and increase investments in our brands.
This keeps us focused on providing consumers what they want, through our core offerings and our innovative products, while also expanding into new categories and opportunities for greater impact. Continuously improving to win means taking decisive actions to streamline our operations and deliver measurable results. Through disciplined inventory management and optimization of our world-class supply chain we have realized greater efficiency and flexibility, and our robust, consumer-led innovation process keeps us at the forefront of industry trends.
Looking ahead, HanesBrands is well-positioned to build on its momentum and drive transformational growth. We remain focused on expanding our core business, exploring opportunities in new categories, improving our cost structure, which will drive margin expansion, EPS growth, and higher operating cash flow, and delivering increased value for shareholders through higher returns and debt reduction.
In 2024, our Board welcomed a new independent director, Sharilyn Gasaway, whose addition further bolsters the diverse skillsets and deep financial experience held by the Board. The Board is excited about HanesBrands’ transformation and remains focused on strategy execution and value creation for our stockholders.
Finally, the Company announced earlier this year that Steve Bratspies will depart as Chief Executive Officer at the end of 2025 or upon the appointment of his successor. During his five years as CEO, Mr. Bratspies has led HanesBrands through a turbulent period in the apparel industry, successfully overhauled the Company’s operating model, completed the sale of the Champion business and positioned the Company as a global powerhouse in basic apparel and innerwear. HanesBrands today is a more consumer-centric global operating company better prepared and strategically positioned to leverage our brands, innovation, marketing, talent, and supply chain capabilities around the world. The Board thanks Mr. Bratspies for his transformative leadership and appreciates his continued leadership of the Company as the search for his successor progresses.
Our 2025 Annual Meeting of Stockholders will be held on Tuesday, April 29, 2025, at 9:00 a.m. Eastern Time. To ensure greater participation, the meeting will be held entirely online. Please refer to the Notice of Annual Meeting on page 2 for details on how to virtually attend and participate. Your vote is important. Whether or not you plan to attend, we encourage you to vote at your earliest convenience.
We thank you for your continued trust and support of HanesBrands. Together, we will continue to innovate, lead, and create a more comfortable world for every body.
Sincerely yours,

William S. Simon Chairman of the Board of Directors	Stephen B. Bratspies Chief Executive Officer

2025 Proxy Statement	1

Notice of the 2025 Annual Meeting of Stockholders
Notice of the 2025 Annual
Meeting of Stockholders

WHEN:	WHERE:	RECORD DATE:
April 29, 2025 9:00 a.m., Eastern time	The Annual Meeting will be held exclusively online at www.virtualshareholdermeeting.com/ HBI2025.	Stockholders of record at the close of business on February 24, 2025 are entitled to notice of, and to vote at, the Annual Meeting.
Purpose		Board Vote Recommendation	Page Reference
1.	to elect 11 directors to serve on the Hanesbrands Board of Directors until Hanesbrands’ next annual meeting of stockholders and until their successors are duly elected and qualified;	FOR all 11 director nominees	16
2.	to vote on a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2025 fiscal year;	FOR	35
3.	to approve, on an advisory basis, named executive officer compensation as disclosed in this Proxy Statement;	FOR	38
4.	to vote on a proposal to approve the amendment of the Hanesbrands Inc. 2020 Omnibus Incentive Plan as described in this Proxy Statement; and	FOR	39
5.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
HOW TO VOTE:

Whether or not you plan to attend the meeting, we urge you to authorize a proxy to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you requested and received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.
	BY TELEPHONE	BY INTERNET	BY MAIL
	In the U.S. or Canada, you can authorize a proxy to vote your shares toll-free by calling 1-800-690-6903.	You can authorize a proxy to vote your shares online at www.proxyvote.com.	You can authorize a proxy to vote by mail by marking, dating, and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.
The Notice of Internet Availability of Proxy Materials, or this Notice of the 2025 Annual Meeting of Stockholders, this Proxy Statement and our 2024 Annual Report on Form 10-K are first being mailed to stockholders on or about March 17, 2025.
The Board of Directors is not aware of any matter that will be presented at the Annual Meeting that is not described above. If any other matter is properly presented at the Annual Meeting, the persons named as proxies on the proxy card will, in the absence of stockholder instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on any such matter.
By Order of the Board of Directors
KRISTIN L. OLIVER
EVP, Chief Human Resources Officer &
Chief Legal Officer
March 17, 2025
Winston-Salem, North Carolina
2	2025 Proxy Statement

Proxy Summary
Proxy Summary

Item 1.	Election of Directors The Board of Directors recommends a vote FOR the eleven director nominees named below See page 16 for further information about our director nominees

DIRECTOR NOMINEES
Name	Occupation	Age	Director Since	Independent	Other Public Company Boards
Stephen B. Bratspies	Chief Executive Officer of Hanesbrands Inc.	57	2020	NO	1
Geralyn R. Breig	President of Revlon North America	62	2018	YES
Colin Browne	Chief Executive Officer of Cascale and former Chief Operating Officer of Under Armour, Inc.	60	2023	YES
Natasha C. Chand	Principal at NoBo, LLC	51	2023	YES	1
Sharilyn S. Gasaway	Former Chief Financial Officer of Alltel Corporation	56	2024	YES	2
Mark A. Irvin	Executive Vice President and Chief Supply Chain Officer of Best Buy Co., Inc.	62	2023	YES
James C. Johnson	Former General Counsel of Loop Capital Markets LLC	72	2006	YES	3
John G. Mehas	Former Chief Executive Officer of Vineyard Vines, LLC	61	2023	YES
Franck J. Moison	Former Vice Chairman of the Colgate-Palmolive Company	71	2015	YES	2
Robert F. Moran	Chief Executive Officer of UNATION, Inc.	74	2013	YES
William S. Simon	Former Executive Vice President of Walmart Stores, Inc. and former President and CEO of Walmart U.S.	65	2021	YES	1
4	2025 Proxy Statement

Proxy Summary
DIRECTOR NOMINEE SKILLS AND DEMOGRAPHICS
	Stephen B. Bratspies	Geralyn R. Breig	Colin Browne	Natasha C. Chand	Sharilyn S. Gasaway	Mark A. Irvin	James C. Johnson	John G. Mehas	Franck J. Moison	Robert F. Moran	William S. Simon	Total Directors
Skills and Qualifications
Chief Executive Officer Experience												5/11
Governance, Compliance and Risk Oversight												11/11
Financial/Accounting/Audit												11/11
Apparel, Retail or Consumer Products Industry Experience												10/11
Business Operations												11/11
Strategy Development												11/11
Supply Chain/Distribution/Manufacturing Experience												10/11
Talent and Human Capital Management Experience												10/11
International Business Experience												10/11
Chief Financial Officer Experience												2/11
2025 Proxy Statement	5

Proxy Summary

Item 2.
To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm
 The Board of Directors recommends a vote FOR this item
We are asking you to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent auditor for our 2025 fiscal year.
 See page 35 for further information about our independent auditors

Item 3.
To approve, on an advisory basis, named executive officer compensation as disclosed in this Proxy Statement
 The Board of Directors recommends a vote FOR this item
Hanesbrands’ stockholders have the opportunity to cast a non-binding, advisory “say on pay” vote on our named executive officer compensation, as disclosed in this Proxy Statement. We ask for your approval of the compensation of our named executive officers. Before considering this proposal, please read our Compensation Discussion and Analysis and the executive compensation tables and related narrative disclosure in this Proxy Statement, which explain our executive compensation programs and the Talent and Compensation Committee’s compensation decisions.
 See page 38 for further information about our executive compensation program

Item 4.
To approve the amendment of the Hanesbrands Inc. 2020 Omnibus Incentive Plan as described in this Proxy Statement
 The Board of Directors recommends a vote FOR this item
We are asking you to approve an amendment of the Hanesbrands Inc. 2020 Omnibus Incentive Plan. If approved, the amended 2020 Omnibus Incentive Plan would make available, for compensatory awards, additional shares of common stock.
 See page 39 for further information about the proposed amendment of the 2020 Omnibus Incentive Plan

6	2025 Proxy Statement

Proxy Summary
CORPORATE GOVERNANCE
We believe that strong corporate governance practices contribute to better results for stockholders. As described below, we maintain governance principles, policies, and practices that support Board and management accountability and serve the best interests of our organization, our stockholders, and other stakeholders.
Corporate Governance Overview
We have evaluated our governance practices against the Corporate Governance Principles published by the Investor Stewardship Group (“ISG”), a collective of some of the largest U.S.- based institutional investors and global asset managers, and found they were highly consistent. Our strong corporate governance policies and practices are disclosed throughout this proxy statement. The following table highlights some of the key ways that our governance practices are consistent with ISG’s Corporate Governance Principles. Overall, we believe our approach to governance strengthens the Board’s ability to provide meaningful oversight, review, and counsel to the Company, as it acts on behalf of all stockholders.
ISG Principle	Hanesbrands Practice
Principle 1 Boards are accountable to stockholders
•
Annual Board and committee self-assessments

•
Declassified Board – all Directors are elected annually

•
Proxy access for Director nominees

•
Individual Directors tender resignation if they fail to receive majority of votes cast

•
No poison pill

•
Robust disclosure of corporate governance and Board practices

Principle 2 Stockholders should be entitled to voting rights in proportion to their economic interest	• One share, one vote • No disparate voting rights • No dual-class structure
Principle 3 Boards should be responsive to stockholders and be proactive in order to understand their perspectives
•
Directors available for stockholder engagement

•
Stockholder outreach process

•
Disclose key actions taken in response to stockholder feedback, including stockholder votes on proposals at the annual meeting

Principle 4 Boards should have a strong, independent leadership structure	• Annual review and determination of leadership structure • Independent Chairman of the Board • Non-management directors meet regularly in executive session
Principle 5 Boards should adopt structures and practices that enhance their effectiveness
•
10 of 11 Director nominees are independent

•
All Board committees fully independent

•
Approximately 97% average attendance by incumbent Directors at Board and committee meetings in 2024

•
No “overboarded” Directors – no Director serves on more than three other public company boards of directors, in accordance with the Company’s overboarding policy

•
Specified retirement age of 74 for Directors

Principle 6 Boards should develop management incentive structures that are aligned with the long-term strategy of the company
•
Board oversees executive compensation programs to align with long-term strategy of the Company

•
Combination of short- and long-term performance goals

•
Executive and Director stock ownership program and equity holding requirements

•
Hedging and pledging of company stock is prohibited

•
Our annual “Say on Pay” advisory vote received approximately 94% support in 2024 (including abstentions and excluding broker non-votes).

2025 Proxy Statement	7

Proxy Summary
ESG AND SUSTAINABILITY HIGHLIGHTS
OUR COMMITMENT
Investing in corporate responsibility and sustainability is core to our business strategy and reflects our continued commitment to create a more comfortable world for every body. We maintain a values-based approach to sustainability — accountability, teamwork, excellence and integrity — and continue to focus our efforts in areas addressed by the United Nations’ Sustainable Development Goals, including good health and wellbeing, quality education, climate action, clean water and sanitation, affordable and clean energy, economic growth, and responsible consumption and production.
Our 2025 and 2030 goals, which are discussed on our sustainability website, www.hbisustains.com, were set prior to the divestiture in September 2024 of our global Champion business and therefore include the pre-divestiture impact of the Champion business. As a result, we have been considering and evaluating our sustainability objectives following the divestiture, including the climate-related impacts on and risks to our business going forward. We expect to announce updated sustainability goals in the second quarter of 2025 and are excited to continue being an industry leader in sustainability, where our approach is framed in the pillars of People, Planet and Product.

By focusing on comfort (comforting people during times of need, crisis and uncertainty) and health (creating healthier communities by bringing medical care to those in need), we promote our value of “do what’s right,” which underpins all of our sustainability efforts and corporate responsibility.

By focusing on climate, water, wastewater and chemical management, we aim to reduce our greenhouse gas and water footprint, both in production of raw materials and throughout the entire manufacturing process, while advancing energy-efficiency practices across our operations. We continue to improve our manufacturing steps to reduce waste overall, find ways to repurpose certain waste streams, and establish local recycling partnerships to divert waste from landfills.

By focusing on more sustainable fibers, particularly cotton and polyester, we aim to reduce the impact of the products we make and meet the needs of consumers who increasingly desire sustainable products. By focusing on packaging improvements, we are able to reduce the weight of corrugate, paper board, and other materials while helping deliver products safely to consumers in a low-carbon, low-waste economy, all while generating cost savings.

8	2025 Proxy Statement

Proxy Summary
OUR PROGRESS
HanesBrands seeks to be an industry leader in climate, human rights, water and elimination of waste. In December 2024, we announced that we surpassed our Science-Based Targets (SBT) for carbon emissions seven years ahead of schedule. Back in 2020, we set targets approved by the Science-Based Targets Initiative to reduce Scope 1 and 2 absolute emissions by 46.2% and Scope 3 by 27.5%, both by 2030. As of 2023, we exceeded those goals, with a 51.5% reduction in Scope 1 and 2 emissions and a 27.7% reduction in Scope 3 emissions against our 2019 baseline. Additionally, carbon emission intensity per million units sold decreased from 1,300 tons in 2019 to 1,100 tons in 2023, reflecting improvements in operational efficiency. Additional information about our commitment to sustainability can be found on our sustainability website, www.hbisustains.com.

2024 Key Accomplishments
•
More than $8M total sustainability 2024 savings

•
Surpassed our Science-Based Targets for carbon emissions 7 years ahead of schedule

•
Received A- score in CDP Climate Change Report and Water Security Report

2025 Outlook
•
Announce updated sustainability goals in light of the Champion divestiture

•
Continue philanthropic efforts in the themes of comfort and health

•
Drive consumer and other stakeholder awareness of our impacts in sustainability

ESG OVERSIGHT AND GOVERNANCE
The Board of Directors and its committees oversee the development and execution of our Environmental, Social and Governance (ESG) strategy, including oversight of our policies, programs and initiatives related to environmental sustainability, health and safety. Our Governance and Nominating Committee coordinates the Board’s ESG oversight responsibilities, with support from the Audit Committee and the Talent and Compensation Committee. These oversight responsibilities include assessing and reviewing the relevant ESG risks, opportunities and disclosure obligations as set forth in greater detail below.

Our Governance and Nominating Committee	Our Talent and Compensation Committee	Our Audit Committee
Coordinates oversight of our ESG strategy and communications, as well as our corporate governance policies and practices; also assesses whether relevant ESG risks, opportunities and disclosure obligations are regularly reviewed and considered by the appropriate Board committees.

Is primarily responsible for the “People” pillar of our ESG strategy, which includes oversight of talent development, labor management supply chain labor standards, and health and safety.
Has primary responsibility for the Planet and Product pillars of our ESG strategy, including the aspects of our ESG strategy designed to address risks and strategies related to climate change, water usage, waste management, greenhouse gas emissions, chemical management, raw material sourcing product, packaging, and product liability.

2025 Proxy Statement	9

Proxy Summary
BUSINESS STRATEGIES AND PRIORITIES
We make everyday apparel that is known and loved by consumers around the world for comfort, style, quality, innovation, and value. We employ approximately 41,000 associates and operate in approximately 22 countries, and we have built a strong reputation for ethical business practices.
The cornerstone of our portfolio is Hanes, which is the top-selling and most widely recognized apparel brand in the United States and which reaches nine out of ten U.S. households. Hanes has one of the broadest distribution footprints in the industry, and the brand continues to be driven by innovations which resonate with consumers. Our other iconic brands also have strong consumer positioning. Bonds is Australia’s largest and most well-known innerwear brand, holding the number one position in men’s underwear, women’s panties, children’s underwear and socks categories. Maidenform is America’s number one shapewear brand. Bali offers a range of bras, panties and shapewear sold in the department store channel.
Our business strategy integrates our brand superiority, industry-leading innovation and low-cost global supply chain to provide higher value products while lowering production costs. Our growth plan is designed to continue expansion of our innerwear business by delivering consumer-driven innovation, attracting younger consumers, growing retail space, and leveraging opportunities for expansion into adjacent categories; to drive margin expansion through cost savings initiatives, including efficiency improvements and reducing fixed costs; to utilize our global go-to-market capabilities to capture demand wherever consumers want to shop; and to continue investing in our brands.
We’re proud of our accomplishments. In 2024, we:
✓
Gained market share in innerwear and continued to attract younger consumers

✓
Reinforced our leadership in innovation by launching our Hanes Originals SuperSoft collection, delivering supreme softness with elevated fabrics; Hanes Moves, which incorporates X-Temp all-day cooling technology; Bali Breathe, crafted from ultra-soft fabric for comfort and breathable support; and by continuing to build on our proprietary absorbency platform, offering Hanes training pants for kids as well as women’s and girls’ absorbency underwear

✓
Completed our multi-year transformation from a global holding company to a global operating company, where we leverage and share our brands, innovation, marketing, talent, and supply chain capabilities around the world

✓
Streamlined and strategically segmented our global supply chain and expanded our ecommerce capabilities

10	2025 Proxy Statement

Proxy Summary
FINANCIAL HIGHLIGHTS

•
Revenue trend improvement.   Net sales trends improved throughout 2024, and we exited the year with topline year-over-year growth in the fourth quarter. We outperformed the category and gained market share in the U.S. The trend improvement in sales was driven by new product innovation — with associated revenues up 27% over prior year — and increased investment in our core brands: Hanes, Bonds, Bali, and Maidenform.

•
Strong profit margin expansion.   We experienced substantial improvement in both gross and operating margin while simultaneously increasing strategic brand investments 150 basis points over prior year, with these investments increasing year-over-year from 3.5% to 5% as a percentage of net sales. Margin expansion was driven by lower input costs as we moved past the impact from peak inflation as well as the benefits from permanent cost savings initiatives, supply chain efficiencies, and assortment management.

•
Cash generation and debt reduction.   We focused on driving shareholder returns through a combination of meaningful profit growth and significant debt paydown. The margin expansion and inventory management actions drove another year of strong cash generation. We paid down over $1 billion of debt in 2024 through the combination of our cash generation and the proceeds from the Champion divestiture. The reduction of debt and profit growth combined to lower our balance sheet leverage by nearly two turns on a net debt-to-adjusted EBITDA basis.

•
Simplified and focused the business.   We have taken a number of strategic actions, including the Champion divestiture, to fundamentally strengthen the company and create a more focused, simplified business with more consistent revenue growth, structurally higher margins, strong cash generation, enhanced competitive advantages, and multiple levers to unlock shareholder value.

EXECUTIVE COMPENSATION HIGHLIGHTS
We ask our stockholders annually to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers (“NEOs”). Our Board, primarily through the Talent and Compensation Committee, defines and oversees our executive compensation program, which is based on a pay-for-performance philosophy and designed to accomplish the following goals:
Reward financial and operational performance	Place a significant portion of compensation at risk based on achievement of performance goals	Align the interests of NEOs with those of our stockholders	Attract, retain and incentivize highly skilled and performance-oriented talent
Consistent with these goals, our compensation program has been designed with a view toward linking a significant portion of each NEO’s compensation to their individual performance and our performance over both short- and long-term periods. Please see the Compensation Discussion and Analysis beginning on page 52 and the related Executive Compensation Tables beginning on page 75 for additional details about our executive compensation program including information about our NEOs’ compensation for 2024.
2025 Proxy Statement	11

Proxy Summary
2024 TARGET COMPENSATION MIX
Compensation Element	Key Features	Objectives
Base Salary	• Fixed compensation component • Reflects the individual responsibilities, performance and experience of each NEO	• Provides a foundation of cash compensation for the fulfilment of fundamental job responsibilities
Annual Incentive Plan (“AIP”) Awards	• Performance-based cash compensation • Payout determined based on Company performance against pre-established targets	• Motivates performance by linking compensation to the achievement of key annual objectives
Long-Term Incentive Program (“LTIP”) Awards
•
Performance-based and at-risk, time-vested compensation

•
Performance Share Awards (“PSAs”) (60% of LTIP opportunity)

•
Vesting on the third anniversary of the grant date

•
Number of shares earned may range from 0% to 200% of the number of units granted based on fiscal 2024-2026 Company performance against pre-established targets

•
Restricted Stock Unit Awards (“RSUs”) (40% of LTIP opportunity)

•
Ratable vesting over a three-year service period

• Encourages behavior that enhances the long-term growth, profitability and financial success of the Company, aligns executives’ interests with our stockholders and supports retention objectives
FISCAL 2024 TOTAL TARGET DIRECT COMPENSATION

The percentage of our Chief Executive Officer’s performance-based and at-risk compensation is the highest of our NEOs, reflecting the position’s highest level of responsibility and accountability for results. Performance-based and at-risk compensation comprises 75% of the average total target direct compensation of our other NEOs. Because the value of such compensation depends on Hanesbrands’ achievement of key annual results and strategic long-term business objectives and/or is tied to changes in our stock price, our NEOs’ actual compensation could be higher or lower than targeted levels.
12	2025 Proxy Statement

Proxy Summary
HUMAN CAPITAL MANAGEMENT HIGHLIGHTS
Culture and Engagement
Our company culture is reflected in our purpose — “Creating a More Comfortable World for Every Body” — and in our values — “Do What’s Right, Act Like Owners, Play to Win, Create Opportunity for All.”
In 2024, we conducted employee engagement surveys in several regions. The survey results indicated that we excel in areas including overall engagement; clear expectations and a link between employees’ work and the company’s goals and objectives; understanding strategic goals of the organization; and employees finding their jobs challenging and interesting.
Training
HBI University offers a wide range of training opportunities to our associates, both online and in-person. Through our HBI-U global learning platform, associates completed over 11,000 hours’ worth of courses on topics including leadership, change management, and functional and managerial skills. Our corporate associates have access to monthly curated trainings as well as 30,000 micro-learning modules to develop their business and technical skills.
In 2024 we also focused on Lean Learning programs, which aim to build a common understanding and approach to problem solving and continuous improvement throughout our business. Over 500 associates participated in these workshops and training sessions. We also continued our leadership development efforts by expanding to our senior managers customized learning tracks focused on our four key leadership competencies.
Education and Development
In 2024, we provided education assistance and training to our associates and their families around the globe, with nearly 2,000 associates in Central America and the Caribbean participating in our educational opportunities and with 21 associates in the U.S. participating in tuition assistance. Additionally, over 400 associates were impacted through our Educational Program, with 70 enrolled in high school programs, 2 pursuing college degrees and 7 striving for master’s degrees. Moreover, over 500 associates enrolled in technical training, resulting in strong improvements in key performance indicators such as efficiency, absenteeism, and work climate.
We also invest in talent development and seek to create career pathways for team members working across our retail network in Australia. In 2024 aspiring leaders participated in Hanes Australasia’s Retail Excellence Program, building their leadership, skills and network to take the next step in their careers, with a number of associates subsequently being promoted into Support Center roles. Additionally, Hanes Australasia offers a constructive leadership program, in which selected team members participate to measure their constructive leadership capabilities and manage their self-awareness and the impact they have on others. More than 170 associates participated in this program in 2024.
Benefits
We provide a comprehensive total rewards package offering competitive pay and benefits at all levels, and we strive to continually enhance and support our offerings. Our corporate and a number of our facility-based associates have access to high-quality on-site health clinics that also offer family health services in some instances. Additionally, we offer management for many ongoing medical conditions at our onsite health clinics to improve the health and wellbeing of all associates. We continue to explore safe and cost-effective ways for associates to receive care and achieve improved health outcomes, including by evaluating and updating our vendors as appropriate.
2025 Proxy Statement	13

Proxy Summary
Health & Safety
The health and safety of associates is a top priority. Our Occupational Safety and Health Administration (“OSHA”) recordable rate was 0.29, compared to 0.33 for the prior year. We engage in health and safety operating procedures to ensure access to care, including onsite wellness clinics and mental health resources.
Global Employee Workforce
As a global company operating in approximately 22 countries on six continents, our employees represent an array of different backgrounds. We believe these different perspectives strengthen our business and we strive to build an inclusive culture for all employees. As of December 28, 2024, our global workforce was approximately 36% male and 64% female, and of our domestic workforce, our employees were approximately 54% white, approximately 23% Black or African American, approximately 15% Hispanic, approximately 5% Asian, approximately 1% American Indian or Alaskan Native and approximately 2% two or more races or other. As of December 28, 2024, our representation of people of color at the senior manager and above levels within our U.S. workforce remained at approximately 18%, and representation of women at the senior manager and above levels within our U.S. workforce was approximately 51%.
14	2025 Proxy Statement

Voting Items
2025 Proxy Statement	15

Proposal 1 — Election of Directors
Proposal 1 — Election of Directors

Our Board of Directors has proposed eleven nominees for election to the Board. Each of our Directors is elected to serve until the next Annual Meeting of Stockholders or until their successor is duly elected and qualified. If a nominee is unavailable for election, proxy holders may vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of Directors to be elected at the Annual Meeting. Each nominee has agreed to serve on the Board if elected. The following information regarding each nominee for election has been confirmed by the applicable nominee for inclusion in this Proxy Statement.
The eleven nominees for election at the Annual Meeting possess experience and qualifications that our Governance and Nominating Committee believes will allow them to make substantial contributions to the Board. In selecting nominees to the Board, we seek to ensure that our Board collectively has a balance of experience and expertise, including chief executive officer experience, chief financial officer experience, international expertise, deep experience in the consumer products industry, corporate governance expertise and expertise in other functional areas that are relevant to our business. For more information about the process by which the Governance and Nominating Committee identifies candidates for election to the Board, please see “Director Nomination Process” on page 23.
16	2025 Proxy Statement

Proposal 1 — Election of Directors
NOMINEES FOR ELECTION
Stephen B. Bratspies*	Director since 2020
Age 57 Committee Membership • None
Experience
Hanesbrands Inc.
•
Chief Executive Officer (2020 to current)

Walmart, Inc.
•
Chief Merchandising Officer (2015 to 2020)

•
Executive Vice President, Food (2014 to 2015)

•
Executive Vice President, General Merchandise (2013 to 2014)

•
Various Executive Positions (2005 to 2013)

Specialty Brands
•
Chief Marketing Officer (2003 to 2005)

PepsiCo, Inc.
•
Various Executive Positions, Frito-Lay, North America Division (1996 to 2003)

A.T. Kearney
•
Management Consultant (1994 to 1996)

Other Public Company Boards • The Clorox Company (2024 to current) Education • M.B.A., The Wharton School of Business, University of Pennsylvania • B.A., Franklin & Marshall College

Reason for Nomination
Mr. Bratspies has extensive experience and knowledge with Hanesbrands, including its business and strategic objectives and goals. Leveraging his multiple senior leadership positions in the industry, Mr. Bratspies brings collective experience in corporate risk management, financial management, marketing, global sourcing, strategic planning, consumer products, and a key understanding of large publicly traded company business issues.

*
As announced earlier this year, Mr. Bratspies will depart as Chief Executive Officer at the end of 2025 or upon the appointment of his successor. If elected as a Director at the Annual Meeting, he will continue to serve in such capacity until such time as his tenure as Chief Executive Officer concludes.

Geralyn R. Breig	Independent Director since 2018
Age 62 Committee Membership • Governance and Nominating (Chair) • Audit
Experience
Revlon North America
•
President (2023 to current)

Twin Bridges Consulting Group
•
Principal (2021 to current)

AnytownUSA.com
•
Chief Executive Officer (2016 to 2021)

Clarks (C&J Clark Ltd)
•
President, Americas Region (2014 to 2016)

Avon Products Inc.
•
President, Avon North America (2008 to 2011)

•
Senior Vice President and Brand President, Avon Global Marketing Business Unit (2005 to 2008)

Godiva Chocolatier International
•
President (2002 to 2005)

Campbell Soup Company
•
Various Executive Positions (1995 to 2002)

Kraft Foods, Inc.
•
Various Leadership Positions (1986 to 1995)

The Procter & Gamble Company, Inc.
•
Various Leadership Positions (1984 to 1986)

Other Public Company Boards
•
1800flowers.com (2012 to 2022)

Other Directorships
•
Member, Board of Trustees, American Medical Association (2024 to current)

•
Director, Welch Foods, Inc. (2013 to 2022)

Education
•
B.S., The Wharton School of Business, University of Pennsylvania

Reason for Nomination
Ms. Breig has served in various senior leadership positions in a wide variety of international retailers and consumer product manufacturers, including some of the largest such companies in the world. Her experience in both the consumer manufacturing and retailing industries, including deep insights into sales, marketing and operations, is a strong fit for the Company’s business and primary customer base. Through her senior executive positions and prior public company board service, Ms. Breig has developed expertise in digital marketing strategy, corporate risk management, financial management, and corporate governance, which contribute to the shared knowledge and expertise of our Board of Directors in these functions. Her strong experience in governance and risk oversight enable her to serve effectively as Chair or the Governance and Nominating Committee.

2025 Proxy Statement	17

Proposal 1 — Election of Directors
Colin Browne	Independent Director since 2023
Age 60 Committee Membership • Audit
Experience
Cascale (formerly Sustainable Apparel Coalition)
•
Chief Executive Officer (2024 to current)

Under Armour, Inc.
•
Chief Operating Officer (2020 to 2023)

•
Interim President and Chief Executive Officer (2022 to 2023)

•
Chief Supply Chain Officer (2017 to 2020)

•
President Global Sourcing (2016 to 2017)

VF Corporation
•
Vice President and Managing Director — Asia Sourcing (2013 to 2016)

•
Vice President of Sourcing — Footwear (2011 to 2013)

Li & Fung USA
•
Executive Vice President of Footwear and Accessories (2010 to 2011)

Pentland Brands PLC
•
Chief Executive Officer — Asia (2006 to 2010)

Other Directorships • Director, Shoes for Crews (2024 to current) • Director, Worldly (formerly Higg) (2023 to current) • Co-Chairman, Digital Supply Chain Institute (2020 to current)

Reason for Nomination
Mr. Browne’s career as an executive officer at prominent apparel, retail and supply chain companies enables him to bring deep insights into oversight of the Company’s business. Through his experience, Mr. Browne contributes significant expertise in the areas of brand management, supply chain and operations, manufacturing, and technology. His valuable experiences in senior positions at public companies also position him to advise senior management on many elements of the Company’s operations.

Natasha C. Chand	Independent Director since 2023
Age 51 Committee Membership • Governance and Nominating • Talent and Compensation
Experience
NoBo, LLC
•
Principal (2022 to current)

Amazon.com, Inc.
•
Co-Founder and Leader, Softlines Private Brands (2016 to 2021)

•
Director & Category Leader, Sporting Goods (2014 to 2016)

Target Australia Pty Ltd
•
Executive Vice President of Menswear (2012 to 2014)

Levi Strauss & Co.
•
Various Leadership Positions (2005 to 2012)

Other Directorships
•
Aristocrat Leisure Limited (2024 to current)

•
Independent Board Director, Fair Trade USA (2022 to current)

Education • M.B.A., Stanford University • H.B.A., University of Western Ontario

Reason for Nomination
Ms. Chand has held a variety of senior leadership positions with a focus on consumer business and technology. Her experience in these positions sharpened her expertise in the areas of building, leading and scaling consumer brands. Ms. Chand also has significant experience in the operations of retail and apparel companies, enabling her to bring deep insights into key elements of the Company’s core business. Her strong understanding of matters in the areas of global business operations and strategy development contribute to the Board of Directors’ oversight of these important areas of the Company’s operations.

18	2025 Proxy Statement

Proposal 1 — Election of Directors
Sharilyn S. Gasaway	Independent Director since 2024
Age 56 Committee Membership • Audit (Chair*)
Experience
Alltel Corporation
•
Executive Vice President and Chief Financial Officer (2005 to 2009)

•
Corporate Controller and Principal Accounting Officer (2002 to 2005)

•
Director of General Accounting (1999 to 2002)

Arthur Andersen LLP
•
Audit Manager (1991 to 1999)

Other Directorships
•
Genesis Energy (2010 to current)

•
J.B. Hunt Transportation Services, Inc. (2009 to current)

•
Waddell & Reed Financial, Inc. (2010 to 2021)

Education • B.S., Louisiana Tech University

Reason for Nomination
Ms. Gasaway has extensive experience both in senior leadership positions with a prominent public company and in public company board service. Through these roles, including her chief financial officer experience and her extensive service as chair of audit committees, Ms. Gasaway possesses deep experience which she can share with the Company’s management and Board across a range of issues, including corporate governance, risk management and financial management. Her substantial qualifications and financial expertise will enable her to serve effectively as Chair of the Audit Committee.

*
Ms. Gasaway will commence service as chair of the Audit Committee on May 1, 2025 if she is elected as a Director at the Annual Meeting.

Mark A. Irvin	Independent Director since 2023
Age 62 Committee Membership • Governance and Nominating
Experience
Best Buy Co. Inc.
•
Executive Vice President and Chief Supply Chain Officer (2022 to current)

•
Chief Talent Officer (2020 to 2022)

•
Various Senior Supply Chain Leadership Positions (2013 to 2020)

Target Corporation
•
Distribution Leadership Positions (2003 to 2013)

U.S. Army
•
Lieutenant/Captain (1984 to 1992)

Other Directorships
•
Director, Best Buy Foundation

•
Director, National Retail Federation (NRF) Foundation

Education • M.B.A., Franklin University • B.A., Fisk University

Reason for Nomination
Mr. Irvin has served in various leadership positions with large, omnichannel retailers, which allows him to provide deep insight into this critical component of our customer base. With expertise developed through his senior executive positions with some of the nation’s largest retails, Mr. Irvin contributes to the Board of Directors’ collective proficiency in the areas of supply chain procurement, logistics, transportation, and distribution, all critical elements of the Company’s business. Mr. Irvin also brings to the Board of Directors extensive experience in the areas of human capital management, enterprise engagement, and corporate governance, key areas of focus relating to our employee base and executive leadership.

2025 Proxy Statement	19

Proposal 1 — Election of Directors
James C. Johnson	Independent Director since 2006
Age 72 Committee Membership • Talent and Compensation (Chair), • Governance and Nominating
Experience
Loop Capital Markets LLC
•
General Counsel (2010 to 2014)

The Boeing Company
•
Vice President and Assistant General Counsel, Boeing Commercial Airplanes (2007 to 2009)

•
Vice President, Corporate Secretary and Assistant General Counsel (1999 to 2007)

Northrop Grumman Corporation
•
Corporate Secretary and Assistant General Counsel (1988 to 1998)

The U.S. Securities and Exchange Commission
•
Staff Attorney, Los Angeles Regional Office (1978 to 1980)

Other Public Company Boards
•
Energizer Holdings, Inc. (2015 to current)

•
Edgewell Personal Care Company (2013 to current)

•
Ameren Corporation (2005 to current)*

Other Directorships
•
Member, Board of Advisors, University of Pennsylvania, College of Arts and Sciences

•
Chairman, External Advisory Board, University of Pennsylvania, College of Arts and Sciences

Education
•
J.D., University of Pennsylvania

•
B.A., University of Pennsylvania

•
Certificate of Cybersecurity Oversight, NACD

Reason for Nomination
Mr. Johnson has served in senior executive positions in the legal departments of some of the nation’s most prominent corporations. Through these roles and his extensive public company board service, including as chair of compensation and governance committees, he has developed extensive experience and qualifications in the areas of corporate risk management, staff and legal affairs, executive compensation, and corporate governance policies and programs, which enable him to serve effectively as Chair of the Talent and Compensation Committee.

*
Mr. Johnson expects to retire from Ameren Corporation’s board of directors in April 2025.

John G. Mehas	Independent Director since 2023
Age 61 Committee Membership • Talent and Compensation
Experience
RNA LLC
•
Advisor (2024 to current)

Vineyard Vines, LLC
•
Chief Executive Officer (2022 to 2024)

Victoria’s Secret Lingerie
•
Chief Executive Officer (2019 to 2020)

Tory Burch, LLC
•
President (2017 to 2019)

Ralph Lauren Kids
•
Group President (2015 to 2017)

Club Monaco
•
Chief Executive Officer and President (2001 to 2017)

Other Directorships
•
Vineyard Vines, LLC (2022 to 2024)

Education • B.A., University of Toledo

Reason for Nomination
Mr. Mehas has held senior executive leadership positions at several of the world’s most iconic and recognizable apparel brands and consumer goods companies, which positions him to contribute to the oversight of the Company’s business and to advise senior management on key elements of the Company’s operations. Mr. Mehas’s extensive senior leadership skills and chief executive officer experience at other consumer-facing companies further enable him to contribute in the areas of strategic planning, financial management, corporate risk management and corporate governance.

20	2025 Proxy Statement

Proposal 1 — Election of Directors
Franck J. Moison	Independent Director since 2015
Age 71 Committee Membership • Audit • Talent and Compensation
Experience
Colgate-Palmolive Company
•
Vice Chairman (2016 to 2018)

•
Chief Operating Officer, Emerging Markets & Business Development (2010 to 2016)

•
President, Global Marketing, Supply Chain & R&D (2007 to 2010)

•
President, Western Europe, Central Europe and South Pacific (2005-2007)

•
Various Executive Positions since 1978

Other Public Company Boards
•
VusionGroup (formerly SES imagotag), a French public company (2020 to current)

•
United Parcel Service, Inc. (2017 to current)

Other Directorships
•
Chairman, International Advisory Board, EDHEC Business School (Paris, London, Singapore)

•
Member, International Board, McDonough School of Business, Georgetown University

Education • Masters in Marketing, EDHEC Business School in France • M.B.A., University of Michigan • Executive M.B.A. Program, Stanford University

Reason for Nomination
Mr. Moison’s 45-year career at Colgate-Palmolive, one of the nation’s leading consumer products companies, including many senior executive leadership positions, enabled him to develop extensive experience in the industry in which the Company operates. His expertise in the areas of global business operations and supply chain management contribute to the Board of Directors’ oversight of these critical areas of the Company’s operations. His executive experience and service as a director of other international public companies contributes to the Board of Directors’ perspectives on areas of corporate governance, financial management and risk management.

Robert F. Moran	Independent Director since 2013
Age 74 Committee Membership • Audit (Chair*) — Audit Committee Financial Expert • Talent and Compensation
Experience
UNATION, Inc.
•
Chief Executive Officer (2021 to current)

GNC Holdings, Inc.
•
Chairman (2017 to 2018)

•
Interim Chief Executive Officer (2016 to 2017)

PetSmart, Inc.
•
Chairman of the Board (2009 to 2013)

•
Chief Executive Officer (2009 to 2013)

•
Chief Operating Officer (2001 to 2009)

•
President, North American Stores (1999 to 2001)

Toys “R” Us (Canada) Ltd.
•
President (1998 to 1999)

Sears de Mexico
•
President & Chief Executive Officer (1996 to 1998)

•
Executive Vice President & Chief Financial Officer (1995)

Other Public Company Boards
•
GNC Holdings, Inc. (2013 to 2019)

•
PetSmart, Inc. (2009 to 2013)

•
Payless, Inc. (2005 to 2012)

Other Directorships • UNATION, Inc. (2021 to current) • Member, Board of Trustees, University of Villanova Education • B.S., Villanova University

Reason for Nomination
Mr. Moran’s career as a senior executive at a variety of large consumer product and retail companies allows him to contribute his knowledge and experience to those elements of the Company’s business. Mr. Moran’s service as chief executive officer and chairman of a number of these corporations, in addition to his chief financial officer experience, provides him with deep senior level experience that he can share with the Company’s senior management team and Board of Directors across the full range of operational, management and governance issues that the Company may face. His expertise in corporate risk management and oversight as well as financial management underpins his valuable contributions in these areas.

*Mr.
Moran’s service as chair of the Audit Committee will conclude as of May 1, 2025, provided that Ms. Gasaway is elected as a Director at the Annual Meeting.

2025 Proxy Statement	21

Proposal 1 — Election of Directors
William S. Simon	Independent Director since 2021
Age 65 Chairman of the Board Committee Membership • None
Experience
K.K.R. & Co
•
Executive Advisor (2015 to current)

WSS Venture Holdings LLC
•
President (2014 to current)

Wal-Mart Stores, Inc.
•
Executive Vice President (2006 to 2014)

•
President and CEO, Walmart US (2010 to 2014)

•
Executive Vice President and COO (2007 to 2010)

•
Executive Vice President, Professional Services and New Business Development (2006 to 2007)

Brinker International, Diageo North America, Inc., and Cadbury Schweppes plc.
•
Various executive positions (1990 to 2006)

Other Public Company Boards
•
Pitney Bowes Inc. (2024)

•
Darden Restaurants, Inc. (2012 to 2014, 2014 to current)

•
Equity Distribution Acquisition Corp. (2020 to 2022)

•
GameStop Corp. (2020 to 2021)

•
Academy Sports and Outdoors, Inc. (2020 to 2021)

•
Anixter International, Inc. (2019 to 2020)

•
Chico’s FAS, Inc. (2016 to 2021)

Other Directorships
•
Secretary of the Florida Department of Management Services (2003 to 2005)

•
U.S. Navy and Naval Reserves (1980 to 2005)

Education
•
M.B.A., University of Connecticut

•
B.A., University of Connecticut

Reason for Nomination
Mr. Simon has held senior executive leadership positions with a variety of large, global direct-to-consumer retailers and consumer goods companies, which allows him to contribute to the oversight of the Company’s business and to advise senior management on key elements of the Company’s operations. Mr. Simon’s extensive senior leadership skills and deep experience as a public company director at other consumer-facing companies position him to contribute in the areas of strategic planning, financial management, corporate risk management and corporate governance. His many top leadership roles and relevant public company board service enable him to serve and lead effectively as Chairman of the Board.

Director Refreshment
22	2025 Proxy Statement

CORPORATE GOVERNANCE
CORPORATE GOVERNANCE

DIRECTOR NOMINATION PROCESS
The Governance and Nominating Committee (“G&N Committee”) is responsible for screening potential director candidates and recommending qualified candidates to the full Board of Directors for nomination. The G&N Committee will consider director candidates proposed by the Chief Executive Officer, by any director or by any stockholder. From time to time, the G&N Committee also retains search firms to assist in identifying and evaluating a diverse slate of director nominees. Each of the nominees for election at this Annual Meeting, other than Ms. Gasaway, have been previously elected by our stockholders.
In evaluating potential director candidates, the G&N Committee seeks to present candidates to the Board of Directors who have distinguished records of leadership and success in his/her area of expertise and who will make substantial contributions to the Board of Directors. In accordance with our Corporate Governance Guidelines, the G&N Committee’s assessment of candidates includes, without limitation, the following:
• personal and professional ethics and integrity	• the ability to represent our stockholders as a whole
• variety among the existing Board members of experience, skillset and viewpoint	• professional and personal accomplishments, including involvement in civic and charitable activities

•
specific business experience and competence, including:

•
experience in and understanding of business issues applicable to large publicly traded companies, and

•
whether the candidate has served in policy-making roles in business, government, education, or other areas that are relevant to our global activities

• experience with enterprise level risk management
• relevant education
• financial acumen, including whether the candidate, through education or experience, understands financial matters and the preparation and analysis of financial statements	• a willingness to devote sufficient time to fulfill his or her duties and responsibilities effectively and a commitment to service on the Board of Directors
The G&N Committee and the Board consider differences of viewpoint, professional experience, education, skill and other individual qualities as attributes that contribute to an active and effective Board. The G&N Committee evaluates the effectiveness of its activities under our Corporate Governance Guidelines through its annual review of Board composition, which considers whether the current composition of the Board adequately reflects the balance of qualifications discussed above prior to recommending nominees for election. In this regard, the Board believes its efforts have been effective based on the current composition of the Board.
2025 Proxy Statement	23

CORPORATE GOVERNANCE
Our Corporate Governance Guidelines provide that a director who reaches the age of 74 should submit a letter of resignation to the G&N Committee, on an annual basis, to be effective upon acceptance by the Board. Such letters of resignation will be considered by the G&N Committee, and the Board will determine whether to accept such letter of resignation, taking into account the recommendation of the G&N Committee. Robert Moran reached the age of 74 in 2024 and submitted a letter of resignation to the G&N Committee. After consideration, the G&N Committee recommended that the Board not accept the letter of resignation, noting the benefits to the Company and to the Board of extending the period of overlapping service of Mr. Moran and Sharilyn Gasaway, who joined the Board in 2024. The Board accepted the G&N Committee’s recommendation and determined not to accept Mr. Moran’s letter of resignation.
Any recommendation submitted by a stockholder to the G&N Committee should include information relating to each of the required qualifications for the potential candidate along with the other information specified in our bylaws for stockholder nominations. The G&N Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the required information described above, should be submitted in writing to Hanesbrands Inc., 101 N. Cherry Street, Winston-Salem, North Carolina 27101, Attention: Corporate Secretary. Stockholders who want to directly nominate a director for consideration at next year’s Annual Meeting should refer to the procedures described under “Stockholder Proposals and Director Nominations for Next Annual Meeting” on page 97.
Director Independence
In order to assist our Board of Directors in making the independence determinations required by New York Stock Exchange (“NYSE”) listing standards, the Board has adopted categorical standards of independence. These standards, which are contained in our Corporate Governance Guidelines, are available on our corporate website, www.Hanes.com/investors. The Board has determined that ten of the eleven current members of our Board of Directors, Ms. Breig, Mr. Browne, Ms. Chand, Ms. Gasaway, Mr. Irvin, Mr. Johnson, Mr. Mehas, Mr. Moison, Mr. Moran and Mr. Simon, are independent according to NYSE listing standards and our Corporate Governance Guidelines. In determining director independence, the Board did not discuss, and was not aware of, any related person transactions, relationships or arrangements that existed with respect to any of these directors.
Our Audit Committee charter requires that all of the members of the Audit Committee be independent under NYSE listing standards and the rules of the Securities Exchange Commission (“SEC”). The Board has determined that each of the current members of our Audit Committee and those serving during our 2024 fiscal year is an independent director under NYSE listing standards and meets the enhanced standards of independence applicable to audit committee members under applicable SEC rules. The Board has also determined that Mr. Moran and Ms. Gasaway each qualify as an “audit committee financial expert” under applicable SEC rules.
Our Talent and Compensation Committee charter requires that all of the members of the Talent and Compensation Committee be independent under NYSE listing standards, including the enhanced independence requirements applicable to Talent and Compensation Committee members and “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that each of the current members of our Talent and Compensation Committee and those serving during our 2024 fiscal year is an independent director under NYSE listing standards and a non-employee director within the meaning of Rule 16b-3 under the Exchange Act.
Our Governance and Nominating Committee charter requires that all members of the Governance and Nominating Committee be independent under NYSE listing standards. The Board has determined that each of the current members of our Governance and Nominating Committee and those serving during our 2024 fiscal year is an independent director under NYSE listing standards.
24	2025 Proxy Statement

CORPORATE GOVERNANCE
THE BOARD’S ROLE AND RESPONSIBILITIES
Overview

The Board of Directors is elected by our stockholders to oversee their interests in the long-term health and the overall success of our business. The Board serves as the ultimate decision-making body, except for those matters reserved to or shared with our stockholders. The Board oversees the business of the Company, as conducted by the members of Hanesbrands’ senior management. In carrying out its responsibilities, the Board reviews and assesses the Hanesbrands long-term strategy and its strategic, competitive and financial performance.

In 2024, our Board of Directors met five times and held regularly scheduled executive sessions without management, presided over by our independent Chairman of the Board. In addition, our Audit Committee met eight times, our Governance and Nominating Committee met four times and our Talent and Compensation Committee met five times. Directors are expected to make every effort to attend the Annual Meeting, all Board meetings and the meetings of the committees on which they serve. All of our directors at the time of our 2024 Annual Meeting of Stockholders attended that Annual Meeting, and each director attended over 75% of the total number of meetings of the Board and of the committees of which they were a member (in each case, held during their respective membership periods).
RISK OVERSIGHT
The Board as a whole is ultimately responsible for the oversight of our risk management function. The Board uses its committees to assist in its risk oversight function as follows:
The Governance and Nominating Committee	The Talent and Compensation Committee

•
Primary responsibility for the oversight of Board processes and corporate governance related risks. Leads in coordinating the Board’s governance and oversight of ESG risks, opportunities and disclosure obligations.

•
Primary responsibility for the oversight of risks associated with our compensation practices and policies, including risks, opportunities and disclosure obligations related to the Company’s:

◦
culture,

◦
talent,

◦
recruitment,

◦
retention, and

◦
employee engagement programs.

The Audit Committee

•
Primary responsibility for oversight of risk assessment and risk management, including risks, opportunities and disclosure obligations related to environmental, sustainability, cybersecurity and other technology issues.

•
Management of Hanesbrands prepares, and the Audit Committee reviews and discusses, an annual assessment of our risks on an enterprise-wide basis. Our enterprise risk management program is designed to bring to the Audit Committee’s attention our most material risks for evaluation, including strategic, operational, financial, sustainability, cybersecurity, legal and regulatory risks.

•
As part of our enterprise risk management program, we have begun and will continue to evaluate the actual and potential impacts of climate-related risks and opportunities on the Company’s business, strategy, and financial planning in accordance with applicable laws and regulations and the frameworks developed by the Taskforce on Climate-Related Financial Disclosures (TCFD) and Sustainability Accounting Standards Board (SASB) frameworks.

•
Additionally, in furtherance of the Audit Committee’s oversight of cybersecurity risks, the committee receives regular reports from our Chief Information Security Officer regarding technology and cybersecurity updates.

2025 Proxy Statement	25

CORPORATE GOVERNANCE
Our Board of Directors maintains oversight responsibility for the work of its various committees by receiving regular reports from the committee Chairs. In addition, Board discussions about the Company’s strategic plan, consolidated business results, capital structure, acquisition- or disposition-related activities and other business include consideration of the risks associated with the particular activity under consideration.
The Board regularly reviews our cybersecurity and other technology risks, controls and procedures. The Board receives reports from our Chief Executive Officer and Chief Information Security Officer at least twice annually regarding technology and cybersecurity matters, as well as our plans to mitigate cybersecurity risks and to respond to any data breaches. Our cybersecurity program is regularly audited by independent third parties and we incorporate regular information security training as part of our employee education and development program. In addition, we maintain cybersecurity insurance as part of our comprehensive insurance portfolio.
The Board also receives reports from our Chief Executive Officer and other executive officers as appropriate with respect to our climate-related risks, sustainability initiatives and progress toward our long-term sustainability goals.
Talent Management and Succession Planning
On an annual basis, succession planning for the position of Chief Executive Officer, as well as certain other senior management positions, is discussed by the Board. Our Chief Executive Officer annually provides the Board with an assessment of executives holding those senior management positions and their potential to succeed him. Our Chief Executive Officer also provides the Board with an assessment of persons considered potential successors to those senior managers. The Board assesses this data in concert with their specific impressions of senior management performance. This assessment, combined with the knowledge of the external landscape for executive talent, has proven successful for the Board and the Chief Executive Officer in planning for succession in key positions.
Communicating with our Board of Directors
Any stockholders or interested parties who wish to communicate directly with our Board, with our non-management directors as a group or with our independent Chairman, may do so by writing to Hanesbrands Inc., 101 N. Cherry Street, Winston-Salem, North Carolina 27101, Attention: Corporate Secretary. Stockholders or other interested parties also may communicate with members of the Board by sending an e-mail to our Corporate Secretary at corporate.secretary@hanes.com. To ensure proper handling, any mailing envelope or e-mail containing the communication intended for the Board must contain a clear notation indicating that the communication is a “Stockholder/Board Communication” or an “Interested Party/Board Communication.”
The Governance and Nominating Committee has approved a process for handling communications received by the Company and addressed to the Board, the independent Chairman or to non-management directors. Under that process, our Corporate Secretary reviews all correspondence and regularly forwards to the Board copies of correspondence that, in her opinion, deals with the functions of the Board or its Committees or that she otherwise determines requires their attention. Advertisements, solicitations for business, requests for employment, requests for contributions, matters that may be better addressed by management, or other inappropriate material will not be forwarded to our directors.
Stockholder Engagement
Engagement with stockholders is a key aspect of our corporate governance program. We engage in productive conversations with our stockholders to consider a diversity of perspectives on issues including strategy, business performance, risk, culture, and ESG matters. This stockholder engagement program complements the ongoing dialogue throughout the year among stockholders and our Chief Executive Officer, Chief Financial Officer, and investor relations team on our long-term strategy, business results, operations, and outlook. In 2024, members of management engaged or reached out to a cross-section of stockholders owning over 75% of Hanesbrands shares. To communicate broadly with our stockholders, we also seek to transparently share ESG and other information relevant to our stockholders through www.ir.hanesbrands.com, www.hbisustains.com, our Annual Report, and this Proxy Statement.
We expect all of our directors to attend our annual meetings of stockholders. Between annual meetings, we expect our management to engage with stockholders on a regular basis at industry and financial conferences, road shows and one-on-one meetings.
On November 16, 2023, we entered into a cooperation agreement (as amended effective October 11, 2024 and January 16, 2025, the “Cooperation Agreement”) with Barington Capital Group, L.P. and certain affiliates (collectively,
26	2025 Proxy Statement

CORPORATE GOVERNANCE
“Barington”) regarding the composition of our Board of Directors, advisory services, voting and standstill agreements and related matters. The term of the Cooperation Agreement ends on November 30, 2025 (the “Cooperation Period”), unless earlier terminated. Under the Cooperation Agreement, we agreed to appoint Mr. Mehas as a new independent director upon originally entering into the Cooperation Agreement and to include him among the Company’s slate of director nominees for election at the 2024 Annual Meeting of Stockholders. During the Cooperation Period, Barington agreed to vote all of its shares of the Company’s common stock (and the shares of its affiliates):
(i)
for the election of directors nominated by the Board at the Annual Meeting;

(ii)
against any stockholder nominations for directors that are not approved and recommended by the Board for election;

(iii)
against any proposals to remove any member of the Board; and

(iv)
for all other Board-recommended proposals or business subject to stockholder action, subject to certain exceptions set forth in the Cooperation Agreement.

Barington also agreed to certain customary standstill restrictions during the Cooperation Period, including, among other things, restrictions against acquiring any shares of common stock that would result in Barington beneficially owning more than 5.0% of the Company’s outstanding common stock, soliciting proxies, making stockholder proposals and nominating directors for election to the Board.
Also under the Cooperation Agreement, Barington Companies Management, LLC agreed to serve as an advisor to the Company (the “Advisor”) during the Cooperation Period. The Advisor will provide advisory services to us from time to time regarding the Company’s business, operations, strategic and financial matters, corporate governance and the composition of the Board. The Company will pay the Advisor a fee of $20,000 per month during the time it serves as the Advisor. From and after March 31, 2025, the Advisor may, upon receipt of such written termination notice to the Company, terminate its agreement to serve as the Advisor. In accordance with the terms of the Cooperation Agreement, any termination will also result in the termination of the Cooperation Agreement upon the later of 30 days following the receipt of such written notice and the written certification of Barington’s compliance with certain confidentiality-related provisions.
BOARD STRUCTURE AND PROCESSES
Board Leadership Structure
Our Board leadership structure consists of:
William S. Simon Chairman of the Board	Stephen B. Bratspies Chief Executive Officer
FULLY INDEPENDENT AUDIT, TALENT AND COMPENSATION AND GOVERNANCE AND NOMINATING COMMITTEES
Robert F. Moran Chair of the Audit Committee	James C. Johnson Chair of the Talent and Compensation Committee	Geralyn R. Breig Chair of the Governance and Nominating Committee
Our Corporate Governance Guidelines provide that the Governance and Nominating Committee will from time to time consider whether the positions of Chairman of the Board and Chief Executive Officer should be held by the same person or by different persons. The Board believes it is in the best interests of our Company to make this determination from time
2025 Proxy Statement	27

CORPORATE GOVERNANCE
to time based on the position and direction of our Company and the constitution of the Board and management team rather than based on any self-imposed requirement, which the Board does not have. The Board determined to split the roles of Chairman and Chief Executive Officer in 2016.
Mr. Simon has served as Chairman of the Board since 2023. He has served as a Hanesbrands director since 2021. During his tenure, Mr. Simon has actively served on all three Board Committees. The Board believes that Mr. Simon brings significant experience and knowledge to the Chairman role, given his experience in the retail, apparel and consumer products industries.
As detailed in the following summary, the Chairman of the Board has many important duties and responsibilities that enhance the independent oversight of management.
The Chairman of the Board chairs all meetings of the non-management and independent directors in executive session and also has other authority and responsibilities, including:

•
presiding at all meetings of the Board

•
advising the Corporate Secretary regarding the agendas for meetings of the Board of Directors

•
calling meetings of non-management and/or independent directors, with appropriate notice

•
advising the Board on the retention of advisors and consultants who report directly to the Board of Directors

•
advising the Chief Executive Officer, as appropriate, on issues discussed at executive sessions of non-management and/or independent directors

•
with the Chair of the Talent and Compensation Committee, reviewing with the Chief Executive Officer the non-management directors’ annual evaluation of his performance

•
serving as principal liaison between the non-management and/or independent directors, as a group, and the Chief Executive Officer, as necessary

•
serving as principal liaison between the Board of Directors and our stockholders, as appropriate, after consultation with the Chief Executive Officer

•
selecting an interim chair or lead independent director to preside over meetings at which he cannot be present

Our independent directors take an active role in overseeing our management and key issues related to strategy, risk, integrity, compensation and governance. For example, only independent directors serve on the Audit Committee, Talent and Compensation Committee and Governance and Nominating Committee. Non-management and independent directors also regularly hold executive sessions outside the presence of our Chief Executive Officer and other Hanesbrands employees. If the Chairman of the Board is not an independent director, the Board will elect one of our independent directors to serve as Lead Director. The Lead Director will undertake all of the duties of the Chairman of the Board described above during any period when the Chairman of the Board is an officer or employee of the Company.
We believe our Board’s leadership structure is best suited to the needs of the Company at this time.
Board and Committee Evaluation Process
Our Corporate Governance Guidelines require the Board to annually evaluate its own performance. In addition, the charters of each of the Audit Committee, Talent and Compensation Committee and Governance and Nominating Committee require the committee to conduct an annual performance evaluation. The Board engages in a robust written self-evaluation process to discharge these obligations. From time to time, the Board may engage a third party to conduct an external Board performance evaluation. The Governance and Nominating Committee oversees the annual assessment process on behalf of the Board and the implementation of the annual assessments by the committees.
Committees of the Board of Directors
Our Board of Directors has three standing committees: the Audit Committee, the Talent and Compensation Committee and the Governance and Nominating Committee. The directors listed in the committee memberships described below, and the chairs of the Audit Committee, the Talent and Compensation Committee and the Governance and Nominating Committee, served or will serve as noted below.
28	2025 Proxy Statement

CORPORATE GOVERNANCE
AUDIT COMMITTEE

Members:
Robert F. Moran, Chair*
Geralyn R. Breig
Colin Browne
Sharilyn Gasaway
Franck J. Moison
* As of May 1, 2025, Mr. Moran’s service as chair of the Audit Committee will conclude and Ms. Gasaway’s service as chair of the Audit Committee will commence, provided that Ms. Gasaway is elected as a Director at the Annual Meeting

The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight of:
•
the integrity of our financial statements, financial reporting process and systems of internal accounting and financial controls

•
our compliance with legal and regulatory requirements

•
the independent auditors’ qualifications and independence

•
the performance of our internal audit function and independent auditor

•
the aspects of our ESG strategy designed to address risks and strategies related to environmental and sustainability initiatives

As part of these responsibilities, the Audit Committee:
•
appoints, retains and oversees the Company’s independent auditor, subject to stockholder ratification

•
preapproves all audit and non-audit engagements and related fees and terms with the Company’s independent auditor

•
oversees and reviews the performance of the Company’s internal audit function, which includes periodic meeting in executive session with the head of the Company’s internal audit function

•
reviews and discusses management’s evaluation of the adequacy of disclosure controls and procedures and internal control over financial reporting

•
reviews with the independent auditor and management all major accounting policy matters involved in the preparation of interim and annual financial reports with corporate management and any deviations from prior practice

•
reviews and discusses the Company’s annual audited financial statements and quarterly financial statements with management and the Company’s independent registered public accounting firm

•
annually recommends, based on the reviews performed by the Audit Committee, that the Board include the annual financial statements in the annual report on Form 10-K

•
reports to the Board any issues that arise with respect to the quality or integrity of the Company’s publicly reported financial statements and the Company’s compliance with legal or regulatory requirements

•
oversees, and receives frequent updates regarding, the Company’s Global Ethics and Compliance program

The Audit Committee is also responsible for discussing risk assessment and risk management policies, including significant financial risk exposures and risks, opportunities and disclosure obligations related to environmental and sustainability issues, as well as cybersecurity and other technology risks. In connection with this oversight responsibility, the Audit Committee discusses and reviews the steps management has taken to monitor, control and report such exposures.

2025 Proxy Statement	29

CORPORATE GOVERNANCE
Under SEC rules and the Audit Committee’s charter, the Audit Committee must prepare a report that is to be included in our Proxy Statement relating to the Annual Meeting of Stockholders or our Annual Report on Form 10-K. This report is provided under “Audit Committee Report” on page 36. In addition, the Audit Committee must review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor and recommend, based on its review, that the Board of Directors include the annual financial statements in our Annual Report on Form 10-K.
TALENT AND COMPENSATION COMMITTEE
Members: James C. Johnson, Chair Natasha C. Chand John G. Mehas Franck J. Moison Robert F. Moran
The Talent and Compensation Committee is responsible for assisting the Board of Directors in discharging its responsibilities relating to the compensation of our executive officers and the Chief Executive Officer performance evaluation process. The Talent and Compensation Committee prepares a report on executive compensation that is included in our Proxy Statement relating to our Annual Meeting of Stockholders. This report is provided under “Talent and Compensation Committee Report” on page 50.
The Talent and Compensation Committee is also responsible for:
•
reviewing and approving the total compensation philosophy covering our executive officers and other key executives and periodically reviewing an analysis of the competitiveness of our total compensation practices in relation to those of our peer group

•
with respect to our executive officers other than the Chief Executive Officer, reviewing and approving base salaries, target annual incentive award opportunities, the applicable standards of performance to be used in incentive compensation plans and the grant of equity incentives

•
reviewing and approving the adoption or revision of any clawback policy allowing the Company to recoup incentive compensation received by employees, and administering the policy as it applies to executive officers

•
recommending changes in non-employee director compensation to the Board of Directors

•
reviewing proposed stock incentive plans, other long-term incentive plans, stock purchase plans and other similar plans, and all proposed changes to such plans

•
oversight of human capital strategies, initiatives and programs with respect to the Company’s culture, talent, recruitment, retention and employee engagement, and targets, objectives and disclosure thereof

•
reviewing the results of any stockholder advisory votes regarding our executive compensation and recommending to the Board how to respond to such votes

•
recommending to the Board whether to have an annual, biennial or triennial advisory stockholder vote regarding executive compensation

The Chief Executive Officer’s compensation is approved by the independent members of the Board of Directors, upon the Talent and Compensation Committee’s recommendation.
For information regarding the ability of the Talent and Compensation Committee to delegate its authority, and the role of our executive officers and the Talent and Compensation Committee’s compensation consultant in determining or recommending the amount or form of executive and director compensation, see the Compensation Discussion and Analysis that begins on page 51.

30	2025 Proxy Statement

CORPORATE GOVERNANCE
Talent and Compensation Committee Interlocks and Insider Participation.   All members of the Talent and Compensation Committee during our 2024 fiscal year were, and that have been appointed for 2025 are, independent directors, and no member was an employee or former employee of Hanesbrands. No member of the Talent and Compensation Committee had a relationship that must be described under SEC rules relating to disclosure of related party transactions and no interlocking relationship existed between our Board of Directors or Talent and Compensation Committee and the board of directors or talent and compensation committee of any other company.
GOVERNANCE AND NOMINATING COMMITTEE
Members: Geralyn R. Breig, Chair Natasha C. Chand Mark A. Irvin James C. Johnson
The Governance and Nominating Committee is responsible for:
•
identifying individuals qualified to serve on the Board of Directors, consistent with criteria approved by the Board of Directors

•
recommending that the Board of Directors select a slate of director nominees for election by our stockholders at our annual meeting of stockholders, in accordance with our charter and bylaws and with Maryland law

•
recommending candidates to the Board of Directors to fill vacancies on the Board or on any committee of the Board in accordance with our charter and bylaws and with Maryland law

•
evaluating and recommending to the Board of Directors a set of corporate governance policies and guidelines to be applicable to the Company

•
re-evaluating periodically such policies and guidelines for the purpose of suggesting amendments to them as appropriate

•
overseeing and reviewing the Company’s ESG activities and programs, and reviewing our public ESG disclosures and communications

•
overseeing annual Board and committee self-evaluations in accordance with NYSE listing standards

In addition, the Governance and Nominating Committee receives updates on the Company’s sustainability and Global Ethics and Compliance programs, which includes information on our progress towards achieving our long-term sustainability goals.

For more information on the Governance and Nominating Committee, please see page 23.
2025 Proxy Statement	31

CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
How We Make Director Compensation Decisions
The Talent and Compensation Committee is responsible for recommending changes in non-employee director compensation for approval by the Board of Directors. The Talent and Compensation Committee, with the assistance of its independent compensation consultant, annually reviews information about the compensation paid to non-employee directors at our peer group companies (our peer group companies are discussed in “How the Talent and Compensation Committee uses Market Data” on page 60) and relevant market trend data. The Talent and Compensation Committee considers this information as well as the scope of responsibilities of Board and committee members in recommending to the Board of Directors changes to non-employee director compensation.
Annual Compensation
The compensation program for non-employee directors for service on our Board of Directors during 2024, which was unchanged from fiscal year 2023, was as follows:
2024 Annual Director Compensation	Additional Cash Retainers ($)
	Board Service	Chair	Member*
	Independent Chairman of the Board (Mr. Simon)	175,000
	Committees:
	• Audit(1)	25,000	5,000
	• Talent and Compensation(2)	25,000	2,500
	• Governance and Nominating(3)	25,000	2,500

*
Other than chair

(1)
The Audit Committee Chair in 2024 was Mr. Moran. The other Audit Committee members in 2024 were Ms. Breig, Mr. Browne, Ms. Gasaway and Mr. Moison.

(2)
The Talent and Compensation Committee Chair in 2024 was Mr. Johnson. The other Talent and Compensation Committee members in 2024 were Ms. Chand, Mr. Mehas, Mr. Moison, and Mr. Moran.

(3)
The Governance and Nominating Committee Chair in 2024 was Ms. Breig. The other Governance and Nominating Committee members in 2024 were Ms. Chand, Mr. Irvin and Mr. Johnson.

Ms. Gasaway, who joined our Board of Directors on July 9, 2024, received a prorated portion of the applicable cash retainers and a pro-rated equity award valued at $77,498.
The following table summarizes the compensation earned by or paid to our non-employee directors during fiscal 2024. Our Chief Executive Officer, Mr. Bratspies, did not receive any additional compensation for serving as a director.
DIRECTOR COMPENSATION — FISCAL 2024
Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
James C. Johnson	137,500	154,999	—	292,499
Robert F. Moran	137,500	154,999	—	292,499
Geralyn R. Breig	140,000	154,999	—	294,999
Franck J. Moison	117,500	154,999	—	272,499
William S. Simon	285,000	154,999	—	439,999
Mark A. Irvin	112,500	154,999	—	267,499
Colin Browne	115,000	154,999	—	269,999
Natasha C. Chand	115,000	154,999	—	269,999
32	2025 Proxy Statement

CORPORATE GOVERNANCE
Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
John G. Mehas	112,500	154,999	—	267,499
Sharilyn S. Gasaway(4)	57,500	77,498	—	134,998

(1)
Directors who join or resign from the Board or whose Committee membership changes after the start of the calendar year receive a prorated cash retainer for that calendar year based on the number of months served.

(2)
Amounts shown include deferrals to the Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan. Ms. Breig and Mr. Irvin elected to defer receipt of their 2024 stock awards into the Non-Employee Director Deferred Compensation Plan.

(3)
The amounts shown reflect the aggregate grant date fair value of 2024 restricted stock unit awards, computed in accordance with Topic 718 of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification. The assumptions we used in valuing these awards are described in Note 6, “Stock-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2024. As of December 28, 2024, non-employee directors’ holdings of outstanding restricted stock units was as follows: each of Mr. Johnson, Mr. Moran, Ms. Breig, Mr. Moison, Mr. Simon, Mr. Irvin, Mr. Browne, Ms. Chand, and Mr. Mehas, 33,477; and Ms. Gasaway, 15,019. All restricted stock units held by non-employee directors are subject to a one-year vesting period. No non-employee director holds stock options.

(4)
Ms. Gasaway was appointed to the Board effective July 9, 2024.

Director Deferred Compensation Plan
Under the Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”), a nonqualified, unfunded deferred compensation plan, our non-employee directors may defer receipt of all (but not less than all) of their cash retainers and/or awards of restricted stock units. None of the investment options available in the Director Deferred Compensation Plan provide for “above-market” or preferential earnings as defined in applicable SEC rules. The amount payable to a participant will be payable either on the distribution date elected by the participant or upon the occurrence of certain events as provided under the Director Deferred Compensation Plan.
Director Stock Ownership and Retention Guidelines
We believe that all our directors should have a significant ownership position in Hanesbrands. To this end, our non-employee directors receive a substantial portion of their compensation in the form of restricted stock units. In addition, to promote equity ownership and further align the interests of these directors with our stockholders, we have adopted stock ownership and retention guidelines for our non-employee directors. A non-employee director may not dispose of any shares of our common stock received (on a net after-tax basis) under our stock-based compensation plans until such director holds shares of common stock with a value equal to at least five times the current annual cash retainer (excluding any additional cash retainers paid for committee service or chairmanships), and may then only dispose of shares in excess of those with that value. In addition to vested shares directly held by a non-employee director, shares held for such director in the Director Deferred Compensation Plan (including hypothetical share equivalents held in that plan) will be counted for purposes of determining whether the ownership requirements are met. All of our directors are in compliance with these stock ownership and retention guidelines.
2025 Proxy Statement	33

CORPORATE GOVERNANCE
OTHER GOVERNANCE INFORMATION
Related Person Transactions
Our Board of Directors has adopted a written policy setting forth procedures to be followed in connection with the review, approval or ratification of “related person transactions.” For purposes of this policy, the phrase “related person transaction” refers to any financial transaction, arrangement or relationship where: (i) Hanesbrands or any of its subsidiaries is or will be a participant; (ii) any greater than five percent stockholder, director, nominee for director or executive officer, or any of their immediate family members or affiliated entities, either currently or at any time since the beginning of the last fiscal year, has a direct or indirect material interest; and (iii) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year.
Each director, director nominee and executive officer must promptly notify our Chief Executive Officer and our Corporate Secretary in writing of any material interest that such person or an immediate family member or affiliated entity of such person had, has or will have in a related person transaction. The Governance and Nominating Committee is responsible for the review and approval or ratification of all related person transactions involving a director, director nominee or executive officer. At the discretion of the Governance and Nominating Committee, the consideration of a related person transaction may be delegated to the full Board of Directors, another standing committee or to an ad hoc committee of the Board of Directors comprised of at least three members, none of whom has an interest in the transaction.
The Governance and Nominating Committee, or other governing body to which approval or ratification is delegated, may approve a transaction if it determines, in its business judgment, based on its review of the available information, that the transaction is fair and reasonable to us and consistent with our best interests. Factors to be considered in making a determination of fairness and reasonableness may include the business purpose of the transaction, whether the transaction is entered into on an arm’s-length basis on terms fair to us, and whether such a transaction would violate any provisions of our Global Code of Conduct.
If the Governance and Nominating Committee decides not to approve or ratify a transaction, the transaction may be referred to legal counsel for review and consultation regarding possible further action, including, but not limited to, termination of the transaction on a prospective basis, rescission of such transaction or modification of the transaction in a manner that would permit it to be ratified and approved by the Governance and Nominating Committee.
During 2024, there were no related person transactions requiring reporting under SEC rules.
Code of Ethics
Our Global Code of Conduct, which serves as our code of ethics, applies to all directors, officers, and all employees of Hanesbrands and its subsidiaries. Any waiver of applicable requirements in the Global Code of Conduct that is granted to any of our directors, to our principal executive officer, to any of our senior financial officers (including our principal financial officer, principal accounting officer or controller) or to any other person who is an executive officer of Hanesbrands requires the approval of the Audit Committee. Any such waiver of or amendment to the Global Code of Conduct will be disclosed on our corporate website, www.Hanes.com/investors or in a Current Report on Form 8-K.
Corporate Governance Documents
Copies of the written charters for the Audit Committee, Talent and Compensation Committee and Governance and Nominating Committee, as well as our Corporate Governance Guidelines, Global Code of Conduct and other corporate governance information are available on our corporate website, www.Hanes.com/investors.
34	2025 Proxy Statement

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm
Audit Information
Proposal 2 — Ratification of Appointment
of Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment (subject to ratification by the Company’s stockholders), retention, compensation, evaluation, oversight and termination of the Company’s independent auditor. The Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for our 2025 fiscal year. While not required by law, the Board of Directors is asking our stockholders to ratify the selection of PricewaterhouseCoopers as a matter of good corporate practice.
If the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for our 2025 fiscal year is not ratified by our stockholders, the adverse vote will be taken into consideration by the Audit Committee. However, even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year, if it determines that such a change would be in the best interests of the Company and our stockholders. The Audit Committee is presently conducting a request for proposal (“RFP”) process which may result in the selection of an independent registered public accounting firm from among the RFP participants (including PricewaterhouseCoopers) for purposes of our 2025 fiscal year, which determination has not yet been finalized.
PricewaterhouseCoopers has served as the Company’s independent registered public accounting firm since 2006. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether a regular rotation of our independent registered public accounting firm would be appropriate. The members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. The Audit Committee considers a number of factors in deciding whether to re-engage PricewaterhouseCoopers, including the following:

•
close alignment of PricewaterhouseCoopers’ global footprint and resources with our geographies and worldwide business activities

•
robust independence controls and objectivity

•
length of service of PricewaterhouseCoopers

•
PricewaterhouseCoopers’ high audit quality, performance, and results

•
benefits of longer-tenured auditor

•
positive reputation of PricewaterhouseCoopers

•
PricewaterhouseCoopers’ deep institutional company-industry knowledge, experience, and expertise

•
non-audit service projects performed by other multinational public accounting and auditing firms

Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting, may make a statement if they desire to do so, and will be available to respond to appropriate questions. For additional information regarding our relationship with PricewaterhouseCoopers, please refer to “Relationship with Independent Registered Public Accounting Firm” on page 37.
2025 Proxy Statement	35

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm
AUDIT COMMITTEE REPORT
Hanesbrands’ Audit Committee is composed solely of financially literate, independent directors meeting the requirements of applicable SEC rules and NYSE listing standards. The Board of Directors has determined that Mr. Moran and Ms. Gasaway possess the experience and qualifications required of an “audit committee financial expert” as defined by the rules of the SEC. No member of the Audit Committee serves on the audit committees of more than three public companies.
The key responsibilities of the Audit Committee are set forth in its charter, a copy of which is available on our corporate website, www.Hanes.com/investors (in the “Investors” section). The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight of:

•
the integrity of the Company’s financial statements, financial reporting process and systems and internal control over financial reporting

•
the Company’s compliance with legal and regulatory requirements

•
the independent auditor’s qualifications and independence

•
the performance of the Company’s internal audit function and independent auditor

Management is primarily responsible for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. PricewaterhouseCoopers, the Audit Committee-appointed independent registered public accounting firm for the Company, is responsible for expressing an opinion on the conformity of Hanesbrands’ audited financial statements for the fiscal year ended December 28, 2024 (the “2024 Financial Statements”) with accounting principles generally accepted in the United States of America. In addition, PricewaterhouseCoopers expresses its opinion on the effectiveness of Hanesbrands’ internal control over financial reporting as of December 28, 2024.
In this context, the Audit Committee:

•
reviewed and discussed with management and PricewaterhouseCoopers the 2024 Financial Statements and audit of internal control over financial reporting

•
discussed with PricewaterhouseCoopers the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board

•
received the written disclosures and the letter from PricewaterhouseCoopers required by standards of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence and discussed with PricewaterhouseCoopers their independence from Hanesbrands

•
met with the senior members of the Company’s financial management team at each regularly scheduled meeting

•
reviewed and discussed with management and PricewaterhouseCoopers the Company’s annual and quarterly reports on Form 10-K and Form 10-Q prior to filing with the SEC

•
received periodic updates from management regarding management’s process to assess the adequacy of the Company’s internal control over financial reporting and management’s assessment of the effectiveness of the Company’s internal control over financial reporting

•
reviewed and discussed with management, the internal auditors and PricewaterhouseCoopers, as appropriate, the plans for, and the scope of, the Company’s annual audit and other examinations

•
met in periodic executive sessions with certain members of management, the internal auditors and PricewaterhouseCoopers to discuss the results of their examinations, their assessments of the Company’s internal control over financial reporting and the overall integrity of the Company’s financial statements

•
reviewed and discussed with management the Company’s major financial risk exposures, the steps management has taken to monitor and control these exposures and the Company’s enterprise risk management activities generally

•
reviewed and discussed with management the overall adequacy and effectiveness of the Company’s policies with respect to risk assessment and risk management, including significant financial risk exposures and the steps management has taken to monitor, control and report such exposures

36	2025 Proxy Statement

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm
Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the 2024 Financial Statements as audited by PricewaterhouseCoopers be included in Hanesbrands’ Annual Report on Form 10-K as of and for the fiscal year ended December 28, 2024.
By the members of the
Audit Committee, consisting of:

Robert F. Moran, Chair	Geralyn R. Breig	Colin Browne	Sharilyn S. Gasaway	Franck J. Moison
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following table sets forth the fees billed to us by PricewaterhouseCoopers for services in the fiscal years ended December 28, 2024 and December 30, 2023.
	Fiscal Year Ended December 28, 2024	Fiscal Year Ended December 30, 2023
Audit fees	$7,341,693	$6,897,721
Audit-related fees	74,162	79,035
Tax fees	118,887	156,986
All other fees	2,000	2,000
Total fees	$7,536,742	$7,135,742
In the above table, in accordance with applicable SEC rules, “Audit fees” include fees billed for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of our financial statements included in our Quarterly Reports on Form 10-Q, fees billed for services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements, fees related to services rendered in connection with securities offerings, fees billed for system implementation audit procedures, fees for the audit of our internal control over financial reporting and consultations concerning financial accounting and reporting standards.
“Audit-related fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit fees.” For the fiscal years ended December 28, 2024 and December 30, 2023, these fees primarily relate to attestation services rendered in connection with regulatory filings in certain foreign jurisdictions and various other services.
“Tax fees” for the fiscal years ended December 28, 2024 and December 30, 2023 include tax consultation, preparation and compliance services for domestic and certain foreign jurisdictions and consulting related to research and development credits.
“All other fees” for the fiscal years ended December 28, 2024 and December 30, 2023 include license and subscription fees for research tools.
Our Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm. For audit services (including statutory audit engagements as required under local country laws), the independent registered public accounting firm provides management with an engagement letter outlining the scope of the audit services proposed to be performed during the year. The audit services fee proposal is approved by the Audit Committee before the audit commences. The Audit Committee may delegate the authority to pre-approve audit and non-audit engagements and the related fees and terms with the independent auditors to one or more designated members of the Audit Committee, as long as any decision made pursuant to such delegation is presented to the Audit Committee at its next regularly scheduled meeting. All audit and permissible non-audit services provided by PricewaterhouseCoopers to us during the fiscal years ended December 28, 2024 and December 30, 2023 were pre-approved by the Audit Committee.
2025 Proxy Statement	37

Proposal 3 — Advisory Vote to Approve Named Executive Officer Compensation
Proposal 3 — Advisory Vote to Approve Named
Executive Officer Compensation

As required pursuant to Section 14A of the Exchange Act, Hanesbrands’ stockholders have the opportunity to cast a non-binding, advisory “say on pay” vote to approve our named executive officer (“NEO”) compensation, as disclosed in this Proxy Statement.
This advisory vote is not intended to address any specific element of compensation; rather, it relates to the overall compensation of our NEOs, as well as the compensation philosophy, practices and policies described in this Proxy Statement. We currently hold advisory “say on pay” votes on an annual basis. Stockholders also have the opportunity to cast a non-binding, advisory “say on pay frequency” vote no less than once every six years. Based on the result of the last “say on pay frequency” vote at our 2023 Annual Meeting of Stockholders, and the Board of Directors’ recommendation on this year’s vote, we currently intend to continue holding our “say on pay” votes every year, and our next “say on pay” vote is expected to occur at our 2026 Annual Meeting of Stockholders.
We believe our executive compensation philosophy, practices and policies have three essential characteristics. They are:
• focused on aligning senior management and stockholder interests in a simple, quantifiable, and unifying manner	• necessary to attract, retain and motivate the executive team to support the attainment of our business strategy and operating imperatives	• competitive in comparison to our peer group companies
Stockholders are encouraged to review the “Compensation Discussion and Analysis” section beginning on page 51 for more information on our executive compensation program.
We are asking stockholders to approve the following advisory resolution:
“RESOLVED, that the stockholders approve the compensation of Hanesbrands’ NEOs as disclosed in the Proxy Statement for Hanesbrands’ 2025 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis and the executive compensation tables and related footnotes and narrative.”
Because this vote is advisory, it will not be binding on us or our Board of Directors. The vote will also not overrule any decision made by the Board of Directors or the Talent and Compensation Committee or create or imply any additional duty for the Board. We recognize, nonetheless, that our stockholders have a fundamental interest in Hanesbrands’ executive compensation practices. Thus, the Talent and Compensation Committee may consider the outcome of the vote when considering future executive compensation arrangements.
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Proposal 4 — Approval of the Amendment of the Hanesbrands Inc. 2020 Omnibus Incentive Plan
Proposal 4 — Approval of the Amendment of the Hanesbrands Inc. 2020 Omnibus Incentive Plan

We are asking our stockholders to approve an amendment (the “Second Amendment”) to the Hanesbrands Inc. 2020 Omnibus Incentive Plan. Our Board of Directors approved the submission of the Second Amendment to our stockholders for approval at the Annual Meeting. In this proposal, we refer to the original Hanesbrands Inc. 2020 Omnibus Incentive Plan as the “Original Plan,” and we refer to the Original Plan as amended by the First Amendment of Hanesbrands Inc. 2020 Omnibus Incentive Plan in 2023 (the “First Amendment”), as the “2020 Plan.” We refer to the Hanesbrands Inc. 2020 Omnibus Incentive Plan, as amended by the Second Amendment, as the “Amended 2020 Plan.”
Background
Our stockholders approved the Original Plan, which succeeded the Hanesbrands Inc. Omnibus Incentive Plan (as amended and restated, the “Prior Plan”), at our 2020 Annual Meeting of Stockholders. Following such approval, no future awards may be granted under the Prior Plan. At our 2023 Annual Meeting of Stockholders, our stockholders approved the First Amendment which increased the number of shares of common stock reserved for issuance under the 2020 Plan. The 2020 Plan affords the Talent and Compensation Committee (referred to in this proposal as the “Compensation Committee”) the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the Company by encouraging stock ownership among officers and other employees of the Company and its subsidiaries, certain consultants and other service providers to the Company and its subsidiaries, and non-employee directors of the Company.
You are being asked to approve the Amended 2020 Plan. Stockholder approval of the Amended 2020 Plan would primarily make available for awards under the Amended 2020 Plan an additional 16,210,000 shares of common stock, par value $0.01 per share, of the Company (“Stock”), as described below and in the Amended 2020 Plan, with such amount subject to adjustment, including under the Amended 2020 Plan’s share counting rules.
Our Board of Directors recommends that you vote to approve the Amended 2020 Plan. If the Amended 2020 Plan is approved by our stockholders at the Annual Meeting, it will be effective as of the day of the Annual Meeting, and future grants will be made on or after such date under the Amended 2020 Plan. If the Amended 2020 Plan is not approved by our stockholders, then the Second Amendment will not become effective, and the 2020 Plan will continue in accordance with its terms as previously approved by our stockholders.
The actual text of the Amended 2020 Plan is attached to this Proxy Statement as Appendix A.
Why We Recommend that You Vote for this Proposal
The Amended 2020 Plan continues to authorize the Compensation Committee to provide cash awards and equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), deferred stock units (“DSUs”), performance shares, performance cash awards, dividend equivalents, and certain other awards, including those denominated or payable in, or otherwise based on, Stock, for the purposes of (1) promoting the interests of the Company and its subsidiaries and its stockholders by strengthening the ability of the Company and its subsidiaries to attract and retain highly competent officers and other key employees, and (2) providing a means to encourage Stock ownership and proprietary interest in the Company. Some of the key features of the Amended 2020 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below.
We believe our future success continues to depend on our ability to attract, motivate, and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the Amended 2020 Plan is critical to achieving this success. We would be at a competitive disadvantage if we could not use Stock-based awards to recruit and compensate our employees and directors. The use of Stock as part of our compensation program is also important because equity-based awards continue to be an essential component of our compensation program for key employees, as they help link compensation with long-term stockholder value creation and reward participants based on service and/or performance.
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In 2020, our stockholders approved 11,000,000 shares of Stock to be used for awards under the Original Plan, plus 6,359,575 shares of Stock available for grant under the Prior Plan (but which had not yet been made subject to awards under the Prior Plan) as of April 28, 2020 (the date our stockholders approved the 2020 Plan). In 2023, our stockholders approved an additional 5,300,000 shares of Stock to be used for awards under the 2020 Plan. As of January 31, 2025, 7,573,200 shares of Stock remained available under the 2020 Plan, which amount is inclusive of shares that remained available under the Prior Plan and which became available for issuance under the 2020 Plan at the time of its approval in 2020. If the Amended 2020 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation over time, which approach may not necessarily align employee and director compensation interests with the investment interests of our stockholders. Replacing equity awards with cash also would increase cash compensation expense and deploy cash that could be better used for other purposes.
The following includes aggregated information regarding our view of the overhang and dilution associated with the Prior Plan and the 2020 Plan, and the potential dilution associated with the Amended 2020 Plan. This information is as of January 31, 2025. As of that date, there were approximately 353,080,261 shares of Stock outstanding:
Shares of Stock Subject to Outstanding Awards and Available for Future Awards:

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Total shares of Stock subject to outstanding full value awards (restricted stock units and performance share awards, with performance share awards reported at the “target” level): 9,319,117 shares (approximately 2.6% of our outstanding Stock);

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Total shares of Stock subject to outstanding stock options: 250,000 shares (approximately 0.07% of our outstanding Stock) (outstanding stock options have a weighted average exercise price of $17.18 and a weighted average remaining term of 5.5 years);

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In summary, total shares of Stock subject to outstanding awards, as described above (full value awards and stock options): 9,569,117 shares (approximately 2.7% of our outstanding Stock); and

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Total shares of Stock available for future awards under the 2020 Plan: 7,573,200 shares (approximately 2.1% of our outstanding Stock).

Proposed Shares of Stock Available for Awards under the Amended 2020 Plan:

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16,210,000 additional shares (approximately 4.6% of our outstanding Stock, which percentage reflects the simple dilution of our stockholders that would occur if the Amended 2020 Plan is approved), subject to adjustment, including under the share counting rules of the Amended 2020 Plan; and

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The total shares of Stock subject to outstanding awards described above as of January 31, 2025 (9,569,117 shares), plus the shares remaining available for future awards under the 2020 Plan as of such date (7,573,200 shares), plus the proposed additional shares available for future awards under the Amended 2020 Plan (16,210,000 shares), represent an approximate total overhang of 33,352,317 shares (approximately 9.4% of our outstanding Stock) under the Amended 2020 Plan.

Based on the closing price on the New York Stock Exchange for our Stock on January 31, 2025 of $8.12 per share, the aggregate market value as of January 31, 2025 of the new 16,210,000 shares of Stock requested under the Amended 2020 Plan was $131,625,200.
In fiscal years 2022, 2023, and 2024, we granted awards under the 2020 Plan covering approximately 2,137,493 shares, 3,687,692 shares, and 5,229,511 shares, respectively (counting performance shares at the target level). Based on our basic weighted average shares of Stock outstanding for those three fiscal years of approximately 349,970,000, 351,057,000, and 352,139,000, respectively, for the three-fiscal-year period 2022-2024, our average burn rate, not taking into account forfeitures, was 1.1% (our individual fiscal years’ burn rates were 0.6% for fiscal 2022, 1.1% for fiscal 2023, and 1.5% for fiscal 2024).
In determining the number of shares to request for approval under the Amended 2020 Plan, our management team worked with the Compensation Committee and Frederic W. Cook & Co., or “FW Cook,” to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Amended 2020 Plan.
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If the Amended 2020 Plan is approved, we intend to utilize the shares authorized under the Amended 2020 Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the Amended 2020 Plan will last for about four years, based on our historic grant rates, target performance metric achievement, and the approximate current Stock price, but could last for a different period of time if actual practice does not match recent rates or our performance metric achievement or our Stock price changes materially. As noted below, our Compensation Committee would retain full discretion under the Amended 2020 Plan to determine the number and amount of awards to be granted under the Amended 2020 Plan, subject to the terms of the Amended 2020 Plan, and future benefits that may be received by participants under the 2020 Plan are not determinable at this time.
We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute stockholders’ equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above.
In evaluating this proposal, stockholders should consider all of the information in this proposal and this Proxy Statement.
Material Changes From the 2020 Plan
The Amended 2020 Plan increases the number of shares of Stock available for awards under the 2020 Plan by 16,210,000 shares and correspondingly increases the limit on shares that may be issued or transferred upon the exercise of incentive stock options granted under the 2020 Plan by 16,210,000 shares. We are not seeking to make any other material changes to the terms of the 2020 Plan.
Other Amended 2020 Plan Highlights
Reasonable Amended 2020 Plan Limits.   Subject to adjustment as described in the Amended 2020 Plan, awards under the Amended 2020 Plan are limited to (1) 32,510,000 shares of Stock (11,000,000 of which were originally approved by our stockholders at the 2020 Annual Meeting of Stockholders, 5,300,000 of which were approved by our stockholders at the 2023 Annual Meeting of Stockholders, and 16,210,000 of which are newly provided for under the Amended 2020 Plan), plus (2) the number of shares of Stock available for grant under the Prior Plan (but which had not yet been made subject to awards under the Prior Plan) as of April 28, 2020 (the date our stockholders approved the 2020 Plan). Any Stock issued under the Amended 2020 Plan may be either authorized and unissued Stock or issued Stock reacquired by the Company.
The Amended 2020 Plan also provides that, subject as applicable to adjustment as provided in the Amended 2020 Plan, the aggregate number of shares of Stock actually issued or transferred upon the exercise of stock options intended to meet the requirements of Section 422 of the Internal Revenue Code (“Incentive Stock Options”) will not exceed 32,510,000 shares of Stock.
Limited Share Recycling Provisions.   Subject to certain exceptions described in the Amended 2020 Plan, if any award granted under the Amended 2020 Plan or the Prior Plan (in whole or in part) is canceled or forfeited, expires, is terminated, is settled for cash, or is unearned, the Stock associated with the cancelled, forfeited, expired, terminated, cash-settled or unearned portion of the award will again be available under the Amended 2020 Plan. The following shares of Stock will not be added (or added back, as applicable) to the aggregate share limit under the Amended 2020 Plan: (1) shares withheld by us, tendered or otherwise used in payment of the exercise price of a stock option granted under the Amended 2020 Plan; (2) shares withheld by the Company, tendered or otherwise used to satisfy tax withholding; (3) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options granted under the Amended 2020 Plan; and (4) shares subject to a Stock-settled SAR that are not actually issued in connection with the settlement of the SAR on exercise.
Minimum Vesting Period.   Awards granted under the Amended 2020 Plan will vest no earlier than after a minimum one-year vesting period or one-year performance period, as applicable. However, an aggregate of up to 5% of the Stock available for awards under the Amended 2020 Plan, as may be adjusted under the Amended 2020 Plan’s terms, may be used for awards that do not at grant comply with such minimum vesting provisions. Notwithstanding the foregoing, the Compensation Committee may (1) provide for continued vesting or accelerated vesting for any award under the
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Amended 2020 Plan upon certain events, including in connection with or following a participant’s death, disability, or termination of service or a change in control, or (2) exercise its acceleration authority (as described below) following the grant of an award.
Non-Employee Director Compensation Limit.   The Amended 2020 Plan provides that no non-employee director of the Company in any one calendar year will be granted compensation for such service having an aggregate maximum value (measured at the date of grant as applicable and calculating the value of any Amended 2020 Plan awards based on the grant date fair value for financial reporting purposes) in excess of $1,000,000.
No Repricing Without Stockholder Approval.   Outside of certain corporate transactions or adjustment events described in the Amended 2020 Plan or in connection with a “change in control,” the exercise or base price of stock options and SARs cannot be reduced, nor can “underwater” stock options or SARs be cancelled in exchange for cash, replaced with stock options or SARs with a lower exercise or base price, or replaced with other awards, without stockholder approval under the Amended 2020 Plan. The Amended 2020 Plan provides that these repricing restrictions will not be amended without stockholder approval.
Change in Control Definition.   The Amended 2020 Plan includes a stockholder-favorable definition of “change in control,” which is described below.
Exercise or Base Price Limitation.   The Amended 2020 Plan also provides that, except with respect to certain converted, assumed or substituted awards as described in the Amended 2020 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a share of Stock on the date of grant.
Dividends and Dividend Equivalents.   The Compensation Committee may provide that any awards under the Amended 2020 Plan other than stock options or SARs earn dividends or dividend equivalents and interest on such dividends or dividend equivalents. However, any such dividends or dividend equivalents (and any related interest) will be deferred until, and paid contingent upon, the vesting of the related award (or portion thereof) to which they relate. Stock options and SARs granted under the Amended 2020 Plan may not provide for dividends or dividend equivalents.
Summary of Other Material Terms of the Amended 2020 Plan
Eligible Participants.   Eligible participants include all employees of the Company and its subsidiaries (including any person who has agreed to commence serving in such capacity within 90 days of the grant of the award), non-employee directors of the Company, and other persons, including consultants, who provide services to the Company or a subsidiary that are equivalent to those typically provided by an employee (in each case, other than individuals who do not satisfy the Form S-8 definition of an “employee” or are located in a country in which the Stock or the Amended 2020 Plan have not been registered in accordance with applicable requirements). The Compensation Committee has the authority to select participants and to determine the type and amount of their awards under the Amended 2020 Plan. As of December 28, 2024, there were approximately 41,000 employees and no consultants of the Company and its subsidiaries, and we have ten non-employee directors. In fiscal 2024, participants in the 2020 Plan consisted of approximately 86 employees, all ten of our current non-employee directors, and no consultants. The basis for participation in the Amended 2020 Plan is selection for participation by the Amended 2020 Plan administrator.
Types of Awards.   The following types of awards may be made pursuant to the Amended 2020 Plan:

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Stock Options.   The Compensation Committee will be authorized to grant stock options which may be either Incentive Stock Options or nonqualified stock options. The exercise price of any stock option must be no less than the fair market value of the shares on the date of the grant, unless it is a substituted, assumed or converted stock option as described in the Amended 2020 Plan. At the time of grant, the Compensation Committee in its sole discretion will determine when stock options are exercisable and when they expire, except that the term of a stock option cannot exceed ten years. Payment for shares purchased upon exercise of a stock option must be made in full at the time of exercise, and may be made by cash payment (or equivalent), certification of ownership of previously acquired Stock, a Stock swap, cashless exercise through a broker, net exercise (with the Company retaining a number of shares otherwise issuable upon exercise having a value equal to the exercise price), or such other method as the Compensation Committee deems appropriate. The Amended 2020 Plan provides for the automatic exercise of any option that is vested and in the money on the expiration date.

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Stock Appreciation Rights.   A stock appreciation right, or “SAR,” is a right, denominated in shares, to receive, upon exercise of the right, shares, cash or a combination thereof, in an amount that is equal in value to the excess of: (i) the fair market value of the shares with respect to which the award is exercised over (ii) the exercise price. The Compensation Committee will have the authority to grant SARs and to determine the number of shares subject to each SAR, the time or times at which the SAR may be exercised and all other terms and conditions of the SAR, except that: (i) the exercise price must be no less than the fair market value of the shares on the date of grant, unless it is a substituted, assumed or converted SAR as described in the Amended 2020 Plan; and (ii) the term of a SAR cannot exceed ten years from the grant date. The Compensation Committee also may, in its discretion, substitute SARs which can be settled only in Stock for outstanding stock options at any time. The terms and conditions of any substitute SAR shall be substantially the same as those applicable to the stock option that it replaces and the term of the substitute SAR shall not exceed the term of the stock option that it replaces. The Amended 2020 Plan provides for the automatic exercise of any SAR that is vested and in the money on the expiration date.

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Restricted Stock, RSUs and Deferred Stock Units.   Restricted stock consists of shares of Stock that we transfer or sell to a participant subject to a vesting condition specified by the Compensation Committee in an award in accordance with the terms of the Amended 2020 Plan. RSUs are restricted stock units that provide a participant with the right to receive Stock (or cash) at a date on or after vesting in accordance with the terms of the grant and/or upon the attainment of performance criteria specified by the Compensation Committee in the award in accordance with the terms of the Amended 2020 Plan. Restricted stock and RSU awards will be subject to such restrictions as the Compensation Committee determines, including (but not limited to) any of the following: (1) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; (2) a requirement that the holder forfeit (or, where the awards are sold to the participant, resell to the Company at cost) such Stock or RSUs in the event of termination of employment during the period of restriction; and (3) the attainment of performance criteria. Deferred stock units, or “DSUs,” are vested units providing a participant with the right to receive shares (or cash) in lieu of other compensation at termination of employment or a specific future date, and may include rights under a Company deferred compensation plan to receive shares in lieu of previously-earned cash compensation. The Compensation Committee will be authorized to determine the eligible participants to whom, and the time or times at which, grants of restricted stock, RSUs or DSUs will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate and all other terms and conditions of the grants.

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Performance Shares.   A participant who is granted performance shares has the right to receive shares, cash equal to the fair market value of such shares, or a combination of shares and cash at a future date, subject to the attainment of performance goals and other terms and conditions specified by the Compensation Committee.

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Performance Cash Awards.   A participant who is granted a performance cash award has the right to receive a payment in cash (or an equivalent value in Stock, as determined by the Compensation Committee and set forth in the evidence of award) on terms and conditions specified by the Compensation Committee. The Compensation Committee may substitute shares of Stock for the cash payment otherwise required to be made pursuant to a performance cash award.

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Other Awards.   Subject to applicable law and applicable share limits under the Amended 2020 Plan, the Compensation Committee may grant to any participant Stock or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of such Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for shares of Stock, awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates or other business units or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of the Stock or the value of securities of, or the performance of the subsidiaries, affiliates or other business units of the Company. The terms and conditions of any such awards will be determined by the Compensation Committee. Stock delivered under such an award in the nature of a purchase right granted under the Amended 2020 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Stock, other awards, notes or other property, as the Compensation Committee determines. In addition, the Compensation Committee may grant cash awards as an element of or supplement to any other awards granted under the Amended 2020 Plan. The Compensation Committee may also authorize the grant of Stock as a bonus or may authorize the grant of Other Awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the Amended 2020 Plan or under other plans or compensatory arrangements, subject to terms determined by the Compensation Committee in a manner that complies with Section 409A of the Code.

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Payment of awards under the Amended 2020 Plan may be in the form of cash, Stock, other awards or combinations thereof as the Compensation Committee determines. No participant will have any rights as a stockholder of the Company with respect to any Stock subject to awards granted to him under the Amended 2020 Plan prior to the date as of which he or she is actually recorded as the holder of such Stock upon the share records of the Company.
Performance Goals.   Awards under the Amended 2020 Plan may be made subject to the attainment of performance criteria, which are measurable performance objectives that may be based on factors including, but not limited to, any of the following (or an equivalent metric): revenue; revenue growth; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating income; pre- or after-tax income; net operating profit after taxes; economic value added; ratio of operating earnings to capital spending; cash flow (before or after dividends); cash flow per share (before or after dividends); net earnings; net sales; sales growth; share price performance; return on assets or net assets; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; total stockholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels, gross profit margin, operating profit margin, net income margin and leverage ratio. Performance criteria that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be financial metrics based on, or able to be derived from, GAAP, and may be adjusted when established (or at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP.
If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance criteria unsuitable, the Compensation Committee may in its discretion modify such performance criteria or the goals or actual levels of achievement regarding the performance criteria, in whole or in part, as the Compensation Committee deems appropriate and equitable.
Notwithstanding attainment of any performance criteria, the Compensation Committee may adjust the number of shares issued under a performance share award or the amount to be paid under a performance cash award on the basis of such further consideration as the Compensation Committee in its sole discretion shall determine.
Clawback and Forfeiture.   Unless otherwise determined by the Compensation Committee, awards granted under the Amended 2020 Plan will be subject to the Company’s clawback policy as in effect on the original effective date of the 2020 Plan, as the same may be amended from time to time. Awards may also be subject to any other clawback policy of the Company or other provisions as the Compensation Committee determines appropriate, and related events, including, among other things, provisions intended to comply with federal or state securities laws and stock exchange requirements (including under Section 10D of the Exchange Act), understandings or conditions as to the participant’s employment, requirements or inducements for continued ownership of Stock after exercise or vesting of awards, forfeiture or clawback of awards or any shares of Stock issued under and/or any other benefit related to an award, termination of employment shortly after exercise or vesting, breach of noncompetition or confidentiality agreements following termination of employment, other detrimental activity before or after employment, or other provisions intended to have a similar effect.
Administration.   The Amended 2020 Plan will generally be administered by the Compensation Committee. The Compensation Committee may from time to time delegate all or any part of its authority under the Amended 2020 Plan to a subcommittee. To the extent permitted by applicable law, the Compensation Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the Company, such administrative duties or powers as it deems advisable (including but not limited to duties to determine a participant’s eligibility for benefits and powers to establish rules, procedures and requirements necessary or appropriate to carry out the terms of the Amended 2020 Plan). To the extent permitted by law, the Compensation Committee or the Board of Directors may authorize one or more officers of the Company to select employees to participate in the Amended 2020 Plan and to determine the number and type of awards to be granted to such participants, except with respect to awards to officers subject to Section 16 of the Exchange Act or to non-employee directors of the Company.
The Compensation Committee has the authority to interpret the Amended 2020 Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Amended 2020 Plan. The determinations of the Compensation Committee pursuant to its authority under the Amended 2020 Plan shall be conclusive and binding.
Amendment and Termination.   Our Board of Directors or the Compensation Committee will have the right and power to amend or terminate the Amended 2020 Plan; however, unless expressly provided in an award or in the Amended 2020
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Plan, neither the Board of Directors nor the Compensation Committee may amend the Amended 2020 Plan in a manner which would materially reduce the amount of an existing award or materially and adversely change the terms and conditions thereof without the participant’s consent. However, the Compensation Committee may unilaterally substitute SARs which can be settled only in Stock for outstanding stock options, require an award to be deferred as provided in the Amended 2020 Plan, or amend or terminate an award to comply with changes in law. In addition, stockholder approval will be obtained for any amendment to the Amended 2020 Plan if required by law, regulation or listing rules. No award may be made under the Amended 2020 Plan more than 10 years after the original effective date of the 2020 Plan.
If permitted by Section 409A of the Code and subject to certain other limitations set forth in the Amended 2020 Plan, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the Compensation Committee may provide for continued vesting or accelerate the vesting of certain awards granted under the Amended 2020 Plan or waive any other limitation or requirement under any such award.
Change in Control.   The treatment of outstanding awards upon the occurrence of a change in control shall be determined by the Compensation Committee. In general, except as may be otherwise prescribed by the Compensation Committee in an evidence of award, a change in control will be deemed to have occurred upon the occurrence (after the original effective date of the 2020 Plan) of any of the following events (subject to certain exceptions and limitations as further described in the Amended 2020 Plan): (1)the acquisition by any person, directly or indirectly, of at least 20% of the combined voting power of our outstanding securities; (2) the consummation of certain reorganizations, mergers and consolidations involving us; (3) the consummation of the sale or other disposition of all or substantially all of our assets; (4) the consummation of a plan of complete liquidation or dissolution; or (5) a majority of our Board of Directors is made up of directors who are not “Initial Directors,” meaning directors who were members of the Board of Directors on the original effective date of the 2020 Plan or were elected or nominated by a majority of the Initial Directors then on the Board of Directors, as described in the Amended 2020 Plan.
Adjustments.   The Compensation Committee will make or provide for such adjustments in: (1) the number of and kind of shares of Stock covered by outstanding awards granted under the Amended 2020 Plan; (2) if applicable, the number of and kind of shares of Stock covered by Other Awards granted pursuant to the Amended 2020 Plan; (3) the exercise price or base price provided in outstanding stock options and SARs, respectively; (4) performance cash awards; and (5) other award terms, as the Compensation Committee in its sole discretion, exercised in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.
In the event of any such transaction or event, or in the event of a change in control of the Company, the Compensation Committee may provide in substitution for any or all outstanding awards under the Amended 2020 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the Company, the Compensation Committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Compensation Committee will make or provide for such adjustments to the numbers of shares of Stock available under the Amended 2020 Plan and the share limits of the Amended 2020 Plan as the Compensation Committee in its sole discretion may in good faith determine to be appropriate to reflect such transaction or event. However, any adjustment to the limit on the number of shares of Stock that may be issued upon exercise of Incentive Stock Options will be made only if and to the extent such adjustment would not cause any stock option intended to qualify as an Incentive Stock Option to fail to so qualify.
Substitution and Assumption of Awards.   Without affecting the number of shares reserved or available under the Amended 2020 Plan (to the extent permitted under applicable stock exchange rules), either the Board of Directors or the Compensation Committee may authorize the issuance of awards under the Amended 2020 Plan in connection with the assumption of, conversion of, or substitution for, outstanding awards previously granted to individuals who become our employees or employees of any of our subsidiaries as the result of any merger, consolidation, acquisition of property or stock or reorganization, upon such terms and conditions as it deems appropriate. The awards so granted may reflect the
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original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of the Amended 2020 Plan, and may account for Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the applicable transaction.
Assumed Plans.   If a company acquired by or combined with the Company or a subsidiary has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the stockholders in such transaction) may be used for awards under the Amended 2020 Plan, and will not reduce the shares authorized under the Amended 2020 Plan. Any such awards may not, however, be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and may be made only to individuals who were not employees or directors of Hanesbrands or a subsidiary prior to such acquisition or combination. No shares of Stock subject to an award that is granted by or becomes an obligation of the Company as described in this paragraph will be added (or added back) the number of shares available under the Amended 2020 Plan.
Nontransferability.   Except as otherwise determined by the Compensation Committee in the case of stock options, and subject to compliance with Section 409A of the Code, each award granted under the Amended 2020 Plan shall not be transferable other than by will or the laws of descent and distribution, and each stock option and SAR shall be exercisable during the participant’s lifetime only by the participant or, in the event of disability, by the participant’s personal representative. In no event will any such award granted under this Amended 2020 Plan be transferred for value. In the event of the death of a participant, exercise of any award or payment with respect to any award shall be made only by or to the beneficiary, executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the award will pass by will or the laws of descent and distribution.
Tax Withholding.   To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the Amended 2020 Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of Stock, unless otherwise determined by the Compensation Committee, such withholding requirement will be satisfied by retention by the Company of a portion of the Stock to be delivered to the participant. The Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such Stock on the date the benefit is to be included in participant’s income. In no event will the fair market value of the Stock to be withheld and delivered pursuant to the Amended 2020 Plan exceed the minimum amount required to be withheld, unless (1) an additional amount can be withheld and not result in adverse accounting consequences and (2) such additional withholding amount is authorized by the Compensation Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Stock acquired upon the exercise of stock options.
New Plan Benefits
It is not possible to determine the specific amounts and types of benefits that may be awarded in the future under the Amended 2020 Plan because the grant and actual payout of awards under the Amended 2020 Plan are subject to the discretion of the plan administrator.
Certain Federal Income Tax Consequences
The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Amended 2020 Plan based on federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for Amended 2020 Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.
Nonqualified Stock Options:   There are generally no income tax consequences for us or the option holder upon the grant of either an incentive stock option or a nonqualified stock option. In general, when a nonqualified stock option is exercised,
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Proposal 4 — Approval of the Amendment of the Hanesbrands Inc. 2020 Omnibus Incentive Plan
the participant will recognize ordinary income equal to the excess of the fair market value of the shares of Stock for which the option is exercised on the date of exercise over the aggregate exercise price. Upon the sale of shares acquired from exercising an option, the participant will realize a capital gain (or loss) equal to the difference between the proceeds received and the fair market value of the shares on the date of exercise. The capital gain (or loss) will be a long-term capital gain (or loss) if the participant held the shares for more than a year after the exercise of the option, or otherwise a short-term capital gain (or loss).
Incentive Stock Options:   In general, when an incentive stock option is exercised, the option holder does not recognize income. If the participant holds the shares acquired upon exercise for at least two years after the grant date and at least one year after exercise, the participant’s gain, if any, upon a subsequent disposition of such shares will be long-term capital gain. (Conversely, a loss will be a long-term capital loss.) The measure of the gain (or loss) is the difference between the proceeds received on disposition and the participant’s basis in the shares. In general, the participant’s basis equals the exercise price.
If a participant disposes of shares acquired by exercising an incentive stock option before satisfying the one and two-year holding periods described above (a “disqualifying disposition”), then:

•
If the proceeds received exceed the exercise price, the participant will (i) realize ordinary income equal to the excess, if any, of the lesser of the proceeds received or the fair market value of the shares on the date of exercise over the exercise price, and (ii) realize capital gain equal to the excess, if any, of the proceeds received over the fair market value of the shares on the date of exercise; or

•
If the proceeds received are less than the exercise price of the incentive stock option, the participant will realize a capital loss equal to the excess of the exercise price over the proceeds received.

Stock Appreciation Rights:   When a SAR is granted, there are no income tax consequences for us or the recipient. When a SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Stock received on exercise.
Restricted Stock:   The federal income tax consequences of a grant of restricted stock depend on whether the participant elects to be taxed at the time of grant (an “83(b) election,” named for Section 83(b) of the Code). If the participant does not make an 83(b) election, the participant will not realize taxable income at the time of grant. When the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code, the participant will realize ordinary income equal to the fair market value of the restricted stock at that time. If the participant timely makes an 83(b) election, the participant will realize ordinary income at the time of grant in an amount equal to the fair market value of the shares at that time, determined without regard to any of the restrictions. If shares are forfeited before the restrictions lapse, the participant will not be entitled to a deduction or any other adjustment. If an 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code generally will be treated as compensation that is taxable as ordinary income to the participant.
Upon the sale of restricted stock, the participant will realize a capital gain or loss equal to the difference between the sale proceeds and the income previously realized with respect to the shares. The capital gain (or loss) will be a long-term capital gain (or loss) if the participant held the shares for more than one year after realizing income attributable to the shares, or otherwise a short-term capital gain (or loss).
Restricted Stock Units, Performance Shares, Performance Cash, and Other Awards:   In general, restricted stock units, performance shares, performance cash and other Stock awards will not have tax consequences for us or the recipient at the time of grant. Income will be realized when the awards vest and are paid in cash or shares of Stock. At that time, the participant will realize ordinary income equal to the fair market value of the shares or cash paid to the participant.
Upon the sale of shares received in settlement of restricted stock units, performance shares and other Stock awards, the participant will realize a capital gain or loss equal to the difference between the sale proceeds and income previously realized with respect to the shares. The capital gain (or loss) will be a long-term capital gain (or loss) if the participant held the shares for more than one year after realizing income attributable to the shares, or otherwise a short-term capital gain (or loss).
Tax Consequences to the Company and Subsidiaries.   To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be
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Proposal 4 — Approval of the Amendment of the Hanesbrands Inc. 2020 Omnibus Incentive Plan
entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.
Awards Granted to Certain Persons
The table below shows the number of awards granted under the 2020 Plan to the named executive officers and the other individuals and groups indicated below since its inception through January 31, 2025.
HANESBRANDS INC. 2020 OMNIBUS PLAN
Name and Position / Group	Number of Shares of Stock Subject to RSUs	Number of Shares of Stock Subject to Stock Options	Number of Shares of Stock Subject to Performance Shares Awards
Named Executive Officers:
Stephen B. Bratspies, Chief Executive Officer	1,983,579	—	2,435,844
M. Scott Lewis, Chief Financial Officer & Chief Accounting Officer	323,119	—	379,433
Joseph W. Cavaliere, President, Innerwear – Global	502,858	—	655,177
Vanessa LeFebvre, Former President, Activewear – Global	224,348	—	238,295
Michael E. Faircloth, Group President, Global Operations	347,157	—	450,936
Kristin L. Oliver, EVP, Chief Human Resources Officer and Chief Legal Officer	295,124	—	356,449
All current executive officers, as a group	3,811,345	—	4,760,722
All current non-employee directors as a group	858,227	—	—
Each nominee for election as a director(1)	858,227	—	—
Each associate of any of the foregoing	—	—	—
Each other person who received at least 5% of all awards	—	—	—
All employees, including all current officers who are not executive officers, as a group	3,704,658	—	3,581,493

(1)
Mr. Bratspies’ awards are disclosed above in this table and are not included in this row. The amount in this row consists of the following numbers of shares subject to RSUs granted to each other director nominee: 113,167 shares to Ms. Breig; 52,107 shares to Mr. Browne; 52,107 shares to Ms. Chand; 33,649 shares to Ms. Gasaway; 77,122 shares to Mr. Irvin; 131,039 shares to Mr. Johnson; 52,107 shares to Mr. Mehas; 130,919 shares to Mr. Moison; 131,039 shares to Mr. Moran; and 84,971 shares to Mr. Simon. Because each of these individuals is also serving on the Board as of January 31, 2025, these amounts are duplicative of the amount in the prior row of this table.

Registration with the SEC
We intend to file a Registration Statement on Form S-8 relating to the issuance of Stock under the Amended 2020 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amended 2020 Plan by our stockholders.
Vote Required for Approval
The approval of the Second Amendment requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the proposal.
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Proposal 4 — Approval of the Amendment of the Hanesbrands Inc. 2020 Omnibus Incentive Plan
Equity Compensation Plan Information
The following table provides information about our equity compensation plans as of December 28, 2024:
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(1)
	(amounts in thousands, except per share data)
Plan Category
Equity compensation plans approved by security holders	7,665	$0.56	17,245
Equity compensation plans not approved by security holders	—	—	—
Total	7,665	$0.56	17,245

(1)
The amount appearing under “Number of securities remaining available for future issuance under equity compensation plans” includes 11,785 shares available under the Hanesbrands Inc. Omnibus Incentive Plan (As Amended and Restated) and 5,460 shares available under the Hanesbrands Inc. Employee Stock Purchase Plan of 2006.

(2)
As of December 28, 2024, we had 250 outstanding options, warrants and rights that could be exercised for consideration. The weighted average exercise price of outstanding options, warrants and rights excluding those that can be exercised for no consideration is $17.18.

2025 Proxy Statement	49

Talent and Compensation Committee Report
Talent and Compensation Committee Report

The Talent and Compensation Committee reviews and approves Company compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and discussion, the Talent and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and Hanesbrands’ Annual Report on Form 10-K for the fiscal year ended December 28, 2024.
By the members of the
Talent and Compensation Committee, consisting of:

James C. Johnson, Chair	Natasha C. Chand	John G. Mehas	Franck J. Moison	Robert F. Moran
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Compensation Discussion and Analysis
2025 Proxy Statement	51

Compensation Discussion and Analysis
Compensation Discussion and Analysis
WHAT YOU WILL FIND IN THIS COMPENSATION DISCUSSION AND ANALYSIS
Page

Executive Summary
We highlight the key items that are discussed in this Compensation Discussion and Analysis including our business strategies and priorities, as well as fiscal 2024 performance, leadership changes, and program updates.
Executive Compensation Philosophy & Framework
We describe the overarching structure of our executive compensation program and the objectives and principles that guide our compensation decisions.
Elements of Fiscal 2024 Compensation
We outline the key elements of our NEOs’ compensation for fiscal 2024 and the mix of compensation elements making up the total target direct compensation for the NEOs.
Fiscal 2024 Performance Metrics
We detail the performance metrics selected by the Committee for 2024 awards under our Annual Incentive Plan (“AIP”) and Long-Term Incentive Plan (“LTIP”), and how those metrics align with stockholder interests.
Fiscal 2024 Executive Compensation
We discuss how the Committee makes compensation decisions, including the use of market data, metrics, and targets, and then provide details on the Committee’s decisions with respect to each element of compensation for fiscal 2024 (including why significant compensation decisions were made), which places in context the information contained in the executive compensation tables that follow the Compensation Discussion and Analysis. We also provide information about post-employment compensation and certain benefit plans available to our NEOs.
Additional Information on Executive Compensation
We provide additional information about our executive compensation program, including the results of our 2024 “say on pay” vote, and other compensation-related policies and practices.
53 55 56 58 59 72
This Compensation Discussion and Analysis focuses primarily on the compensation for our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers in 2024:
Stephen B. Bratspies
Chief Executive Officer
M. Scott Lewis
Chief Financial Officer and Chief Accounting Officer
Joseph W. Cavaliere
President, Innerwear–Global
Michael E. Faircloth
EVP, President, Global Operations
Kristin L. Oliver
EVP, Chief HR Officer and Chief Legal Officer
This Compensation Discussion and Analysis also describes the compensation of our former President, Activewear–Global, Vanessa LeFebvre, whose employment with the Company ceased on September 30, 2024, concurrent with the closing of our divestiture of the Champion business. Collectively, these executive officers are referred to as our “NEOs.”

Unless the context otherwise requires, references in this Compensation Discussion and Analysis to the “Committee” refer to the Talent and Compensation Committee of our Board of Directors.
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Compensation Discussion and Analysis
EXECUTIVE SUMMARY
Business Strategies and Priorities
We make everyday apparel that is known and loved by consumers around the world for comfort, style, quality, innovation, and value. We employ approximately 41,000 associates and operate in approximately 22 countries, and we have built a strong reputation for ethical business practices.
The cornerstone of our portfolio is Hanes, which is the top-selling and most widely recognized apparel brand in the United States and which reaches nine out of ten U.S. households. Hanes has one of the broadest distribution footprints in the industry, and the brand continues to be driven by innovations which resonate with consumers. Our other iconic brands also have strong consumer positioning. Bonds is Australia’s largest and most well-known innerwear brand, holding the number one position in men’s underwear, women’s panties, children’s underwear and socks categories. Maidenform is America’s number one shapewear brand. Bali offers a range of bras, panties and shapewear sold in the department store channel.
Our business strategy integrates our brand superiority, industry-leading innovation and low-cost global supply chain to provide higher value products while lowering production costs. Our growth plan is designed to continue expansion of our innerwear business by delivering consumer-driven innovation, attracting younger consumers, growing retail space, and leveraging opportunities for expansion into adjacent categories; to drive margin expansion through cost savings initiatives, including efficiency improvements and reducing fixed costs; to utilize our global go-to-market capabilities to capture demand wherever consumers want to shop; and to continue investing in our brands.
Fiscal 2024 Performance*

•
Our fourth-quarter and full-year 2024 year-end results exceeded expectations:

◦
Sales trends improved each quarter, and net sales for the fourth quarter of $888 million increased 4.5% over prior year, or 3.8% on an organic constant currency basis

◦
Adjusted gross margin for 2024 was 41.4%, an increase of 580 basis points compared to prior year

◦
Adjusted operating margin for 2024 was 11.8%, an increase of 390 basis points compared to prior year

◦
Adjusted earnings per share was $0.40 for full-year 2024, an increase of 635% over prior year

◦
Cash flow from operations was $264 million in 2024

•
We paid down more than $1 billion of debt, which was enabled by the net proceeds from the Champion divestiture and strong cash generation. The reduction of debt and profit growth combined to lower our balance sheet leverage by nearly two turns on a net debt-to-adjusted EBITDA basis

•
We gained market share in our U.S. innerwear business in 2024. These gains were driven primarily by key consumer-led innovations, including Hanes Absolute Socks, Hanes Moves, Hanes Supersoft and Bali Breathe, which also drove a 3% increase in fourth-quarter U.S. net sales over prior year

•
Inventory at the end of fourth-quarter 2024 decreased 9% year-over-year, which was driven predominantly by the benefits of our inventory management capabilities, lower input costs and improving sales trends

*Please refer to Appendix B for reconciliations of non-GAAP financial measures.
Fiscal 2024 Compensation Program Updates
There was no increase to the total target direct compensation of our Chief Executive Officer for fiscal year 2024.
As further explained below, Hanesbrands updated its executive compensation program for fiscal year 2024. The changes were intended to incentivize management to focus in the areas that the Board determined would result in meaningful near-term performance and drive long-term shareholder value, including margin expansion, cash flow generation, and debt reduction. The compensation program updates include the following:
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Compensation Discussion and Analysis

•
For the fiscal 2024 AIP,

◦
we increased the weighting for each of the net organic sales and adjusted operating income metrics from 40% to 50% to increase focus in these areas and eliminated the net inventory performance metric (previously weighted at 20%) due to the significant progress in this area in the prior year, as well as management’s current plans for go-forward inventory discipline;

◦
we added a modifier related to debt leverage (+/- 20%), given the importance of debt reduction to the Company, which replaced the modifier related to inclusion and representation (+/- 5%) as the Company has made meaningful progress in this area;

◦
we restored the maximum payout based on financial metrics to 200% of target as the Company’s performance goals returned to growth excluding Champion+ and increased the maximum payout including the debt leverage modifier to 240% of target to provide a strong incentive to execute on the net organic sales and adjusted operating income goals, while generating cash to reduce our debt and drive shareholder value; and

◦
we limited total payout to a maximum of 100% of target if the threshold goal with respect to adjusted operating income is not achieved.

•
For the fiscal 2024 LTIP, we increased the portion of the awards that consisted of performance shares (“PSAs”) from 50% to 60% to increase the alignment between pay and performance, and correspondingly decreased the portion of the awards that consisted of restricted stock units (“RSUs”) from 50% to 40%; and

•
For fiscal 2024 PSAs, we eliminated the adjusted earnings per share metric, maintained the operating cash flow metric, and added average adjusted operating margin and relative total shareholder return (“TSR”) metrics. The PSA metrics provide long-term focus on margin expansion through innovation, continued cost management and supply chain optimization, which are key strategic priorities beyond 2024, and incorporation of relative TSR goals strengthens alignment with stockholder interests. Performance will be measured on a three-year cumulative or average basis, as applicable, for each metric. If the Company’s three-year absolute TSR is negative, then the payout for the relative TSR component is limited to 100% of target. The peer group used in calculating TSR consists of the companies in the S&P 1500 Apparel, Accessories & Luxury Goods Index.

Our Company’s fiscal 2024 performance resulted in a payout of 165.34% of target for the fiscal 2024 AIP, driven by the Company’s achievement of the maximum goal with respect to adjusted operating income and the maximum modification of +20% with respect to the debt leverage modifier. Additionally, for fiscal 2024, as the final year of the three-year performance period for the fiscal 2022 PSAs, the Company’s achievement was 100% of target, and the final achievement for the fiscal 2022 PSA awards was 66.67% of target, which was determined by averaging the annual achievement level of each of the three fiscal years in the performance period. For more information on our fiscal 2024 AIP results and our fiscal 2022 PSA awards achievement, please see “2024 AIP Goals and Results” on page 66 and “Prior Years’ Performance Share Awards” on page 68.
Fiscal 2024 & 2025 Leadership Changes
Effective as of the closing of our divestiture of the Champion business, on September 30, 2024, Ms. LeFebvre ceased employment with the Company. For information regarding the compensation and benefits that Ms. LeFebvre received in connection with her departure, see “Post-Employment Compensation” on page 69.
As previously disclosed, Mr. Bratspies is expected to depart the Company at the end of 2025. The Company currently expects that Mr. Bratspies will continue serving as Chief Executive Officer of the Company until a successor Chief Executive Officer is appointed and assumes the role, at which time Mr. Bratspies is expected to transition to a non-executive employee advisor role until December 31, 2025 to facilitate a smooth and orderly transition of his responsibilities. During his service as an employee advisor, Mr. Bratspies’ base salary and target bonus opportunity will remain the same as those in effect immediately prior to the transition. Mr. Bratspies’ termination of employment at the end of 2025 is expected to qualify as an involuntary termination without cause by the Company under his pre-existing Severance/Change in Control Agreement. Accordingly, subject to his execution of an effective release of claims against the Company, Mr. Bratspies would receive severance benefits that are materially consistent with the benefits described in the footnotes to the
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Compensation Discussion and Analysis
“Termination or Change in Control Payments” chart on page 82. Mr. Bratspies’ equity awards will remain subject to the pre-existing terms of the applicable award agreements.
Executive Compensation Philosophy and Framework
At Hanesbrands, we emphasize a “pay-for-performance” culture, linking a substantial percentage of an executive’s compensation to our performance and stockholders’ value growth. Specifically:

•
We provide annual incentives designed to reward our NEOs for the attainment of short-term goals, and long-term incentives designed to reward increasing stockholder value over the long term.

•
Performance-based and at-risk compensation represents approximately 88% of our Chief Executive Officer’s total target direct compensation, reflecting the position’s highest level of accountability and responsibility for results and approximately 75% of the average total target direct compensation for our other NEOs, as further described in this Compensation Discussion and Analysis.

•
In keeping with our pay-for-performance culture, we expect our NEOs to deliver overall results that exceed performance targets to receive above median market compensation. Below target performance is expected to result in below median market compensation.

•
Our compensation program is designed to reward exceptional and sustained performance. By combining a three-year vesting period for most equity awards with policies prohibiting hedging or pledging of our shares, a substantial portion of the value of our executives’ compensation package is tied to changes in our stock price, and therefore is at-risk, for a significant period of time. In addition, all performance-based long-term incentive awards are subject to a three-year performance period. The Committee believes this design provides an effective way to link executive compensation to long-term stockholder returns.

•
Outstanding equity awards are subject to “double-trigger” accelerated vesting in connection with a change in control, under which the vesting of awards will accelerate only if there is a qualifying termination of employment within two years after the change in control or if the surviving entity does not provide qualifying replacement awards.

•
We maintain an executive compensation clawback policy as required pursuant to the listing standards of NYSE, Section 10D of the Exchange Act and Rule 10D-1 under the Exchange Act (the “Dodd-Frank Clawback Policy”). Our Dodd-Frank Clawback Policy generally provides that we will recover excess incentive-based compensation from covered officers (including the NEOs) in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. We also maintain a supplemental clawback policy that gives us discretion in the event of an accounting restatement to claw back certain compensation that is not covered by the Dodd-Frank Clawback Policy. Additionally, the terms of both our cash- and equity-based incentive compensation plans permit the recovery of incentive awards if a participant violates our Global Code of Conduct or engages in other activities harmful to the interests of the Company.

2025 Proxy Statement	55

Compensation Discussion and Analysis
Elements of Fiscal 2024 Compensation
Our NEOs’ total direct compensation for fiscal 2024 consisted principally of the following elements:
Compensation Element	Key Features	Objectives
Base Salary	• Fixed compensation component • Reflects the individual responsibilities, performance and experience of each NEO	• Provides a foundation of cash compensation for the fulfilment of fundamental job responsibilities
Annual Incentive Plan (“AIP”) Awards	• Performance-based cash compensation • Payout determined based on Company performance against pre-established targets	• Motivates performance by linking compensation to the achievement of key annual objectives
Long-Term Incentive Program (“LTIP”) Awards
•
Performance-based and at-risk, time-vested compensation

•
PSAs (60% of LTIP opportunity)

•
Vesting on the third anniversary of the grant date

•
Number of shares earned may range from 0% to 200% of the number of units granted based on fiscal 2024-2026 Company performance against pre-established targets

•
RSUs (40% of LTIP opportunity)

•
Ratable vesting over a three-year service period

• Encourages behavior that enhances the long-term growth, profitability and financial success of the Company, aligns executives’ interests with our stockholders and supports retention objectives
We also provide health, welfare and retirement plans that promote employee wellness and support employees in attaining financial security, as well as severance benefits under limited circumstances. These severance benefits, which provide our NEOs with income protection in the event employment is terminated without cause or terminated in certain situations following a change in control, support our executive retention goals and encourage our NEOs’ independence and objectivity in considering potential change in control transactions. See “Post-Employment Compensation” on page 69 for additional details.
Fiscal 2024 Compensation Mix
The mix of compensation elements that we offer is intended to further our goals of:

•
achieving key annual results and strategic long-term business objectives

•
encouraging retention of key leaders to deliver near-term priorities and longer-term shareholder value

•
using an appropriate mix of cash and equity

•
emphasizing a “pay-for-performance” culture

•
effectively managing the cost of pay programs

•
providing a balanced total compensation program to help ensure senior management is not encouraged to take unnecessary and excessive risks that may harm the Company

Our emphasis on performance-based and at-risk pay is reflected in the following chart, which illustrates the fiscal 2024 total target direct compensation mix for our Chief Executive Officer and the average fiscal 2024 total target direct compensation mix for our other NEOs.
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Compensation Discussion and Analysis
FISCAL 2024 TOTAL TARGET DIRECT COMPENSATION
The percentage of our Chief Executive Officer’s performance-based and at-risk compensation (88%) is the highest of our NEOs, reflecting the position’s highest level of responsibility and accountability for results. Performance-based and at-risk compensation comprises 75% of the average total target direct compensation of our other NEOs. Because the value of such compensation depends on Hanesbrands’ achievement of key annual results and strategic long-term business objectives and/or is tied to changes in our stock price, the compensation actually realized by our NEOs upon payout or vesting could be higher or lower than targeted levels.
The chart below sets forth the percentage of the CEO’s fiscal 2024 total direct compensation allocable to each compensation element (base salary, AIP, LTIP) assuming threshold, target, and maximum levels of performance with respect to his AIP and LTIP awards.
CEO POTENTIAL COMPENSATION SCENARIOS (PERCENTAGE OF TOTAL COMPENSATION)

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Compensation Discussion and Analysis
Fiscal 2024 Performance Metrics
The fiscal 2024 AIP performance metrics for our NEOs, as approved by the Committee, consisted of net organic sales (weighted 50%) and adjusted operating income (weighted 50%). Net organic sales are defined as net sales excluding those derived from businesses acquired and businesses held for sale during fiscal 2024. Adjusted operating income is defined as operating income, excluding certain unusual or nonrecurring items and as adjusted to exclude the impact of businesses acquired and businesses held for sale during fiscal 2024. In order to support our goals, amounts earned based on net organic sales and adjusted operating income are subject to modification under the AIP (+/- 20%) based on changes to our debt leverage, which is the ratio of net debt to adjusted EBITDA (and which is fully defined as the Company’s Consolidated Net Total Leverage Ratio in the Company’s Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended). Notwithstanding the above, the Committee provided that the maximum payout under the AIP would be 100% of the target opportunity in the event the threshold goals with respect to adjusted operating income were not achieved.
The Committee selected these metrics because they are aligned with areas of strategic focus, key drivers of long-term sustainable stockholder value creation and fundamental elements of consistent, stable and profitable growth.
ANNUAL INCENTIVE PLAN (AIP) METRICS:

Awards to our continuing NEOs under our fiscal 2024 LTIP program, as approved by the Committee, consisted of both RSUs and PSAs, targeted at 40% and 60% of the total LTIP opportunity, respectively. The RSUs generally vest 33%, 33% and 34% on the first, second and third anniversaries of the grant date, respectively. The PSAs are subject to a three-year performance period, and the performance metrics for the PSAs include three-year average adjusted operating margin (weighted 40%), three-year cumulative cash flow from operations (weighted 40%), and three-year cumulative relative total shareholder return (“3-Year rTSR”) (weighted 20%). Adjusted operating margin is defined as operating profit divided by net sales, excluding actions and the tax effect on actions and excluding certain unusual or nonrecurring items and as adjusted to exclude the impact of businesses held for sale. Cash flow from operations is defined as cash generated by operating activities. 3-Year rTSR is determined relative to companies in the S&P 1500 Apparel, Accessories & Luxury Goods Index at the beginning and the end the performance period. The PSAs will vest (subject to achievement of the applicable performance goals) on the last business day of February 2027. The Committee selected cash flow from operations, adjusted operating margin, and 3-Year rTSR as the performance metrics for the 2024 LTIP because the Committee believes these metrics have the ability to align the performance of our continuing NEOs with stockholder value by incorporating aspects of growth, quality of sales and capital efficiency. In addition, the Committee believes strong cash flow from operations can enhance stockholder value in numerous ways, including strategic investment, dividends and stock repurchases, and debt reduction.
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Compensation Discussion and Analysis
LONG-TERM INCENTIVE PLAN (LTIP) METRICS:

Fiscal 2024 Executive Compensation
Best Practices in Executive Compensation
Hanesbrands’ executive compensation practices include a number of features we believe reflect responsible compensation and governance practices and promote the interests of stockholders.
What we do:	What we don’t do:

•
Emphasize pay-for-performance with a balance of short- and long-term incentives, using an array of key performance metrics, with a strong emphasis on financial performance

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Cap AIP and PSA payouts

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Align executive compensation with stockholder returns through equity ownership requirements and equity-based awards, including PSA awards with a relative TSR metric

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Require “double trigger” for severance and accelerated vesting of equity awards pursuant to change-in-control agreements with our NEOs

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Maintain robust clawback provisions for cash and equity performance-based compensation

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Retain an independent compensation consultant to the Committee

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Hold annual “Say-on-Pay” advisory votes for stockholders

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No repricing or replacing of underwater stock options or stock appreciation rights without stockholder approval

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No overlapping performance metrics for AIP and PSA awards

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No employment agreements for our NEOs

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No tax gross-up payments (other than due on relocation reimbursements as provided under a broad-based program)

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No hedging or pledging of Hanesbrands stock by NEOs

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No automatic vesting of equity awards upon a change in control

How We Make Executive Compensation Decisions
The Committee, advised by its independent compensation consultant, is responsible for overseeing and approving the executive compensation program for the Company’s executive officers, including our NEOs. Pursuant to its charter, the Committee may delegate any of its responsibilities, along with the authority to act in relation to such responsibilities, to one or more subcommittees. However, the Committee made no such delegation in fiscal 2024.
FW Cook serves as the Committee’s executive compensation consultant. FW Cook reports directly to the Committee, and the Committee has the sole authority to terminate or replace FW Cook at any time. FW Cook assists in the development of compensation programs for our executive officers and our non-employee directors by providing compensation information from our peer group companies (which are described in “How the Talent and Compensation Committee uses Market Data” below), relevant market trend data, information on current issues in the regulatory and economic
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Compensation Discussion and Analysis
environment, recommendations for program design and best practices, corporate governance guidance and assistance with transaction-related compensation matters, including with respect to the Champion divestiture.
The Committee realizes that it is essential to receive objective advice from its compensation advisors. Prior to the retention of a compensation consultant or any other external advisor, and from time to time as the Committee deems appropriate, the Committee assesses the independence of the advisor from management, taking into consideration all factors relevant to the advisor’s independence, including the factors specified in NYSE listing standards. The Committee assessed the independence of FW Cook based on these criteria and concluded that FW Cook is sufficiently independent from management and that FW Cook’s work for the Committee does not raise any conflict of interest.
At the direction of the Committee, our management works with FW Cook to prepare information about the compensation competitiveness of our executive officers. Our Chief Executive Officer uses this information to make recommendations to the Committee regarding compensation of these officers, other than himself, and FW Cook provides guidance to the Committee about those recommendations. FW Cook also makes independent recommendations to the Committee regarding the compensation of our Chief Executive Officer without the involvement of management. The Committee uses this information and considers these recommendations in making decisions about executive compensation for all our executive officers. All decisions regarding compensation of executive officers (other than our Chief Executive Officer) are made solely by the Committee. The Chief Executive Officer’s compensation is approved by the independent members of the Board of Directors, after reviewing the Committee’s recommendation.
In making compensation decisions, the Committee:
How the Talent and Compensation Committee Uses Market Data
To determine what constitutes a “competitive” compensation package, the Committee considers total target direct compensation; the allocation among the various elements of compensation at our peer group companies; and general industry pay levels as gathered from publicly available survey sources. The Committee does not view this market data as a prescriptive determinant of individual compensation. Rather, it is used by the Committee as a general guide in its decisions on the amount and mix of total target direct compensation. Ultimately, NEO compensation is based on the Committee’s judgment, considering factors described elsewhere in this Compensation Discussion and Analysis that are particular to Hanesbrands and our NEOs, including, most importantly, Company and individual performance.
The Committee, with assistance from FW Cook, establishes the Company’s peer group that is used for market comparison purposes.
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Compensation Discussion and Analysis

We seek to identify peer group companies:

1. that have comparable business models and strategy;
2. with whom we compete for talent, capital and customers; and
3. that are of a similar size and complexity.

In selecting new peer companies and evaluating the continued inclusion of current peers, the Compensation Committee also considers companies:

In apparel and/or other general consumer product (non-durable goods) industries

With multiple distribution channels, such as wholesale, retail and e-commerce

Of a similar revenue size, market capitalization and margins

That consider us to be a peer for compensation purposes, plus the peer companies identified by our apparel peer companies

Used by us for financial comparison purposes

Proxy Advisors

Used in proxy advisory firm peer groups for purposes of the chief executive officer pay-for-performance test

Considering these parameters, for purposes of fiscal 2024 compensation decisions, the Committee determined it was appropriate to remove Burlington Stores Inc. and add Kontoor Brands Inc. Thus, the peer group used by the Committee for purposes of determining fiscal 2024 compensation consisted of the following 17 companies:
Fiscal 2024 Peer Group
• American Eagle Outfitters, Inc.	• Gildan Activewear, Inc.	• Ralph Lauren Corporation
• Bath and Body Works, Inc.	• Kontoor Brands Inc.	• Tapestry, Inc.
• Capri Holdings Ltd.	• Levi Strauss & Co.	• The Gap, Inc.
• Carter’s, Inc.	• Lululemon Athletica Inc.	• Under Armour, Inc.
• Foot Locker, Inc.	• Newell Brands Inc.	• V.F. Corporation
	• PVH Corp.	• Victoria’s Secret & Co.
Based on information available in July 2023, when the peer group market data was considered, the annual revenues of the peer companies were within a reasonable range of Hanesbrands.
Elements of Fiscal 2024 Executive Compensation
Total Target Direct Compensation
Using the methodology discussed under “How We Make Executive Compensation Decisions” on page 59, the Committee determined the total target direct compensation levels of our NEOs for fiscal 2024, as well as the relative mix of base salary, AIP opportunity and LTIP opportunity for those executives. In addition, the Committee approved the following with respect to our NEOs’ compensation levels for fiscal 2024:
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Compensation Discussion and Analysis

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No increase was made to the total target direct compensation of the Chief Executive Officer for fiscal 2024.

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Mr. Cavaliere’s base salary was increased by 8.7% to $815,000, effective March 1, 2024, to align more closely with the market for equivalent positions.

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Ms. Oliver’s base salary was increased by 5.9% to $630,000, effective January 1, 2024, to align more closely with the market for equivalent positions and to reflect the additional responsibilities she undertook by assuming the role of Interim Chief Legal Officer.

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Mr. Faircloth’s compensation was increased effective July 22, 2024 to align more closely with the market for equivalent positions. His 2024 target AIP opportunity was increased from 75% to 100% of his base salary. His base salary was increased by 27% to $800,000 and his 2024 target LTIP opportunity was increased by 8.7% to $1,500,000. In connection with the increase to Mr. Faircloth’s LTIP target, the Committee approved an additional grant of PSAs and RSUs to Mr. Faircloth that was intended to deliver the incremental value that Mr. Faircloth would have received had his LTIP target for 2024 been equal to $1,441,000 (i.e., his pro-rated LTIP target for 2024 based on the periods before and after the increase).

The amounts approved for 2024 for the NEOs are set forth below:
NEO	2024 Base Salary Rate ($)	2024 AIP Target ($)	2024 LTIP Target ($)	2024 Total Target Direct Compensation ($)
Stephen B. Bratspies	$1,250,000	$2,000,000 (160% of base salary)	$7,750,000	$11,000,000
M. Scott Lewis	750,000	750,000 (100% of base salary)	1,500,000	3,000,000
Joseph W. Cavaliere(1)	815,000	804,167 (100% of base salary)	2,200,000	3,819,167
Michael E. Faircloth(2)	800,000	705,191 (100% of base salary)	1,441,000	2,946,191
Kristin L. Oliver(1)	630,000	630,000 (100% of base salary)	1,250,000	2,510,000
Vanessa LeFebvre	750,000	750,000 (100% of base salary)	1,250,000	2,750,000

(1)
As noted above, Mr. Cavaliere’s base salary was increased by 8.7% to $815,000, effective March 1, 2024, and Ms. Oliver’s base salary was increased by 5.9% to $630,000, effective January 1, 2024, to align more closely with the market for equivalent positions (and, for Ms. Oliver, to reflect the additional responsibilities she undertook by assuming the role of Interim Chief Legal Officer). The target 2024 AIP opportunities set forth in the table above reflect their actual base salary earned for fiscal 2024.

(2)
As noted above, on July 22, 2024, Mr. Faircloth’s 2024 AIP target was increased from 75% to 100% of his base salary during fiscal 2024, and his base salary was increased by 27% to align more closely with the market for equivalent positions. The target 2024 AIP opportunities set forth in the table above reflect his actual base salary earned for fiscal 2024. His LTIP was also increased effective as of the same date, and he received an additional grant of RSUs and PSAs in July 2024 to reflect his increased target value.

Metrics and Targets for our Compensation Program
A significant portion of the compensation that our NEOs may earn is subject to the achievement of Company-wide performance metrics. We believe that the performance of our NEOs is best viewed through their contributions to long-term stockholder value as reflected by achievement of performance metrics that our Committee believes to be drivers of our strategic business plans and stockholder returns. We use quantifiable performance metrics that are easily calculated and easily understood and that reinforce teamwork and internal alignment.
For fiscal 2024, the elements of our executive compensation program subject to the achievement of performance metrics consisted of:
• the AIP • the PSA portion of LTIP compensation
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Compensation Discussion and Analysis
PERCENTAGE PAYOUT OF TARGET INCENTIVE COMPENSATION

AIP
Generally, executive officers can earn AIP awards equal to 25% of their targeted amount for performance at the threshold level, 100% of their targeted amount for performance at the target level and 200% of their targeted amount for performance at or above the maximum level. No AIP award is payable with respect to a performance metric if performance is below the threshold level for that metric. The achievement level for each individual AIP metric continues to be calculated with maximum payout of 200% of target; however, total AIP payout is capped at the target amount (100%) to the extent the threshold goals with respect to adjusted operating income are not achieved. AIP awards are payable on a straight-line basis for performance between the threshold level and the target level, as well as between the target level and the maximum level, including with respect to the debt leverage modifier. The debt leverage modifier adjusts AIP payout (+/- 20%), with the maximum adjustment resulting in a maximum potential payout of 240% of target.
PSA Portion of LTIP
Generally, executive officers can earn PSAs equal to 25% of their targeted amount for performance at the threshold level, 100% of their targeted amount for performance at the target level and 200% of their targeted amount for performance at or above the maximum level. No PSAs are payable with respect to a performance metric if performance is below the threshold level for that metric, and PSAs are capped at 200% of the target amount. PSAs are payable on a straight-line basis for performance between the threshold level and the target level, as well as between the target level and the maximum level. However, as further described below, if our absolute total shareholder return for the performance period is negative, the payout earned for the 3-Year rTSR component is capped at 100% of the targeted amount, regardless of our percentile ranking relative to the comparator group.
In keeping with our pay for performance culture, we expect our NEOs to deliver overall results that exceed the target level of performance in order to receive above median market compensation. Performance below the target level of performance is expected to result in below median market compensation.
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Compensation Discussion and Analysis
CEO POTENTIAL COMPENSATION SCENARIOS (COMPARISON TO PEER GROUP)

The amounts earned by our NEOs under the performance-based elements of our compensation program are based solely on our performance against pre-established metrics. The Committee selects metrics that it considers to be key performance drivers that are important to our stockholders and aligned with our long-term business strategy, supplementing those metrics from time to time as the Committee deems necessary.
Base Salary
We pay base salary to attract talented executives and to provide a fixed base of cash compensation for fulfilment of fundamental job responsibilities. The base salaries for our NEOs are determined based on their experience and the scope of their responsibilities, both on an individual basis and in relation to the experience and scope of responsibilities of other executives. The Committee also considers the practices of the companies in our peer group in setting our NEOs’ base salaries. These factors result in different compensation levels among the NEOs. Base salaries are adjusted periodically (but generally not every year) as part of the Committee’s annual review of total target direct compensation to reflect individual responsibilities, performance and experience, as well as market compensation levels. Mr. Faircloth, Mr. Cavaliere and Ms. Oliver each received a base salary increase in 2024, which was intended to better align their compensation with the market for comparable positions, and in the case of Ms. Oliver, to also reflect the additional responsibilities she undertook by assuming the role of Interim Chief Legal Officer.
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Compensation Discussion and Analysis
Annual Base Salary
Name	Year	Base Salary Rate
Stephen B. Bratspies	2024	$1,250,000
	2023	$1,250,000
M. Scott Lewis*	2024	$750,000
	2023	$887,922
Joseph W. Cavaliere**	2024	$815,000
	2023	$750,000
Vanessa LeFebvre***	2024	$750,000
	2023	$750,000
Michael E. Faircloth****	2024	$800,000
	2023	$630,000
Kristin L. Oliver	2024	$630,000
	2023	$595,000

*
Mr. Lewis’ initial base salary rate for fiscal 2023 was $386,000. In connection with Mr. Lewis’ service as Interim Chief Financial Officer, he received a base salary increase of $62,500 per month from February 1, 2023 through July 9, 2023. Upon his appointment as Chief Financial Officer as announced July 11, 2023, Mr. Lewis’ base salary was set at $750,000 per year. The amount included for 2023 in the table above for Mr. Lewis reflects his base salary actually earned for fiscal 2023.

**
The amount included for 2024 in the table above for Mr. Cavaliere reflects his new base salary rate, which took effect on March 1, 2024.

***
The amount included for 2024 in the table above for Ms. LeFebvre reflects her base salary rate, as in effect prior to her departure on September 30, 2024, without pro-ration.

****
The amount included for 2024 in the table above for Mr. Faircloth reflects his new base salary rate, which took effect on July 22, 2024.

Annual Incentive Plan (AIP)
The AIP is designed to motivate performance by linking a portion of our NEOs’ compensation to the achievement of key annual results. As discussed in “Fiscal 2024 Performance Metrics” on page 58, the performance metrics for the AIP for fiscal 2024 were net organic sales (weighted at 50%) and adjusted operating income (weighted at 50%), with debt leverage as a 20% modifier. The performance metrics for the AIP in fiscal 2023 also included net organic sales (weighted at 40%) and adjusted operating income (weighted at 40%), as well as net inventory (weighted at 20%). For fiscal 2024, the Committee determined it was appropriate to maintain the net organic sales and adjusted operating income metrics and increase the weighting of each to 50% because it believes these metrics are aligned with areas of strategic focus, key drivers of long-term sustainable stockholder value creation and fundamental elements of consistent, stable and profitable growth. The Committee determined it was appropriate to eliminate the net inventory goal and the inclusion and representation modifier in favor of a debt leverage modifier given the importance of debt reduction to the Company and the fact that the Company has made meaningful progress with respect to its net inventory and inclusion and representation goals; as noted in the Company’s 2024 Proxy Statement, the Company reduced inventory in 2023 by 31% compared to prior year.
The 2024 goals for each metric were established based on the Company’s annual business plan, which the Committee viewed as challenging yet achievable. In connection with its initial approval of these goals in March 2024, the Committee acknowledged that the Company was undergoing a strategic evaluation process with respect to the Champion business and provided that the performance goals for the AIP would be automatically adjusted in the event of corresponding updates to the annual business plan. The Company subsequently updated the continuing operations targets in its annual business plan in light of its divestiture of the Champion business, resulting in a corresponding adjustment to the performance goals for the AIP. The goals set forth below for net organic sales and adjusted operating income reflect such automatic adjustments.
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Compensation Discussion and Analysis
2024 AIP Goals and Results
Metric	Weighting	Threshold (25% Payout)	Target (100% Payout)	Maximum (200% Payout)	FY2024 Results	Metric Achievement (% of Target)	Weighted Metric Achievement (% of Target)
Net Organic Sales ($MM)	50%	$3,387	$3,565	$3,743	$3,507	75.6%	37.78%
Adjusted Operating Income ($MM)	50%	$339	$377	$415	$415	200%	100%
Initial Total Weighted Achievement (% of Target)							137.78%
Debt Leverage Modifier		4.3x (20% reduction in Payout)	3.8x (no modification)	3.4x (20% increase in Payout)	3.37x	+20%
Final Weighted Achievement (% of Target)							165.34%
In addition, as the above chart indicates, the Committee applies a modifier pursuant to which the Committee adjusts the payout under the AIP (+/- 20%) based on our debt leverage. The debt leverage goals were not impacted by the annual business plan updates and therefore were not adjusted in connection with the Champion divestiture. Linear interpolation is used to calculate the applicable payout (or modification) percentage with respect to achievement for a metric that is between (1) threshold and target payout levels or (2) target and maximum payout levels (including with respect to the debt leverage modifier). The Committee provided that the maximum payout under the AIP would be 100% of the target opportunity in the event the threshold goals with respect to adjusted operating income were not achieved.
The target payout levels for each NEO under the AIP, excluding application of the debt leverage modifier, as well as the actual payout amounts, are set forth below:
Name	Target	Actual
Stephen B. Bratspies	$2,000,000	$3,306,739
M. Scott Lewis	$750,000	$1,240,027
Joseph W. Cavaliere(1)	$804,167	$1,329,585
Vanessa LeFebvre(2)	$750,000	$930,020
Michael E. Faircloth(1)	$705,191	$1,165,940
Kristin L. Oliver	$630,000	$1,041,623

(1)
The target value included in the table above for Mr. Cavaliere and Mr. Faircloth was determined based on their actual base salary earned for fiscal 2024.

(2)
The target value included in the table above for Ms. LeFebvre reflects target amount based on her full pre-departure 2024 base salary, but her reduced payout reflects adjustments to account for her mid-year departure on September 30, 2024.

Other Cash Compensation
In November 2022, given certain personnel changes within the Company’s finance department and the value to the Company and its stockholders of ensuring Mr. Lewis’s continued employment, the Committee approved the grant of a cash retention award to Mr. Lewis in the amount of $772,000, payable in two installments. Pursuant to the retention award agreement between the Company and Mr. Lewis, payment of the retention award is contingent upon Mr. Lewis’s continuation of employment with the Company during the retention period, which runs through October 2025. The Company paid the first installment of $386,000 to Mr. Lewis in October 2024. The second and final installment of $386,000 is payable to Mr. Lewis in October 2025.
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Compensation Discussion and Analysis
Long-Term Incentive Program (LTIP)
The Committee currently uses equity grants as the primary means of providing long-term incentives to our NEOs. These LTIP awards are designed to encourage behaviors that drive the long-term growth, profitability and financial success of the Company, align executives’ interests with our stockholders and support retention objectives.
For fiscal 2024, two types of LTIP grants were awarded to our continuing NEOs:
• Performance Share Awards (PSAs) • Time-vested Restricted Stock Unit Awards (RSUs)
For fiscal 2024, 60% of the targeted value of the LTIP opportunity consisted of PSAs and 40% of the targeted value consisted of RSUs. However, the actual value realized by our continuing NEOs as a result of their fiscal 2024 LTIP grants (if any) will depend on our stock price on the vesting date of each award, as well as financial performance results for the PSA awards.
Using the methodology discussed under “How We Make Executive Compensation Decisions” on page 59, the Committee determined the targeted value of the LTIP opportunity for each our NEOs for fiscal 2024, which is set forth in the chart below (along with a comparison to such targeted values for each NEO in 2023):
NEO	2024 LTIP Target ($)	2023 LTIP Target ($)
Stephen B. Bratspies	7,750,000	7,750,000
M. Scott Lewis	1,500,000	1,500,000
Joseph W. Cavaliere	2,200,000	2,200,000
Vanessa LeFebvre	1,250,000	1,250,000
Michael E. Faircloth	1,441,000	1,382,000
Kristin L. Oliver	1,250,000	1,059,000
Performance Share Awards
PSAs give our continuing NEOs the opportunity to earn shares of Hanesbrands common stock for performance achieved over a multi-year performance cycle. PSAs provide long-term incentive compensation with the objectives of providing a focus on long-term value and increasing stock ownership. PSAs are designed to align the interests of our NEOs with those of stockholders by encouraging the executives to enhance the value of Hanesbrands stock and improve the performance of selected metrics. In addition, the multi-year performance cycle is designed to create an incentive for individual executives to remain with the Company.
Under the terms of the PSAs, our continuing NEOs can earn from 0% to 200% of the target number of PSAs granted. The PSAs cliff vest on the last business day of February following the completion of the performance period, to the extent earned. Dividend equivalents are paid in cash (after vesting) on the shares actually earned under the PSAs.
Grant of Fiscal 2024-2026 Performance Share Awards
The metrics for our PSA awards granted in 2023 were adjusted earnings per share growth and cash flow from operations growth (equally weighted). In 2024, the Committee determined it was appropriate to maintain a cash flow from operations goal because it believes strong cash flow from operations can enhance stockholder value in numerous ways, including strategic investment, dividends and stock repurchases, and debt reduction. It also eliminated the adjusted earnings per share growth metric in favor of 3-year goals related to adjusted operating margin and rTSR because the Committee believes these metrics have the ability to align the performance of our continuing NEOs with stockholder value by incorporating aspects of growth, quality of sales and capital efficiency.
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Compensation Discussion and Analysis
In line with the above, the Committee established goals using the following metrics and weightings for the fiscal 2024-2026 PSA awards:
Metric	Weighting
Cash Flow from Operations (3-Year Cumulative) ($MM)	40%
Adjusted Operating Margin (3-Year Average)	40%
3-Year rTSR (3-Year Cumulative)	20%
Performance during the fiscal 2024-2026 award cycle is measured based on goals established at the beginning of the performance period and determined based on cumulative results for rTSR, and average results for cash flow from operations and adjusted operating margin, for the three years in the performance period. If our absolute total shareholder return for the performance period is negative, the payout percentage with respect to the 3-Year rTSR metric will be capped at 100% of target, regardless of our percentile ranking among the S&P 1500 Apparent, Accessories & Luxury Goods Index companies. For each metric, payout will be at 25% of target for threshold achievement, 100% of target for target achievement, and 200% of target for maximum achievement. Threshold, target, and maximum goals for these metrics reflect adjustments as a result of the Company’s updated continuing operations targets in its business plan in light of the Champion divestiture, consistent with the original design approved by the Committee in March 2024.
Restricted Stock Units
RSUs consist of awards of the right to receive stock as determined by the Committee at the end of a specified restricted period, subject generally to continued employment. The value of the RSUs granted to our NEOs is tied to changes in our stock price and reinforces alignment with stockholder interests. The RSUs vest ratably in annual installments over three years. Dividend equivalents are paid on RSUs in cash at the time of vesting of the underlying RSUs. Effective January 1, 2023, interest is no longer credited on accrued dividend equivalents for any LTIP awards.
Additional 2024 LTIP Awards for Mr. Faircloth
In connection with the increase to his LTIP target opportunity in July 2024, Mr. Faircloth received additional grants of RSUs and PSAs. The RSUs generally vest in substantially equal installments on the first three anniversaries of the grant date, and the PSAs generally vest on the third anniversary of the grant date, generally subject to the same performance conditions as the regular 2024 PSA awards (as described above).
Prior Years’ Performance Share Awards
PSAs awarded to our participating NEOs in fiscal 2022 could be earned based on three-year average achievement with respect to cash flow from operations goals and adjusted earnings per share (“adjusted EPS”) goals, which were equally weighted, as set forth in the table below. For this purpose, adjusted EPS is defined as diluted earnings per share from continuing operations, excluding actions and the tax effect on actions and excluding certain unusual or nonrecurring items and as adjusted to exclude the impact of businesses held for sale. The annual growth goals set forth below reflect those originally approved by the Committee at the time these awards were granted; however, the adjusted EPS result for 2023 (against which the 2024 results were measured to calculate the final year growth percentage for such metric) was adjusted as a result of the Champion divestiture, consistent with the adjusted EPS definition above. Such PSAs vested at 66.67% of target as a result of our achievement of the applicable performance goals during the 2022-2024 performance period, as illustrated in the table below. Messrs. Bratspies, Lewis, Cavaliere and Faircloth, and Ms. Oliver, vested in these awards on February 28, 2025. In connection with her departure, Ms. LeFebvre vested in her 2022 PSAs at the “target” level on September 30, 2024.
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Compensation Discussion and Analysis
Metric	Weighting	Threshold (25% Payout)	Target (100% Payout)	Maximum (200% Payout)
Cash Flow from Operations (% growth over prior year)	50%	1.0%	10.0%	20.0%
	Performance Year	Achievement	Payout%
	2022	(158%)	0%
	2023	257%	200%
	2024	(53%)	0%
	Cash Flow from Operations Payout%		66.67%	0%
Adjusted EPS* (% growth over prior year)	50%	0.5%	4.5%	9.0%
	Performance Year	Achievement	Payout%
	2022	(46%)	0%
	2023	(94%)	0%
	2024	567%	200%
	Adjusted EPS Payout%		66.67%
	Final Payout%		66.67%
PSAs awarded to our participating NEOs in fiscal 2023 and fiscal 2024 (other than those granted to Ms. LeFebvre) remain outstanding. If earned, these awards will vest on the last business day of February 2026 and February 2027, respectively, and the number of shares of common stock that will vest will range from 0% to 200% of the number of shares granted based on our achievement of pre-established performance metrics for the fiscal applicable performance period. In connection with her departure, Ms. LeFebvre vested in her 2023 and 2024 PSAs at the “target” level on September 30, 2024.
Post-Employment Compensation
Our NEOs are eligible to receive post-employment compensation pursuant to the Hanesbrands Inc. Legacy Pension Plan (the “Pension Plan”) and/or our defined contribution retirement program, which consists of the Hanesbrands Inc. Retirement Savings Plan (the “401(k) Plan”) and the Hanesbrands Inc. Supplemental Employee Retirement Plan (the “SERP”), and pursuant to Severance/Change in Control Agreements, or “Severance Agreements.” Each of these arrangements is discussed below.
Pension Plan
The Pension Plan is a defined benefit pension plan (intended to be qualified under Section 401(a) of the Internal Revenue Code) under which benefits have been frozen since December 31, 2005. The Pension Plan provides the benefits that had accrued for any of our U.S.-based employees as of December 31, 2005 under a plan maintained by our former parent company prior to our becoming an independent public company. Mr. Faircloth is the only NEO currently participating in the Pension Plan. Because the Pension Plan is frozen, no additional employees became participants in the Pension Plan after December 31, 2005, and existing participants in the Pension Plan do not accrue any additional benefits after December 31, 2005.
Defined Contribution Plans
Our defined contribution retirement program for U.S.-based employees consists of the 401(k) Plan and the Defined Contribution Component of the SERP.
Under the 401(k) Plan, our NEOs and generally all full-time domestic exempt and non-exempt U.S.-based salaried employees may contribute a portion of their compensation to the plan on a pre-tax basis and receive a matching employer contribution of up to a possible maximum of 4% of their eligible compensation not in excess of certain dollar limits mandated by the Internal Revenue Code. In addition, we may make a discretionary employer contribution to exempt and non-exempt salaried employees of up to an additional 4% of their eligible compensation.
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Compensation Discussion and Analysis
The SERP is a nonqualified supplemental retirement plan that provides two types of benefits:

•
The “Defined Contribution Component” of the SERP provides for employer matching and discretionary contributions to U.S.-based employees whose compensation exceeds a threshold set by the Internal Revenue Code. Although, as described above, the 401(k) Plan provides for employer contributions to our NEOs at the same percentage of their eligible compensation as provided for all employees who participate in the 401(k) Plan, compensation and benefit limitations imposed on the 401(k) Plan by the Internal Revenue Code generally prevent us from making the entire amount of the employer matching and discretionary contributions contemplated by the 401(k) Plan with respect to any employee whose compensation exceeds a threshold set by Internal Revenue Code provisions, which was $345,000 for 2024. The SERP provides to those employees whose compensation exceeds this threshold, including our NEOs, benefits that would be earned under the 401(k) Plan but for these limitations. We distribute the accrued vested portion of the Defined Contribution Component of the SERP directly to participants in cash on an annual basis. Any unvested portions of the Defined Contribution Component are credited to the participant’s SERP account and distributed to the participant upon vesting. Each of our NEOs receive benefits under this portion of the SERP.

•
The “Defined Benefit Component” of the SERP provides benefits consisting of those supplemental retirement benefits that had been accrued as of December 31, 2005 under a plan maintained by our former parent company prior to our becoming an independent public company. None of our NEOs has an unpaid benefit under this portion of the SERP.

Severance Arrangements
We have entered into Severance Agreements with each of our NEOs. Severance Agreements help us attract and retain key talent and provide important protections to us by discouraging our key executives from competing with us or soliciting our customers or employees for a specified period following termination. The Severance Agreements provide our NEOs with benefits upon the involuntary termination of their employment other than for wrongful behavior or misconduct. The Severance Agreements also contain change in control benefits for these officers to help keep them focused on their work responsibilities during the uncertainty that accompanies a potential change in control and provide benefits for a period after a change in control transaction. We believe the levels of benefits offered by the Severance Agreements are appropriate and competitive. Compensation that could potentially be paid to our NEOs pursuant to the Severance Agreements is described under “Potential Payments upon Termination or Change in Control” on page 82. Each agreement continues in effect unless we give at least 18 months’ prior written notice that the agreement will not be renewed. In addition, if a change in control occurs during the term of the agreement, the agreement will automatically continue for two years after the end of the month in which the change in control occurs.
Post-Employment Compensation for Ms. LeFebvre in Connection With Her Departure and the Champion Divestiture
Ms. LeFebvre’s employment was terminated in connection with the Champion divestiture on September 30, 2024.
The Company implemented appropriate measures to encourage continuity in the Champion business prior to the finalization of its divestiture, including incentives for certain Champion employees. Prior to the closing of the Company’s sale of the Champion business, but contingent on such closing, the Committee approved an amendment to RSU and PSA awards granted in 2022 and 2023 to provide that such awards held by certain employees (including Ms. LeFebvre) whose employment with the Company is terminated without cause in connection with the closing (including as a result of being transferred to the buyer) would become vested in full (with PSAs vesting at target). Further, for purposes of 2024 awards of RSUs and PSAs, the Committee approved that similar provisions be included in the award agreements for such awards. Generally, 2024 awards of RSUs and PSAs would vest (with PSAs generally vesting at the target level) if the grantee’s employment with the Company was terminated at the closing of a Champion divestiture occurring by March 30, 2025 if (1) such termination was a result of the conveyance of their employment to the buyer or (2) the grantee did not receive an offer of employment from the buyer but the grantee’s work for the Company was dedicated to the Champion business line immediately prior to such termination.
Also in connection with the Company’s sale of the Champion business, the Company entered into a Transaction Incentive Agreement with Ms. LeFebvre on June 4, 2024. Pursuant to the terms and conditions of the Transaction Incentive Agreement, Ms. LeFebvre was eligible to receive a benefit with an aggregate value of $2,650,000 (the “Transaction Incentive”). The Transaction Incentive would generally be comprised of the following: (i) accelerated vesting (if applicable) of Ms. LeFebvre’s then-outstanding RSUs and PSAs in accordance with their terms (which generally provided for vesting upon the closing of the Champion divestiture occurring on or prior to March 30, 2025 if Ms. LeFebvre’s employment with
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the Company terminates without cause in connection with such closing (including as a result of commencing employment with the buyer), with performance stock units generally vesting at the “target” level) (the “Equity Award Acceleration”), and (if applicable) (ii) to the extent the aggregate value of the Equity Award Acceleration was less than $2,650,000, a lump-sum cash payment equal to the difference between such aggregate value and $2,650,000.
Ms. LeFebvre’s outstanding RSUs and PSAs vested upon the closing of the Champion divestiture in accordance with the terms described above, yielding an aggregate value of $2,866,471. No additional cash payment was made pursuant to the Transaction Incentive Agreement.
Ms. LeFebvre also received the severance benefits to which she was entitled upon a termination without “cause” in accordance with her preexisting Severance Agreement with the Company. These benefits included: cash severance in an amount equal to $750,000, a pro-rata 2024 AIP payment (based on actual, full year performance) equal to $930,020, the option to elect continuation coverage under COBRA (with reimbursement by the Company to the extent the COBRA premiums exceed the premiums charged to similarly situated executives, provided that this reimbursement expires 12 months after her departure) until such coverage terminates in accordance with the COBRA continuation of coverage provisions under the Company’s group medical and dental plans, and executive life insurance during a 12-month severance period in accordance with the terms of the Company’s Life Insurance Plan (as defined below).
Benefit Plans and Arrangements
Our NEOs are eligible to participate in certain of our other employee benefits plans and arrangements. These consist of the Hanesbrands Inc. Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”), the Hanesbrands Inc. Executive Life Insurance Plan (the “Life Insurance Plan”) and the Hanesbrands Inc. Executive Disability Plan (the “Disability Plan”). In general, these benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death and to enable executives to save for future financial needs in a tax efficient manner.
Under the Executive Deferred Compensation Plan, a group of approximately 175 U.S.-based employees, generally at the director level and above, including our NEOs, may defer receipt of cash and equity compensation. This benefit offers tax advantages to eligible employees, permitting them to defer payment of their compensation and defer taxation on that compensation until a future date. The amount of compensation that may be deferred is determined in accordance with the Executive Deferred Compensation Plan based on elections by each participant. Amounts deferred under the Executive Deferred Compensation Plan may, at the election of the executive, (i) earn a fixed rate of interest, which was 5.25% for 2024; (ii) be deemed to be invested in a stock equivalent account (the “HBI Stock Fund”) and earn a return based on the total stockholder return of Hanesbrands’ stock; or (iii) be deemed to be invested in one of a number of other investment funds designated by us from time to time. The amount payable to participants will be payable either on the withdrawal date elected by the participant or upon the occurrence of certain events as provided under the Executive Deferred Compensation Plan. A participant may designate one or more beneficiaries to receive any portion of the obligations payable in the event of death; however, neither participants nor their beneficiaries may transfer any right or interest in the Executive Deferred Compensation Plan.
The Life Insurance Plan provides life insurance benefits to a group of approximately 60 U.S.-based employees, generally at the level of vice president or above, including our NEOs, who contribute materially to our continued growth, development and future business success. The Life Insurance Plan, which includes both a death benefit and a cash value, provides life insurance coverage during active employment in an amount equal to three times annual base salary, and, depending on the performance of investments in the plan, may offer continuing coverage following retirement. The Life Insurance Plan also provides executives with the opportunity to make voluntary, after-tax contributions that may be allocated by the executive into a range of investment options.
The Disability Plan provides long-term disability benefits for a group of approximately 60 U.S.-based employees, generally at the level of vice president and above, including our NEOs. If an eligible employee becomes totally disabled, the program will provide a monthly disability benefit equal to 1/12 of the sum of (i) 75% of the employee’s annual base salary up to an amount not in excess of $500,000 and (ii) 50% of the three-year average of the employee’s annual short-term incentive payments up to an amount not in excess of $250,000. The maximum monthly disability benefit is $41,667 and is reduced by any disability benefits that an employee is entitled to receive under Social Security, workers’ compensation, a state compulsory disability law or another plan of Hanesbrands providing benefits for disability.
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In addition, we provide limited perquisites to our executive officers, including relocation benefits (where applicable). We also have fractional ownership agreements in place with NetJets pursuant to which the Company has use of and interest in certain aircraft that is used primarily for business travel by our executive officers. We have written policies that set forth guidelines and procedures regarding use of the aircraft. Under our policies, executive officers are permitted to allow a family member to accompany them on a business-related flight if an empty seat is available. This does not result in any additional cost to the Company. Personal use of the aircraft is subject to prior approval of the Board Chairman or the Chief Executive Officer.
Additional Information On Executive Compensation
Consideration of Prior Stockholder Advisory Vote on Executive Compensation
At our 2024 Annual Meeting of Stockholders, our stockholders had the opportunity to cast an advisory “say on pay” vote on our executive compensation. Our stockholders approved the compensation of our NEOs as disclosed in the Proxy Statement for that meeting with approximately 94% support. Given this strong level of support, the Committee did not make any changes to our compensation policies or practices that were specifically driven by the result of the “say on pay” vote.
No Tax Gross-Ups
We do not increase payments to any executive officer to cover non business-related personal income taxes, other than the personal income taxes due on relocation reimbursements, which is provided under a broad-based program.
Clawback and Recoupment of Compensation
Dodd-Frank Clawback Policy
We have adopted the Dodd-Frank Clawback Policy in accordance with NYSE listing standards and Section 10D of the Exchange Act. The Dodd-Frank Policy provides that we will recover excess incentive-based compensation from covered officers in the event of a required accounting restatement, subject to limited exceptions set forth in the policy. Below are some of the other key features of the Dodd-Frank Clawback Policy:

•
Covered Employees:   Applies to our current and former “officers” for purposes of Section 16 of the Exchange Act, including all of the NEOs.

•
Recovery Period:   Applies to incentive-based compensation for which the relevant performance measure is achieved on or after October 2, 2023, and during the three completed fiscal years prior to the date the restatement is required.

•
Covered Compensation:   Covers compensation granted, earned or vested based on a financial reporting measure (including stock price and total shareholder return), and provides for clawback of the amount of such compensation that exceeds what would have been received under the restated results.

Supplemental Clawback Policy
In 2013, prior to the adoption of the final NYSE and Exchange Act rules regarding the recovery of erroneously awarded compensation, we adopted a more broad-based clawback policy, which we refer to as the “Supplemental Policy.” The Supplemental Policy remains in effect, and gives us discretion in the event of an accounting restatement to claw back certain compensation that is not covered by the Dodd-Frank Clawback Policy, including certain compensation received by non-officer employees and certain compensation of our Section 16 officers that was received prior to the applicability of the Dodd-Frank Clawback Policy. Below are some of the other key features of the Supplemental Policy:

•
Covered Employees:   Applies to all current and former employees who have received cash-based or equity-based incentive compensation under an arrangement maintained by us.

•
Recovery Period:   Applies to incentive compensation received during the 3-year period preceding the date the restatement is required.

•
Covered Compensation:   Covers cash-based and equity-based incentive compensation, and gives discretion to claw back the portion of such compensation that would not have been received under the restated results.

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AIP and LTIP Awards
The documents governing both our AIP and LTIP awards provide for the forfeiture and clawback of such awards if an employee violates our Global Code of Conduct or engages in certain activities that are harmful to the interests of the Company, as follows:

•
AIP Awards:   The participant is required to pay us an amount in cash equal to the amount paid with respect to an AIP award within the 12-month period immediately prior to the conduct.

•
PSAs:   The participant forfeits unvested PSAs, and is required to (1) return all shares of stock that the participant has not disposed of that were delivered within one year prior to the date of the commencement of the wrongful conduct (net of certain non-U.S. taxes, if applicable), and (2) pay us cash in amount equal to any financial gain the participant received with respect to shares that were disposed of that were delivered to the participant within one year prior to the commencement of the wrongful conduct (net of certain non-U.S. taxes, if applicable).

Stock Ownership and Retention Guidelines
We believe that our executives should have a significant ownership position in Hanesbrands. To promote such equity ownership and further align the economic interests of our executives with our stockholders, we adopted stock ownership guidelines for our key executives, including our continuing NEOs.
Our Chief Executive Officer (Mr. Bratspies) is required to own Hanesbrands stock valued at six times his annual base salary; all other continuing NEOs are required to own Hanesbrands stock valued at three times his or her base salary. Until the requirements of the stock ownership guidelines are met, an executive is required to retain 50% of any shares received (on a net after-tax basis) under our stock-based compensation plans. Our NEOs and other key executives have a substantial portion of their incentive compensation paid in the form of our common stock. In addition to shares directly held by a key executive, unvested RSUs, shares held for such executive in the 401(k) Plan, the Executive Deferred Compensation Plan and the Defined Contribution Component of the SERP, including hypothetical share equivalents held in the latter two plans, are counted for purposes of determining whether the ownership requirements are met. Unexercised stock options and unvested PSAs do not count towards meeting the ownership guidelines. All of our continuing NEOs are in compliance with these stock ownership and retention guidelines.
Prohibitions on Pledging, Hedging, and Other Derivative Transactions
Under our insider trading policy, directors and executive officers, including our continuing NEOs, are required to clear in advance all transactions in our securities with Hanesbrands’ law department. Further, no director, executive officer or other employee is permitted to (i) pledge or margin our securities as collateral for a loan obligation, (ii) engage in “short sales” or “sales against the box” or trade in puts, calls or other options on our securities or (iii) purchase any financial instrument or contract that is designed to hedge or offset any risk of decrease in the market value of our securities. These provisions are part of our overall program to prevent any of our directors, officers or employees from trading on material non-public information.
Insider Trading Policy
The Company has adopted an insider trading policy governing certain activities with respect to the Company’s securities that applies to the Company’s directors, officers, employees, and other covered persons. The Company also follows procedures for the repurchase of its securities. The Company believes that its insider trading policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company.
Compensation Risk Assessment
The Committee, in consultation with FW Cook, annually reviews our current compensation policies and practices and believes that, in light of their overall structure, the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on us.
Some of the key factors supporting the Committee’s conclusion include: (i) a reasonable degree of balance with respect to the mix of cash and equity compensation and short-term and longer-term performance focus; (ii) the use of multiple
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Compensation Discussion and Analysis
performance metrics in our AIP and LTIP awards; (iii) multiple year vesting for equity awards; (iv) robust executive and non-employee director stock ownership guidelines; (v) an insider trading policy that includes prohibitions on hedging and pledging of our stock; and (vi) incentive compensation clawback policies and provisions.
Tax Treatment of Certain Compensation
In making decisions about executive compensation, we continue to consider the impact of regulatory provisions, including the provisions of Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and the “golden parachute” provisions of Section 280G of the Internal Revenue Code. We also consider how various elements of compensation will impact our financial results. In this regard, we consider the impact of applicable stock compensation accounting rules, which determine how we recognize the cost of employee services received in exchange for awards of equity instruments.
Practices Related to the Timing of Equity Compensation
The Committee does not grant equity awards in anticipation of the release of material nonpublic information (“MNPI”), and the Company does not time the release of MNPI based upon grant dates of equity awards. The Company has not granted stock options or other appreciation awards since 2020.
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EXECUTIVE COMPENSATION
Summary of Compensation
The following table sets forth a summary of compensation earned by or paid to our NEOs for our 2024, 2023 and 2022 fiscal years, as applicable.
Fiscal 2024 Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Stephen B. Bratspies Chief Executive Officer	2024	$1,250,000	$—	$8,284,399	$—	$3,306,739	$—	$92,162	$12,933,300
	2023	1,250,000	—	7,749,995	—	752,000	—	62,082	9,814,076
	2022	1,225,000	—	7,750,000	—	—	—	244,614	9,219,614
M. Scott Lewis Chief Financial Officer & Chief Accounting Officer	2024	750,000	386,000	1,603,428	—	1,240,027	—	84,383	4,063,838
	2023	887,922	—	1,237,490	—	224,803	—	43,491	2,393,706
	2022	384,167	650,000	324,986	—	—	—	140,359	1,499,512
Joseph W. Cavaliere President Innerwear — Global	2024	804,167	—	2,351,703	—	1,329,585	—	94,684	4,580,139
	2023	750,000	—	2,200,001	—	282,000	—	81,237	3,313,238
	2022	741,667	—	1,699,992	—	—	—	266,027	2,707,686
Vanessa LeFebvre Former President, Activewear — Global	2024	562,500	—	1,336,194		930,020	—	798,033	3,626,747
	2023	750,000	—	1,250,002	—	252,625	—	195,443	2,448,070
Michael E. Faircloth Group President, Global Operations	2024	705,191	—	1,540,935	—	1,165,940	—	50,530	3,462,596
	2023	630,000	—	1,381,997	—	177,660	10,424	40,416	2,240,497
	2022	630,000	500,000	1,382,011	—	—	—	122,698	2,634,709
Kristin L. Oliver EVP, Chief HR Officer and Chief Legal Officer	2024	630,000	—	1,336,194	—	1,041,623	—	47,840	3,055,657
	2023	595,000	—	1,058,998	—	167,790	—	39,729	1,861,517
	2022	595,000	—	1,059,013	—	—	—	90,343	1,744,356

(1)
The amounts shown include deferrals to the 401(k) Plan.

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Compensation Discussion and Analysis
(2)
The amounts shown reflect the aggregate grant date fair value of awards granted during the fiscal year shown, computed in accordance with Topic 718 of the FASB Accounting Standards Codification. The assumptions we used in valuing these awards are described in Note 6, “Stock-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2024. These amounts do not necessarily correspond to the actual value that may be realized by the officer. Additional information regarding outstanding awards, including (where applicable) exercise prices and expiration dates, can be found in the “Outstanding Equity Awards at Fiscal 2024 Year End” table on page 78. The amounts shown under “Stock Awards” include: (i) grants of restricted stock units (“RSUs”) and (ii) performance share awards (“PSAs”), as shown below:

	Fiscal Year	Grant Date Fair Value of PSAs ($)	Grant Date Fair Value of RSUs ($)	Total Grant Date Fair Value of Stock Awards ($)
Stephen B. Bratspies	2024	$5,184,400	$3,099,999	$8,284,399
M. Scott Lewis	2024	1,003,430	599,998	1,603,428
Joseph W. Cavaliere	2024	1,471,704	879,999	2,351,703
Vanessa LeFebvre	2024	836,192	500,002	1,336,194
Michael E. Faircloth	2024	964,538	576,397	1,540,935
Kristin L. Oliver	2024	836,192	500,002	1,336,194
The amounts shown above for PSAs represent the grant date fair value based on the probable outcome of the performance conditions. The aggregate value of such awards at the grant date assuming that the maximum level of performance conditions was achieved was as follows: for Mr. Bratspies: $9,299,997; for Mr. Lewis: $1,799,995; for Mr. Cavaliere: $2,640,004; for Ms. LeFebvre: $1,499,996; for Mr. Faircloth: $1,729,192; and for Ms. Oliver: $1,499,996.
(3)
The amount shown reflects the amount earned for such year under the AIP, which amount was paid after the end of such year.

(4)
Neither the Executive Deferred Compensation Plan nor the SERP provide for “above-market” or preferential earnings as defined in applicable SEC rules. Increases in pension values are determined for the periods presented; because the defined benefit arrangements are frozen, the amounts shown in this column represent solely the increase in the actuarial value of pension benefits previously accrued as of December 31, 2005.

(5)
For our 2024 fiscal year, the amounts shown in the “All Other Compensation” column include the following: (i) life insurance policy premiums ($17,668 for Mr. Lewis, $51,237 for Mr. Cavaliere, $15,428 for Ms. LeFebvre, $15,216 for Mr. Faircloth, and $15,929 for Ms. Oliver); (ii) long-term disability insurance policy premiums ($11,938 for Mr. Bratspies and $7,163 for Mr. Lewis); (iii) accidental death and dismemberment insurance policy premiums ($144 for Mr. Bratspies and $149 for Mr. Lewis); (iv) $4,971, which was the incremental cost to us of Mr. Lewis’s incidental use of Company aircraft for a personal flight; and (v) our contributions pursuant to defined contribution retirement programs, which consist of the qualified 401(k) plan ($13,800 for each of our NEOs) and the Defined Contribution Component of the SERP ($66,280 for Mr. Bratspies, $40,632 for Mr. Lewis, $29,647 for Mr. Cavaliere, $18,805 for Ms. LeFebvre, $21,514 for Mr. Faircloth, and $18,111 for Ms. Oliver). With respect to Company aircraft, we have fractional ownership agreements in place with NetJets pursuant to which the Company pays certain hourly, monthly, and other fees for its use of and interest in certain aircraft. The aggregate incremental cost to the Company of Mr. Lewis’s personal use of such aircraft has been calculated by totaling the hourly charges (consisting of hourly usage fees and hourly fuel fees) associated with Mr. Lewis’s personal flights; this methodology excludes fixed costs that do not change based on usage, such as monthly management fees. The 2024 “All Other Compensation” column for Ms. LeFebvre also includes $750,000 in severance payments made in connection with her departure from the Company.

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GRANTS OF PLAN-BASED AWARDS
The following table sets forth a summary of grants of plan-based awards to our NEOs during our 2024 fiscal year.
Grants of Plan-Based Awards in Fiscal 2024
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephen B. Bratspies	3/26/2024(2)	$500,000	$2,000,000	$4,800,000	—	—	—	—	$—
	3/26/2024(3)	—	—	—	216,884	867,537	1,735,074	—	5,184,400(4)
	3/26/2024(5)	—	—	—	—	—	—	578,358	3,099,999
M. Scott Lewis	3/26/2024(2)	187,500	750,000	1,800,000	—	—	—	—	—
	3/26/2024(3)	—	—	—	41,978	167,910	335,820	—	1,003,430(4)
	3/26/2024(5)	—	—	—	—	—	—	111,940	599,998
Joseph W. Cavaliere	3/26/2024(2)	201,042	804,167	1,930,000	—	—	—	—	—
	3/26/2024(3)	—	—	—	61,567	246,269	492,538	—	1,471,704(4)
	3/26/2024(5)	—	—	—	—	—	—	164,179	879,999
Vanessa LeFebvre	3/26/2024(2)	140,625	562,500	1,350,000	—	—	—	—	—
	3/26/2024(3)	—	—	—	34,981	139,925	279,850	—	836,192(4)
	3/26/2024(5)	—	—	—	—	—	—	93,284	500,002
Michael E. Faircloth	3/26/2024(2)	176,298	705,191	1,692,458	—	—	—	—	—
	3/26/2024(3)	—	—	—	38,675	154,701	309,402	—	924,493(4)
	3/26/2024(5)	—	—	—	—	—	—	103,134	552,798
	7/22/2024 (6)	—	—	—	—	—	—	4,478	23,599
	7/22/2024(7)	—	—	—	1,679	6,717	13,434	—	40,045(4)
Kristin L. Oliver	3/26/2024(2)	157,500	630,000	1,512,000	—	—	—	—	—
	3/26/2024(3)	—	—	—	34,981	139,925	279,850	—	836,192(4)
	3/26/2024(5)	—	—	—	—	—	—	93,284	500,002

(1)
The amounts shown in the “Grant Date Fair Value” column reflect the aggregate grant date fair value of the awards, computed in accordance with Topic 718 of the FASB Accounting Standards Codification.

(2)
This award is the AIP award for the 2024 fiscal year. See “Annual Incentive Plan (AIP)” on page 65 for a discussion of the amounts paid under the AIP for the 2024 fiscal year.

(3)
This award is the portion of the LTIP award for fiscal 2024 that consists of the fiscal 2024-2026 PSA. If earned, the award will vest on the last business day of February 2027, and the number of shares of common stock that will vest will range from 0% to 200% of the number of shares granted based on our achievement of pre-established performance metrics for the fiscal 2024-2026 performance period. See “Long-Term Incentive Program (LTIP)” on page 67 for a discussion of these awards.

(4)
Represents the grant date fair value of the portion of the awards granted in fiscal 2024 that consists of the fiscal 2024-2026 PSA, assuming achievement at the target level (representing the probable outcome of the applicable performance conditions at the grant date).

(5)
This award represents the portion of the LTIP award for fiscal 2024 that consists of RSUs. The RSUs generally vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant. See “Long-Term Incentive Program (LTIP)” on page 67 for a discussion of these awards.

(6)
This award represents an additional grant of RSUs made to Mr. Faircloth in connection with the increase to his LTIP target opportunity in July 2024, which generally vests 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant.

(7)
This award represents an additional grant of PSAs made to Mr. Faircloth in connection with the increase to his LTIP target opportunity in July 2024, which generally vests on the third anniversary of the grant date, with the number of shares vesting ranging from 0% to 200% of the number of shares granted based on our achievement of the pre-established performance metrics for the fiscal 2024-2026 performance period.

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Compensation Discussion and Analysis
OUTSTANDING EQUITY AWARDS
The following table sets forth certain information with respect to outstanding equity awards at the end of our 2024 fiscal year for each of our NEOs.
Outstanding Equity Awards at Fiscal 2024 Year End
		Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Stephen B. Bratspies	(2)	—	—	—	—	—	—	1,735,074	14,279,659
	(3)	—	—	—	—	578,358	4,759,886	—	—
	(4)	—	—	—	—	—	—	469,128	3,860,923
	(5)	—	—	—	—	314,316	2,586,821	—	—
	(6)	—	—	—	—	158,585	1,305,155	—	—
	(7)	—	—	—	—	80,878	655,626	—	—
	(8)	83,333	—	14.32	8/3/2030	—	—	—	—
	(9)	83,333	—	17.18	8/3/2030	—	—	—	—
	(10)	83,334	—	20.05	8/3/2030	—	—	—	—
M. Scott Lewis	(2)	—	—	—	—	—	—	335,820	2,763,799
	(3)	—	—	—	—	111,940	921,266	—	—
	(4)	—	—	—	—	—	—	19,673	161,909
	(5)	—	—	—	—	13,181	108,480	—	—
	(6)	—	—	—	—	6,650	54,730	—	—
	(7)	—	—	—	—	3,392	27,916	—	—
	(11)	—	—	—	—	25,000	205,750	—	—
	(12)	—	—	—	—	43,447	357,569	—	—
	(13)	—	—	—	—	—	—	64,845	533,674
Joseph W. Cavaliere	(2)	—	—	—	—	—	—	492,538	4,053,588
	(3)	—	—	—	—	164,179	1,351,193	—	—
	(4)	—	—	—	—	—	—	133,172	1,096,006
	(5)	—	—	—	—	89,226	734,330	—	—
	(6)	—	—	—	—	34,786	286,289	—	—
	(7)	—	—	—	—	17,741	146,008	—	—
Vanessa LeFebvre	(14)	—	—	—	—	—	—	—	—
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Compensation Discussion and Analysis
		Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Michael E. Faircloth	(2)	—	—	—	—	—	—	309,402	2,546,378
	(3)	—	—	—	—	103,134	848,793	—	—
	(4)	—	—	—	—	—	—	83,656	688,489
	(5)	—	—	—	—	56,050	461,292	—	—
	(6)	—	—	—	—	28,279	232,736	—	—
	(7)	—	—	—	—	14,423	118,701	—	—
	(15)	—	—	—	—	4,478	36,854	—	—
	(16)	—	—	—	—	—	—	13,434	110,562
Kristin L. Oliver	(2)	—	—	—	—	—	—	279,850	2,303,166
	(3)	—	—	—	—	93,284	767,727	—	—
	(4)	—	—	—	—	—	—	64,104	527,576
	(5)	—	—	—	—	42,950	353,479	—	—
	(6)					21,670	178,344	—	—
	(7)	—	—	—	—	11,052	90,958	—	—

(1)
Calculated by multiplying $8.23, the closing market price of our common stock on December 27, 2024, by the number of RSUs or PSAs.

(2)
This award was granted on March 26, 2024 and is the portion of the 2024 LTIP award that consists of the fiscal 2024-2026 PSA. If earned, the award will vest on the last business day of February 2027, and the number of shares of common stock that will vest will range from 0% to 200% of the number of shares granted based on our achievement of pre-established performance metrics for the fiscal 2024-2026 performance period. The number listed represents the number of PSAs that were granted in 2024 multiplied by an assumed achievement level of 200% (maximum).

(3)
This award was granted on March 26, 2024 and is the portion of the 2024 LTIP award that consists of RSUs. The RSUs vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the grant date.

(4)
This award was granted on January 23, 2023 and is the portion of the 2023 LTIP award that consists of the fiscal 2023-2025 PSA. If earned, the award will vest on the last business day of February 2026, and the number of shares of common stock that will vest will range from 0% to 200% of the number of shares granted based on our achievement of pre-established performance metrics for the fiscal 2023-2025 performance period. The number listed represents the number of PSAs that were granted in 2023 multiplied by an assumed achievement level of 100% (the target).

(5)
This award was granted on January 23, 2023 and is the portion of the 2023 LTIP award that consists of RSUs. The RSUs vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the grant date.

(6)
This award was granted on January 24, 2022 and is the portion of the PSAs awarded under the 2022 LTIP award that was earned based on performance in the fiscal 2022-2024 performance period. This award vested on February 28, 2025 as described above under “Prior Years’ Performance Share Awards.”

(7)
This award was granted on January 24, 2022 and is the portion of the 2022 LTIP award that consists of RSUs. The RSUs vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the grant date.

(8)
These stock options were granted on August 3, 2020 and vested 100% on the first anniversary of the grant date.

(9)
These stock options were granted on August 3, 2020 and vested 100% on the second anniversary of the grant date.

(10)
These stock options were granted on August 3, 2020 and vested 100% on the third anniversary of the grant date.

(11)
This award was granted on February 1, 2023 in connection with Mr. Lewis’ service as Interim Chief Financial Officer and consists of RSUs. The RSUs vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the grant date.

(12)
This award was granted on July 10, 2023 in connection with Mr. Lewis’ appointment as Chief Financial Officer and consists of RSUs. The RSUs vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the grant date.

(13)
This award was granted on July 10, 2023 in connection with Mr. Lewis’ appointment as Chief Financial Officer and consists of PSAs. These PSA are subject substantially the same vesting terms as the regular 2023-2025 PSA award described in footnote 4 above.

(14)
All equity awards held by Ms. LeFebvre vested in connection with her departure from the Company based on terms that were previously agreed upon. There was no incremental fair value associated with the agreed-upon vesting terms.

(15)
These RSUs generally vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant.

(16)
This award represents additional PSAs granted to Mr. Faircloth in connection with the increase to his LTIP target opportunity in July 2024, which generally vests on the third anniversary of the grant date, with the number of shares vesting ranging from 0% to 200% of the number of shares granted based on our achievement of the pre-established performance metrics for the fiscal 2024-2026 performance period.

2025 Proxy Statement	79

Compensation Discussion and Analysis
OPTION EXERCISES AND STOCK VESTED
The following table sets forth certain information with respect to options exercised and stock awards vested during our 2024 fiscal year with respect to the NEOs.
Option Exercises and Stock Vested in Fiscal 2024
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen B. Bratspies	—	—	692,334	$3,100,038
M. Scott Lewis	—	—	58,145	268,759
Joseph W. Cavaliere	—	—	159,632	714,699
Vanessa LeFebvre	—	—	422,457	3,019,588
Michael E. Faircloth	—	—	125,075	560,198
Kristin L. Oliver	—	—	80,713	360,081
Pension Benefits
Only one of our NEOs, Mr. Faircloth, participates in the Pension Plan. The Pension Plan is a frozen, defined benefit pension plan, intended to be qualified under Section 401(a) of the Internal Revenue Code, that provides the benefits that had accrued for our U.S.-based employees, as of December 31, 2005 under a plan maintained by our former parent company prior to our becoming an independent public company. A participant’s total benefit payable pursuant to the Pension Plan consists of two parts: a pension benefit and a retirement benefit. Different optional forms of payment are available for each benefit.
Normal retirement age is age 65 for purposes of the Pension Plan. With respect to the pension benefit under the Pension Plan, participants who have attained at least age 55 and completed at least 10 years of service are eligible for unreduced benefits at age 62; participants who choose to commence benefits between ages 55 and 61 are eligible for proportionally reduced benefits based on actuarial tables. With respect to the retirement benefit under the Pension Plan, participants who have attained at least age 55 and completed at least 10 years of service are eligible for unreduced benefits at age 65; participants who choose to commence benefits between ages 55 and 64 are eligible for proportionally reduced benefits based on actuarial tables. None of our NEOs is currently eligible for early retirement under the Pension Plan. The normal form of benefits under the Pension Plan is a life annuity for single participants and a qualified joint and survivor annuity for married participants.
The following table sets forth certain information with respect to the value of pension benefits accumulated by our NEOs at the end of fiscal 2024.
Pension Benefits — Fiscal 2024
Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Stephen B. Bratspies	—	—	$—	$—
M. Scott Lewis	—	—	—	—
Joseph W. Cavaliere	—	—	—	—
Vanessa LeFebvre	—	—	—	—
Michael E. Faircloth	Pension Plan	8.5833	155,368	—
Kristin L. Oliver	—	—	—	—
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Compensation Discussion and Analysis
(1)
The Pension Plan was frozen at the end of 2005, so any years of service after such date were not credited. Only Mr. Faircloth was eligible to accrue benefits under the Pension Plan prior to December 2005.

(2)
Present values for the Pension Plan are computed as of December 28, 2024, using a discount rate of 5.64% and a healthy mortality table (the SOA Pri-2012 mortality study projected generationally from 2012 with SOA Scale MP-2021 with Aon’s “Nov23 Endemic” COVID-19 adjustment to reflect increased mortality over the near-term). For the pension benefit, we assume 45% of males elect a single life annuity and 55% select a 50% joint and survivor annuity, and that 70% of females elect a single life annuity and 30% select a 50% joint and survivor annuity. For the retirement benefit, we assume that 50% of males elect a seven-year certain only annuity, 22.5% select a single life annuity and 27.5% select a 50% joint and survivor annuity, and that 50% of females elect a seven-year certain only annuity, 35% select a single life annuity and 15% select a 50% joint and survivor annuity. When calculating the seven-year certain only annuity, a 4.50% interest rate and the mortality prescribed under Revenue Ruling 2001-62 is assumed for converting the single life annuity benefit to an actuarial equivalent seven-year certain only annuity. If a participant has both a pension benefit and a retirement benefit, the payment form assumption is applied to each benefit amount separately, in all cases assuming the participant commences each portion of the benefit at the earliest unreduced age. We also used the following assumptions: (i) the portion of the benefit that is payable as an unreduced benefit at age 62, the earliest unreduced commencement age under the Pension Plan for the pension benefit was valued at age 62 assuming the officer continues to work until that age in order to become eligible for unreduced benefits, (ii) the portion of the benefit that is payable as an unreduced benefit at age 65, the earliest unreduced commencement age under the Pension Plan for the retirement benefit, was valued at age 65 assuming the officer survives until that age in order to become eligible to receive the retirement benefit unreduced and (iii) the values of the benefits have been discounted assuming the officer continues to live until the assumed benefit commencement age (no mortality discount has been applied). All the foregoing assumptions, except for the assumption that the officer lives and works until retirement, which we have used considering SEC rules, are the same as those we use for financial reporting purposes under generally accepted accounting principles.

Nonqualified Deferred Compensation
The following table sets forth certain information with respect to contributions to and withdrawals from two nonqualified deferred compensation plans by our NEOs during our 2024 fiscal year, and the aggregate balance at fiscal year-end. These nonqualified deferred compensation plans are the Executive Deferred Compensation Plan and the Defined Contribution Component of the SERP.
Nonqualified Deferred Compensation — Fiscal 2024
Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Stephen B. Bratspies	Executive Deferred Compensation Plan	$—	$—	$—	$—	$—
	SERP (Defined Contribution Component)	—	66,280(2)	5,421	43,812	76,858(3)
M. Scott Lewis	Executive Deferred Compensation Plan	—	—	—	—	—
	SERP (Defined Contribution Component)	—	40,632(2)	—	22,317	40,632(3)
Joseph W. Cavaliere	Executive Deferred Compensation Plan	—	—	—	—	—
	SERP (Defined Contribution Component)	—	29,647(2)	1,511	17,625	33,183(3)
Vanessa LeFebvre	Executive Deferred Compensation Plan	—	—	—	—	—
	SERP (Defined Contribution Component)	—	18,805(2)	8,612	35,433	18,805(3)
Michael E. Faircloth	Executive Deferred Compensation Plan	—	—	—	—	—
	SERP (Defined Contribution Component)	—	21,514(2)	—	12,000	21,514(3)
Kristin L. Oliver	Executive Deferred Compensation Plan	—	—	—	—	—
	SERP (Defined Contribution Component)	—	18,112(2)	1,695	13,030	20,689(3)

(1)
No portion of these earnings were included in the Summary Compensation Table because neither the Executive Deferred Compensation Plan nor the SERP provides for “above-market” or preferential earnings as defined in applicable SEC rules.

(2)
This amount represents Company contributions to the Defined Contribution Component of the SERP during 2024 and is also included in the “All Other Compensation” column of the Summary Compensation Table on page 75.

(3)
This amount represents the Defined Contribution Component of the SERP balance as of December 28, 2024, after taking into account the distributions, described in the preceding footnote, made with respect to the NEO’s account in 2024. Although amounts in this column were reported as compensation for 2024 in the Summary Compensation Table on page 75, no amounts in this column were reported as compensation for prior fiscal years in our summary compensation tables.

Under the Executive Deferred Compensation Plan, a group of approximately 175 U.S.-based employees, generally at the director level and above, including our NEOs, may defer receipt of cash and equity compensation. This benefit offers tax advantages to eligible employees, permitting them to defer payment of their compensation and defer taxation on that compensation until a future date. The amount payable to participants will be payable either on the withdrawal date elected by the participant or upon the occurrence of certain events as provided under the Executive Deferred Compensation
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Compensation Discussion and Analysis
Plan. A participant may designate one or more beneficiaries to receive any portion of the obligations payable in the event of death; however, neither participants nor their beneficiaries may transfer any right or interest in the Executive Deferred Compensation Plan.
The SERP is a nonqualified supplemental retirement plan that provides two types of benefits: (1) a “Defined Contribution Component” and (2) a “Defined Benefit Component.” The Defined Contribution Component of the SERP provides for employer matching and discretionary contributions to U.S.-based employees whose compensation exceeds a threshold set by the Internal Revenue Code. We distribute the accrued vested portion of the Defined Contribution Component of the SERP directly to participants in cash on an annual basis. Any unvested portions of the Defined Contribution Component are credited to the participant’s SERP account and distributed to the participant upon vesting. Each of our NEOs receive benefits under this portion of the SERP. The “Defined Benefit Component” of the SERP provides benefits consisting of those supplemental retirement benefits that had been accrued as of December 31, 2005 under a plan maintained by our former parent company prior to our becoming an independent public company. None of our executive officers has an unpaid benefit under this portion of the SERP.
For more detailed information regarding these plans, see “Defined Contribution Plans” and “Benefit Plans and Arrangements” on pages 69 and 71, respectively.
Potential Payments upon Termination or Change in Control
Certain termination benefits provided to our NEOs, upon their voluntary termination of employment due to resignation or retirement, or termination due to death or total and permanent disability, do not discriminate in scope, terms or operation in favor of these officers compared to the benefits offered to all salaried employees and are not reflected in the table below. The following table describes the potential payments to these officers (other than Ms. LeFebvre) upon a severance from employment or a termination of employment in connection with a change in control. The information presented in this section is computed assuming that the triggering event took place on December 27, 2024, the last business day of our 2024 fiscal year, and that the value of a share of our common stock is $8.23, the closing price per share of our common stock on December 27, 2024. Because Ms. LeFebvre terminated employment with the Company in 2024, she is not included in the tables below. Ms. LeFebvre received payments in connection with her termination of employment in connection with the Champion divestiture, as quantified below.
Termination or Change in Control Payments
		Voluntary Termination(1)	Involuntary Termination(1)
		Retirement(2)	Death/Disability	Not For Cause	Change in Control
Stephen B. Bratspies	Severance	$—	$—	$1,250,000(3)	$9,750,000(4)
	LTIP(5)	—	20,318,232	4,815,636	20,318,232
	Benefits and perquisites	—	—	12,500(6)	356,731(7)
	Total	—	20,318,232	6,078,136	30,424,963
M. Scott Lewis	Severance	—	—	1,500,000(3)	3,000,000(4)
	LTIP(5)	—	3,753,193	541,427	3,753,193
	Benefits and perquisites	—	—	49,426(6)	176,752(7)
	Total	—	3,753,193	2,090,853	6,929,945
Joseph W. Cavaliere	Severance	—	—	815,000(3)	3,238,333(4)
	LTIP(5)	—	5,640,620	1,239,874	5,640,620
	Benefits and perquisites	—	—	63,737(6)	261,511(7)
	Total	—	5,640,620	2,118,611	9,140,465
82	2025 Proxy Statement

Compensation Discussion and Analysis
		Voluntary Termination(1)	Involuntary Termination(1)
		Retirement(2)	Death/Disability	Not For Cause	Change in Control
Michael E. Faircloth	Severance	—	—	1,600,000(3)	3,010,382(4)
	LTIP(5)	5,043,805	3,715,335	858,737	3,715,335
	Benefits and perquisites	—	—	44,301(6)	172,894(7)
	Total	5,043,805	3,715,335	2,503,039	6,898,610
Kristin L. Oliver	Severance	—	—	630,000(3)	2,520,000(4)
	LTIP(5)	—	3,069,667	696,744	3,069,667
	Benefits and perquisites	—	—	28,429(6)	162,588(7)
	Total	—	3,069,667	1,355,173	5,752,255

(1)
An NEO who is terminated by us for cause, or who voluntarily resigns (other than at our request), will receive no severance benefit.

(2)
If an employee who ceases active employment with us on or after attaining age 50 or older (in the case of awards granted prior to January 1, 2022) or age 55 or older (in the case of awards granted after January 1, 2022) and completing at least 10 years of service (i) provides us with a least six months’ prior written notice of his or her intended retirement date, (ii) remains actively employed during such notice period, (iii) completes certain transition duties and responsibilities and (iv) enters into a written release of claims against us, all restrictions on the outstanding equity awards requiring continued employment through a vesting date will lapse upon the employee’s retirement and the award will be paid to the employee not later than two and one-half months following the end of the calendar year in which he or she retires. The employee is required to cooperate with us regarding matters arising out of his or her employment and continue to comply with restrictive covenants relating to non-competition, non-solicitation, confidentiality and non-disparagement through the third anniversary of the grant date of the award. Mr. Lewis has attained age 50 or older and has completed at least 10 years of service, and Mr. Faircloth has attained age 55 or older and has completed at least 10 years of service.

(3)
If the employment of the continuing NEO is terminated by us for any reason other than for cause (as defined in the Severance Agreements), or if such an officer terminates his or her employment at our request, we will pay that officer benefits for a period of 12 to 24 months depending on his or her position and combined continuous length of service with us and with our former parent company. The monthly severance benefit that we would pay to each such officer is based on the officer’s base salary (and, with respect to Messrs. Bratspies and Faircloth only, an additional amount equal to up to 100% of his target bonus at the discretion of the Committee), divided by 12. For purposes of the table above, it is assumed that the monthly severance benefit would be based on base salary only (including for Messrs. Bratspies and Faircloth). To receive these payments, the NEO must sign an agreement that prohibits, among other things, the officer from working for our competitors, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information. The NEO also must agree to release any claims against us. Payments terminate if the terminated NEO becomes employed by one of our competitors. The terminated NEO also would receive a pro-rated payment under any incentive plans applicable to the fiscal year in which the termination occurs based on actual full fiscal year performance. We have not estimated a value for these incentive plan payments because the NEO would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred.

(4)
Amounts shown in the “Change in Control” column in the table above include both involuntary Company-initiated terminations of employment and terminations by the continuing NEO due to “good reason” as defined in the officer’s Severance Agreement. No severance payments would be made under the Severance Agreement upon a change in control if the NEO continues to be employed by us. The NEO receives a lump sum payment equal to two times (or three times in the case of Mr. Bratspies) his or her cash compensation, consisting of base salary, the greater of his or her current target or average actual AIP amounts over the prior three years and the matching contribution to the defined contribution plan in which the NEO is participating (the amount of the contribution to the defined contribution plan is reflected in “Benefits and perquisites”). To receive these payments, the NEO must sign an agreement that prohibits, among other things, the officer from working for our competitors, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information. The NEO also must agree to release any claims against us. Payments terminate if the terminated NEO becomes employed by one of our competitors.

(5)
Vesting of outstanding stock awards will accelerate if there is a qualifying termination within two years after the change in control or if the surviving entity does not provide qualifying replacement awards. Outstanding stock awards will fully vest upon the death or permanent disability of the participant. In addition, in the event the participant’s employment is involuntarily terminated within 90 days before a vesting date and the participant is eligible to receive severance benefits under any written severance plan of the Company, then the vesting of such stock awards will continue for 90 days post-termination. RSUs and PSAs are valued based upon the number of units that would vest in connection with the qualifying termination described above multiplied by the closing price of our common stock on December 27, 2024.

(6)
Reflects continuation of group medical coverage ($36,926 for Mr. Lewis, $51,237 for Mr. Cavaliere, $31,801 for Mr. Faircloth, and $15,929 for Ms. Oliver) and outplacement services ($12,500 for each of our continuing NEOs).

(7)
Reflects COBRA premium subsidies for group medical and dental coverage and premiums for life insurance, personal accident insurance, travel accident insurance and accidental death and dismemberment insurance ($93,413 for Mr. Bratspies, $86,268 for Mr. Lewis, $157,715 for Mr. Cavaliere, $82,181 for Mr. Faircloth, and $83,688 for Ms. Oliver) for three years with respect to Mr. Bratspies and two years with respect to the remaining continuing NEOs; scheduled company matching contributions to our defined contribution plans calculated based on current base salary and target AIP amounts ($240,240 for Mr. Bratspies, $77,984 for Mr. Lewis, $87,760 for Mr. Cavaliere, $78,213 for Mr. Faircloth, and $63,823 for Ms. Oliver); outplacement services ($12,500 for each of our continuing NEOs); and accelerated vesting of Defined Contribution Component SERP benefits ($10,578 for Mr. Bratspies, $3,536 for Mr. Cavaliere, and $2,577 for Ms. Oliver). In computing the value of continued participation in our medical, dental and executive insurance plans, we have assumed that the current cost to us of providing these plans will increase annually at a rate of 9%.

As described above, Mr. Bratspies’ expected departure at the end of 2025 is expected to qualify as an involuntary termination without cause under his Severance/Change in Control Agreement, in which case he would be eligible to receive severance benefits materially consistent with the benefits payable upon a qualifying termination under such agreement and treatment of his equity awards consistent with the terms of the applicable award agreements, in each case as further described in the footnotes to the “Termination or Change in Control Payments” chart above.
Separation Arrangements with Ms. LeFebvre
As described in the Compensation Discussion and Analysis, Ms. LeFebvre’s outstanding RSUs and PSAs vested in connection with her departure upon the closing of the Champion divestiture in accordance with their terms, yielding an
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Compensation Discussion and Analysis
aggregate estimated value of $2,866,471 based on our closing stock price on the date of vesting ($1,115,003 with respect to RSUs and $1,751,468 with respect to PSAs).
Ms. LeFebvre also received the severance benefits to which she was entitled upon a termination without “cause” in accordance with her preexisting Severance Agreement with the Company. These benefits included: cash severance in an amount equal to $750,000, a pro-rata 2024 AIP payment (based on actual, full year performance) equal to $930,020, the option to elect continuation coverage under COBRA (with reimbursement by the Company to the extent the COBRA premiums exceeded the premiums charged to similarly situated executives, provided that this reimbursement expires 12 months after her departure) until such coverage terminates in accordance with the COBRA continuation of coverage provisions under the Company’s group medical and dental plans (valued at approximately $975.20/month), and executive life insurance during a 12-month severance period in accordance with the terms of the Company’s Life Insurance Plan (premiums valued at approximately $15,428 annually).
84	2025 Proxy Statement

CEO Pay Ratio
CEO Pay Ratio
OVERVIEW
Hanesbrands is a large multinational apparel company, manufacturing and marketing innerwear and activewear primarily in the Americas, Australia and Asia/Pacific. We conduct our business globally and have approximately 41,000 employees, of which 93% of whom (approximately 38,000) are located outside the United States. Approximately 79% of our workforce (approximately 32,000 employees) is employed in our large-scale supply chain facilities located primarily in Central America, the Caribbean Basin and Asia.
Our various compensation programs include the payment of market-based wages and the provision of competitive employee benefits. The programs vary from region to region and among our various consolidated subsidiaries in each region, from country to country. The vast majority of our employees (approximately 90%) are compensated on an hourly basis.
METHODOLOGY
To identify our global median employee, we utilized the following methodology:

•
We determined that, as of October 31, 2024 (the “Determination Date”), our employee population then consisted of approximately 41,000 individuals (excluding Stephen B. Bratspies, our CEO, but including full-time, part-time, seasonal and temporary employees) working at Hanesbrands and its consolidated subsidiaries. We reviewed and analyzed payroll data for our entire employee population as of the Determination Date in order to identify the global median employee.

•
In order to consistently measure the compensation of our employees other than our CEO, we utilized total cash compensation (including regular pay, overtime, bonuses, incentives, allowances and paid time off, but excluding amounts set aside on behalf of the employee, such as retirement contributions, pension, provident fund or superannuation) for the 10-month period ending October 31, 2024. Pay was annualized on a 10-month basis for permanent employees included in the sample who were hired in 2024 but did not work for us or our consolidated subsidiaries for the entire 10-month period.

•
For purposes of this analysis, we converted all cash compensation paid in foreign currency to U.S. dollars using the applicable exchange rate on January 15, 2025. We did not make any cost-of-living adjustments in identifying the global median employee.

CALCULATION
Our global median employee identified on the Determination Date is located in the Dominican Republic, whose 2024 total cash compensation was $6,360.23. We identified and calculated the elements of that employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K resulting in an annual total compensation of $6,831.36.
The annual total compensation of Mr. Bratspies, our CEO, for the 2024 fiscal year was $12,933,300, which is the amount reported for 2024 in the “Total Compensation” column of our Summary Compensation Table provided on page 75. Based on this information, for the 2024 fiscal year, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees other than the CEO was 1,893 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized above.
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PAY VERSUS PERFORMANCE
PAY VERSUS PERFORMANCE
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officers (“PEOs”) and our other NEOs (“Non-PEO NEOs”) and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.
Year (a)	Summary Compensation Table (“SCT”) Total for Stephen Bratspies(1) ($) (b)	Compensation Actually Paid to Stephen Bratspies(1)(2)(3) ($) (c)	SCT Total for Gerald W. Evans, Jr.(1) ($) (b)	Compensation Actually Paid to Gerald W. Evans, Jr.(1)(2)(3) ($) (c)	Average SCT Total for Non-PEO NEOs(1) ($) (d)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)(3) ($) (e)	Value of Initial Fixed $100 Investment based on:(4)		Net Income ($ Millions) (h)	Net Organic Sales(5) ($ Millions) (i)
							TSR ($) (f)	Peer Group TSR ($) (g)
2024	12,933,300	21,232,275	—	—	3,757,795	5,084,462	63.95	69.98	(320.40)	3,507
2023	9,814,076	5,413,551	—	—	2,105,256	1,310,293	34.66	73.42	(17.7)	5,645
2022	9,219,614	(2,040,239)	—	—	2,482,996	608,021	49.42	67.96	(127.2)	6,178
2021	11,031,249	15,420,100	—	—	2,635,061	3,264,430	122.40	104.02	77.2	6,745
2020	4,829,065	3,570,261	9,469,457	6,310,590	2,249,254	1,760,286	103.36	92.47	(75.6)	6,087

(1)
Stephen Bratspies was our PEO from August 3, 2020 to present. Gerald W. Evans, Jr. was our PEO until August 2, 2020. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022	2023	2024
M. Scott Lewis	M. Scott Lewis	Michael E. Faircloth	M. Scott Lewis	M. Scott Lewis
W. Howard Upchurch	Michael E. Faircloth	Michael P. Dastugue	Michael P. Dastugue	Joseph W. Cavaliere
Joia M. Johnson	Michael P. Dastugue	Joseph W. Cavaliere	Joseph W. Cavaliere	Vanessa LeFebvre
Michael E. Faircloth	Joseph W. Cavaliere	Kristin L. Oliver	Vanessa LeFebvre	Michael E. Faircloth
	Jonathan Ram		Michael E. Faircloth	Kristin L. Oliver
(2)The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K, and therefore use hypothetical values and points in time when pay may not actually have been earned by or delivered to the NEOs. These amounts reflect total compensation as reported in the Summary Compensation Table with certain adjustments as described in footnote 3 below.
(3)Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. For unvested awards subject to performance-based vesting conditions, the fair values were based on the probable outcome of such performance-based vesting conditions as of the last day of the applicable year. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table. Amounts in the Inclusion of Pension Service Cost are based on the service cost for services rendered during the listed year.
86	2025 Proxy Statement

PAY VERSUS PERFORMANCE
Stephen Bratspies
Year	Summary Compensation Table Total ($)	Exclusion of Change in Pension Value ($)	Exclusion of Stock Awards and Option Awards ($)	Inclusion of Pension Service Cost ($)	Inclusion of Equity Values ($)	Compensation Actually Paid ($)
2024	12,933,300	—	(8,284,399)	—	16,583,374	21,232,275
Non-PEO NEOs (Average)
Year	Average Summary Compensation Table Total ($)	Average Exclusion of Change in Pension Value ($)	Average Exclusion of Stock Awards and Option Awards ($)	Average Inclusion of Pension Service Cost ($)	Average Inclusion of Equity Values ($)	Average Compensation Actually Paid ($)
2024	3,757,795	—	(1,633,691)	—	2,960,358	5,084,462
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:
Stephen Bratspies
Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included ($)	Total — Inclusion of Equity Values ($)
2024	13,116,000	3,455,145	—	12,229	—	—	16,583,374
Non-PEO NEOs (Average)
Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included ($)	Total — Average Inclusion of Equity Values ($)
2024	2,085,021	510,874	285,681	78,783	—	—	2,960,358
(4)”TSR” stands for “total shareholder return.” The Peer Group TSR shown in this table utilizes the S&P 1500 Apparel, Accessories & Luxury Goods Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K, for the years reflected in the table above. The comparison assumes $100 was invested for the period starting December 28, 2019, through the end of the listed year in the Company and in the S&P 1500 Apparel, Accessories & Luxury Goods Index, respectively. The historical stock price performance of our common stock shown is not necessarily indicative of future stock price performance. The amount shown for the 2023 Peer Group TSR has been updated from the amount shown in the Company’s 2024 Proxy Statement ($71.93) to correct an administrative error.
(5)We determined net organic sales to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2024. This performance measure may not have been the most important financial performance measure for previous years, and we may determine a different financial performance measure to be the most important measure in future years. Net organic sales is a non-GAAP financial measure. For purposes of this disclosure, net organic sales was calculated substantially as described above in our Compensation Discussion and Analysis on page 51.
2025 Proxy Statement	87

PAY VERSUS PERFORMANCE
Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”) and Between Company TSR and Peer Group TSR
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR over the four most recently completed fiscal years, as well as the relationship between the Company’s cumulative TSR and the Peer Group TSR, in each case over the four most recently completed fiscal years.
PEO and Average Non-PEO NEO Compensation Actually Paid
Versus Company and S&P 1500 Apparel, Accessories & Luxury Goods Index TSR
Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the four most recently completed fiscal years.
PEO and Average Non-PEO NEO Compensation Actually
Paid Versus Net Income
88	2025 Proxy Statement

PAY VERSUS PERFORMANCE
Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Organic Sales
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net organic sales during the four most recently completed fiscal years. The decrease in net organic sales in 2024 was due, in part, to the divestiture of the Champion business.
PEO and Average Non-PEO NEO Compensation Actually Paid
Versus Net Organic Sales
Tabular List of Most Important Financial and Non-Financial Performance Measures
The following table presents the financial and non-financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEOs and Non-PEO NEOs for 2024 to Company performance. The measures in this table are not ranked.
Adjusted Operating Income
Average Adjusted Operating Margin
Cash Flow Fom Operations
Debt Leverage
Net Organic Sales
Relative TSR
2025 Proxy Statement	89

Ownership of our Stock
Ownership of our Stock
SHARE OWNERSHIP OF MAJOR STOCKHOLDERS, MANAGEMENT AND DIRECTORS
The following table sets forth information, as of February 24, 2025, regarding beneficial ownership by (i) each person who is known by us to beneficially own more than 5% of our common stock, (ii) each director, director nominee and named executive officer and (iii) all of our directors and executive officers as a group. The address of each director and executive officer shown in the table below is c/o Hanesbrands Inc., 101 N. Cherry Street, Winston-Salem, North Carolina 27101.
On February 24, 2025 there were 353,108,984 shares of our common stock outstanding.
	Amount and Nature of Beneficial Ownership		Other(1)
Name and Address of Beneficial Owner	Beneficial Ownership of Our Common Stock	Percentage of Class	Restricted Stock Units	Stock Equivalent Units in SERP and Deferred Compensation Plans	Total
BlackRock, Inc.(2)	56,687,778	16.05%	—	—	56,687,778
Vanguard Group, Inc.(3)	38,903,759	11.02%	—	—	38,903,759
Loews Corporation(4)	21,635,000	6.13%	—	—	21,635,000
Stephen B. Bratspies	923,907	*	1,110,458	1,292	2,035,657
Michael E. Faircloth	427,155	*	208,171	—	635,326
Joseph W. Cavaliere	254,909	*	315,227	216	570,352
Robert F. Moran	197,743	*	18,630	—	216,373
Kristin L. Oliver	112,540	*	175,176	314	288,030
Franck J. Moison	101,429	*	18,630	—	120,059
M. Scott Lewis	100,114	*	246,878	—	346,992
James C. Johnson	73,682	*	18,630	167,608	259,920
William S. Simon	59,773	*	18,630	—	78,403
John G. Mehas	23,651	*	18,630	—	42,281
Natasha C. Chand	21,760	*	18,630	—	40,390
Colin Browne	19,634	*	18,630	—	38,264
Geralyn R. Breig	—	*	18,630	98,175	116,805
Mark A. Irvin	—	*	18,630	58,492	77,122
Sharilyn S. Gasaway	—	*	33,649	—	33,649
All directors and executive officers as a group (16 persons)(5)	2,344,701	*

*
Less than 1%.

(1)
While the amounts in the “Other” column for restricted stock units and stock equivalent units in our SERP and deferred compensation plans do not represent a right of the holder to receive our common stock within 60 days, these amounts are being disclosed because we believe they further our goal of aligning senior management and stockholder interests. The value of the restricted stock units fluctuates based on changes in Hanesbrands’ stock price. Similarly, the value of stock equivalent units held in the SERP, the Executive Deferred Compensation Plan and the Director Deferred Compensation Plan fluctuates based on changes in Hanesbrands’ stock price.

(2)
Information regarding this beneficial owner is based on an Amendment No. 2 to Schedule 13G filed January 22, 2024 by BlackRock, Inc. (“BlackRock”) with the SEC. BlackRock, in its capacity as a parent holding company, reported that it beneficially owns 56,687,778 shares of our common stock and that it has sole voting power over 55,848,616 shares and sole dispositive power over 56,687,778 shares. BlackRock’s address is 50 Hudson Yards, New York, New York 10001.

(3)
Information regarding this beneficial owner is based on an Amendment No. 12 to Schedule 13G filed February 13, 2024 by The Vanguard Group, Inc. (“Vanguard”) with the SEC. Vanguard reported that it beneficially owns 38,903,759 shares of our common stock and that it has shared voting power over 514,220 shares, sole dispositive power over 38,024,332 shares and shared dispositive power over 879,427 shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)
Information regarding this beneficial owner is based on an Amendment No. 1 to Schedule 13G filed February 14, 2025 by Loews Corporation (“Loews”) with the SEC. Loews reported that it beneficially owns 21,635,000 shares of our common stock and that it has sole voting power and sole dispositive power over 21,635,000 shares. Loews’ address is 9 West 57th Street, New York, NY 10019.

(5)
Includes Scott A. Pleiman, EVP, Chief Strategy, Transformation, Analytics & Technology Officer.

90	2025 Proxy Statement

About the Annual Meeting and Voting
2025 Proxy Statement	91

About the Annual Meeting and Voting
About the Annual Meeting and Voting
WILL I RECEIVE A PRINTED COPY OF THIS PROXY STATEMENT?
You will not receive a printed copy of this Proxy Statement or our Annual Report on Form 10-K in the mail unless you request a printed copy. As permitted by the SEC, we are delivering our Proxy Statement and Annual Report via the Internet. On March 17, 2025, we mailed to our stockholders a notice of annual meeting and Internet availability of proxy materials containing instructions on how to access our Proxy Statement and Annual Report and authorize a proxy to vote their shares. If you wish to request a printed copy of this Proxy Statement and our Annual Report, you should follow the instructions included in the notice of annual meeting and Internet availability of proxy materials. The notice of annual meeting and Internet availability of proxy materials is not a proxy card or ballot.
WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?
If you were a stockholder of Hanesbrands at the close of business on February 24, 2025 (the “Record Date”), you are entitled to notice of, and to vote at, the Annual Meeting. Each share of Hanesbrands common stock outstanding at the close of business on the Record Date has one vote on each matter that is properly submitted to a vote at the Annual Meeting, including shares:
• held directly in your name as the stockholder of record • held for you in an account with a broker, bank or other nominee
Shares held in an account with a broker, bank or other nominee may include shares:
• represented by your interest in the HBI Stock Fund in the 401(k) Plan • credited to your account in the Hanesbrands Inc. Employee Stock Purchase Plan of 2006
On the Record Date, there were 353,108,984 shares of Hanesbrands common stock outstanding and entitled to vote at the Annual Meeting. Common stock is the only outstanding class of voting securities of Hanesbrands.
WHO MAY ATTEND THE ANNUAL MEETING?
In order to allow for greater participation by all of our stockholders, regardless of their geographic location, the Annual Meeting will be held in a virtual only meeting format. Stockholders will not be able to physically attend the Annual Meeting.
If you are a registered stockholder or beneficial owner of our common stock at the close of business on February 24, 2025, you may attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/HBI2025. You will need the 16-digit control number found on your Notice of Internet Availability, your proxy card or on the instructions that accompany your proxy materials to participate in the Annual Meeting and vote your shares electronically. If your shares are held in the name of a bank, broker or other holder of record, you should follow the instructions provided by your bank, broker or other holder of record to be able to participate in the meeting.
You may log into www.virtualshareholdermeeting.com/HBI2025 beginning at 8:45 a.m. Eastern time on April 29, 2025. The Annual Meeting will begin promptly at 9:00 a.m. Eastern time on April 29, 2025. If you experience any technical difficulties during the meeting, a toll free number will be available on our virtual meeting site for assistance.
This year’s stockholders’ question and answer session will include questions submitted in advance of the Annual Meeting and questions submitted live during the virtual meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/HBI2025.
92	2025 Proxy Statement

About the Annual Meeting and Voting
HOW MANY SHARES OF HANESBRANDS COMMON STOCK MUST BE PRESENT TO HOLD THE ANNUAL MEETING?
The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum for the transaction of business. Your shares of Hanesbrands common stock are counted as present at the Annual Meeting if:

•
you are present in person at the Annual Meeting and your shares are registered in your name or you have a proxy from your bank, broker or other nominee to vote your shares

•
you have properly executed and submitted a proxy card or authorized a proxy over the telephone or the Internet, prior to the Annual Meeting

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.
If a quorum is not present when the Annual Meeting is convened, the Annual Meeting may be adjourned by the chairman of the meeting.
WHAT ARE BROKER NON-VOTES?
If you have shares of Hanesbrands common stock that are held by a broker, you may give the broker voting instructions, and the broker must vote as you direct. If you do not give the broker any instructions, the broker may vote at its discretion on all routine matters (such as the ratification of our independent registered public accounting firm). For non-routine matters (such as the election of directors, the advisory vote regarding executive compensation and the amendment of our equity plan) however, the broker may not vote using its discretion. A broker’s failure to vote on a matter under these circumstances is referred to as a broker non-vote.
HOW MANY VOTES ARE REQUIRED TO APPROVE EACH PROPOSAL?

•
The election of directors will be determined by a majority of the votes cast at the Annual Meeting. Accordingly, each of the nominees for director will be elected if he or she receives a majority of the votes cast in person or represented by proxy, with respect to that director. A majority of the votes cast means that the number of shares voted FOR a director must exceed the number of shares voted AGAINST that director. Abstentions and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the proposal to elect directors. Additionally, pursuant to our Corporate Governance Guidelines, if in an uncontested election for director, a nominee for director does not receive the affirmative vote of a majority of the total votes cast for and against such nominee, the nominee will offer, following certification of the election results, to submit his or her resignation to the Board for consideration. Stockholders cannot cumulate votes in the election of directors.

•
The ratification of the appointment of PricewaterhouseCoopers as Hanesbrands’ independent registered public accounting firm for our 2025 fiscal year requires approval by a majority of the votes cast at the Annual Meeting. Accordingly, the number of shares voted FOR the proposal must exceed the number of shares voted AGAINST the proposal. Abstentions are not treated as votes cast, and therefore will have no effect on the proposal.

•
The approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement requires approval by a majority of the votes cast at the Annual Meeting. Accordingly, the number of shares voted FOR the proposal must exceed the number of shares voted AGAINST the proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the proposal.

•
The approval of the Amendment of the Hanesbrands Inc. 2020 Omnibus Incentive Plan requires approval by a majority of the votes cast at the Annual Meeting. Accordingly, the number of shares voted FOR the proposal must exceed the number of shares voted AGAINST the proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the proposal.

HOW DO I VOTE?
You may vote your shares during the Annual Meeting at www.virtualshareholdermeeting.com/HBI2025 or you may authorize a proxy to vote on your behalf. There are three ways to authorize a proxy:
2025 Proxy Statement	93

About the Annual Meeting and Voting
Internet: By accessing the Internet at www.proxyvote.com and following the instructions on the proxy card or in the notice of annual meeting and Internet availability of proxy materials.
Telephone: By calling toll-free 1-800-690-6903 and following the instructions on the proxy card or in the notice of annual meeting and Internet availability of proxy materials.
Mail: If you requested and received your proxy materials by mail, by signing, dating and mailing the enclosed proxy card.
If you authorize a proxy to vote your shares over the Internet or by telephone, you should not return your proxy card. The notice of annual meeting and Internet availability of proxy materials is not a proxy card or ballot.
Each share of Hanesbrands common stock represented by a proxy properly authorized over the Internet or by telephone or by a properly completed written proxy will be voted at the Annual Meeting in accordance with the stockholder’s instructions specified in the proxy, unless such proxy has been revoked. If no instructions are specified, such shares will be voted FOR the election of each of the nominees for director, FOR ratification of the appointment of PricewaterhouseCoopers as Hanesbrands’ independent registered public accounting firm for our 2025 fiscal year, FOR approval of named executive officer compensation, FOR approval of the Amendment of the Hanesbrands Inc. 2020 Omnibus Incentive Plan and in the discretion of the proxy holder on any other business that may properly come before the Annual Meeting.
If you participate in the 401(k) Plan and have contributions invested in the HBI Stock Fund in the 401(k) Plan as of the close of business on the Record Date, you will receive a proxy card (or a notice of annual meeting and Internet availability of proxy materials containing instructions on how to authorize a proxy to vote your shares), which will serve as voting instructions for the trustee of the 401(k) Plan. You must return your proxy card to Broadridge Financial Solutions, Inc. (“Broadridge”) or authorize a proxy to vote your shares over the Internet or by telephone on or prior to April 28, 2025 for shares held directly or by April 24, 2025 for shares held in a Plan. If you have not authorized a proxy to vote your shares over the Internet or by telephone or if your proxy card is not received by Broadridge by that date, or if you sign and return your proxy card without instructions marked in the boxes, the trustee of the 401(k) Plan will vote shares attributable to your investment in the HBI Stock Fund in the 401(k) Plan in the same proportion as other shares held in the HBI Stock Fund for which the trustee received timely instructions. If no participants vote their shares, then the trustee will not vote any of the shares in the 401(k) Plan.
HOW CAN I REVOKE A PREVIOUSLY SUBMITTED PROXY?
You may revoke (cancel) a proxy at any time before the Annual Meeting by (i) giving written notice of revocation to the Corporate Secretary of Hanesbrands with a date later than the date of the previously submitted proxy, (ii) properly authorizing a new proxy with a later date by mail, Internet or telephone or (iii) attending the Annual Meeting and voting at www.virtualshareholdermeeting.com/HBI2025. Attendance at the Annual Meeting will not, by itself, constitute revocation of a proxy. Any notice of revocation should be sent to: Hanesbrands Inc., 101 N. Cherry Street, Winston-Salem, North Carolina 27101, Attention: Corporate Secretary.
WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE OF ANNUAL MEETING AND INTERNET AVAILABILITY OF PROXY MATERIALS?
If you receive more than one notice of annual meeting and Internet availability of proxy materials, it means your shares of Hanesbrands common stock are not all registered in the same way (for example, some are registered in your name and others are registered jointly with your spouse) or are in more than one account. In order to ensure that you vote all of the shares that you are entitled to vote, you should authorize a proxy to vote utilizing all proxy cards or Internet or telephone proxy authorizations to which you are provided access.
94	2025 Proxy Statement

About the Annual Meeting and Voting
HOW IS THE VOTE TABULATED?
Hanesbrands has a policy that all proxies, ballots and votes tabulated at a meeting of stockholders are confidential, and the votes will not be revealed to any Hanesbrands employee or anyone else, other than to the non-employee tabulator of votes or an independent election inspector, except (i) as necessary to meet applicable legal requirements or (ii) in the event a proxy solicitation in opposition to the election of the Board or in opposition to any other proposal to be voted on is filed with the SEC. Broadridge will tabulate votes for the Annual Meeting and will provide an independent election inspector for the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON April 29, 2025
The notice of annual meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 28, 2024 are available at: www.proxyvote.com.
2025 Proxy Statement	95

Other Information
Other Information
OTHER INFORMATION ABOUT HANESBRANDS
We will provide without charge to each person solicited pursuant to this Proxy Statement, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 28, 2024, including the financial statements and the financial statement schedules required to be filed with the SEC, or any exhibit to that Annual Report on Form 10-K. Requests should be in writing and directed to Hanesbrands Inc., 101 N. Cherry Street, Winston-Salem, North Carolina 27101, Attention: Corporate Secretary. By referring to our websites, www.ir.hanesbrands.com and www.hbisustains.com, we do not incorporate our website or its contents into this Proxy Statement.
MATTERS RAISED AT THE ANNUAL MEETING NOT INCLUDED IN THIS PROXY STATEMENT
We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this Proxy Statement. If any other matter is properly presented at the Annual Meeting, proxy holders will vote on the matter in their discretion.
SOLICITATION COSTS
We will pay the cost of soliciting proxies by use of this Proxy Statement for the Annual Meeting, including the cost of mailing. The Company is making this solicitation by mail and may also use telephone or in person contacts, using the services of a number of regular employees of Hanesbrands at nominal cost. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy materials to beneficial owners of shares of Hanesbrands common stock. We have engaged D.F. King & Co., Inc. to solicit proxies and to assist with the distribution of proxy materials for a fee of $10,000 plus reasonable out-of-pocket expenses.
HOUSEHOLDING
Stockholders residing in the same household who hold their stock through a bank or broker may receive only one notice of annual meeting and Internet availability of proxy materials (or Proxy Statement, for those who receive a printed copy of the Proxy Statement) in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding,” and saves us money in printing and distribution costs. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.
If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker or by contacting us in writing at Hanesbrands Inc., 101 N. Cherry Street, Winston-Salem, North Carolina 27101, Attention: Corporate Secretary, or by telephone at 336-519-8080. We will also promptly deliver a separate copy of one notice of annual meeting and Internet availability of proxy materials (or Proxy Statement, as applicable) to any stockholder residing at an address to which only one copy was delivered. Requests for additional copies should be directed to us in writing or by telephone using the contact information listed above.
96	2025 Proxy Statement

Other Information
FREQUENTLY USED TERMS
AIP	Annual Incentive Plan
Committee (or Talent and Compensation Committee)	Talent and Compensation Committee of the Board of Directors
Adjusted EPS
Diluted earnings per share from continuing operations, excluding actions and the tax effect on actions and excluding certain unusual or nonrecurring items and as adjusted to exclude the impact of businesses held for sale

LTIP	Long-Term Incentive Program
Net organic sales	Net sales excluding those derived from businesses acquired within the previous 12 months of a reporting date and as adjusted for businesses held for sale
Adjusted operating income	Operating income, excluding certain unusual or nonrecurring items and as adjusted to exclude the impact of businesses held for sale
PSA	Performance Share Award
RSU	Restricted Stock Unit
SERP	Supplemental Employee Retirement Plan
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR NEXT ANNUAL MEETING
If you want to make a proposal for consideration at next year’s Annual Meeting and have it included in our proxy materials, Hanesbrands must receive your proposal no later than November 17, 2025, which is the 120th day prior to the anniversary of the date of this Proxy Statement, and the proposal must comply with SEC Rule 14a-8.
If you want to make a proposal or nominate a director for consideration at next year’s Annual Meeting (other than a proposal in accordance with Rule 14a-8), you must comply with the then current advance notice provisions and other requirements set forth in our bylaws, which are filed with the SEC. Under our current bylaws, a stockholder may nominate a director or submit a proposal for consideration at an Annual Meeting by giving timely notice to our Corporate Secretary. To be timely, that notice must contain information specified in our bylaws and be received by us not earlier than the 150th day nor later than 5:00 p.m., Eastern time, on the 120th day prior to the first anniversary of the date of the Proxy Statement for the preceding year’s Annual Meeting. If, however, the date of the Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such Annual Meeting and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such Annual Meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Therefore, Hanesbrands must receive notice of your nomination or proposal on or after October 18, 2025 and prior to 5:00 p.m., Eastern time, on November 17, 2025 unless the date of the Annual Meeting is advanced or delayed by more than 30 days from the anniversary date of the 2025 Annual Meeting.
In addition to satisfying the requirements under our bylaws, to comply with the SEC’s universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees, you must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the Annual Meeting (for the 2026 Annual Meeting of Stockholders, no later than February 28, 2026). If the date of the 2026 Annual Meeting of Stockholders is changed by more than 30 calendar days from such anniversary date, however, then you must provide notice by the later of 60 calendar days prior to the date of the 2026 Annual Meeting of Stockholders and the 10th calendar day following the date on which public announcement of the date of the 2026 Annual Meeting of Stockholders is first made.
2025 Proxy Statement	97

Other Information
You should address your proposals or nominations to Hanesbrands Inc., 101 N. Cherry Street, Winston-Salem, North Carolina 27101, Attention: Corporate Secretary.
By Order of the Board of Directors
HANESBRANDS INC.
Kristin L. Oliver
EVP, Chief Human Resources Officer & Chief Legal Officer
March 17, 2025
98	2025 Proxy Statement

Appendix A
Appendix A

SECOND AMENDMENT OF HANESBRANDS INC. 2020 OMNIBUS INCENTIVE PLAN
WHEREAS, Hanesbrands Inc. (the “Company”) maintains the Hanesbrands Inc. 2020 Omnibus Incentive Plan, as amended (the “Plan”); and
WHEREAS, pursuant to section 5(a) of the Plan, 16,300,000 shares of common stock of the Corporation, plus the remaining shares available for grant under the Hanesbrands Inc. Omnibus Incentive Plan, have been reserved for issuance under the Plan; and
WHEREAS, amendment of the Plan is now considered desirable to increase the number of shares of common stock of the Corporation reserved for issuance under the Plan by an additional 16,210,000 shares;
NOW, THEREFORE, by virtue of the power granted to the Company by section 20 of the Plan and the authority delegated to the Talent and Compensation Committee of the board of directors of the Company (the “Committee”) by resolutions of the board of directors of the Company, and subject to shareholder approval, the Plan be and it hereby is amended, effective April 29, 2025, in the following particulars:
1.
By substituting the following for the first sentence of section 5(a) of the Plan:

i)
“Subject to adjustment as provided in section 16, there is hereby reserved for Awards under the Plan, as of the date of stockholder approval, (i) 32,510,000 shares of Stock, including shares of Stock previously available for grant under the Plan, plus (ii) the number of shares of Stock available for grant pursuant to the Predecessor Plan but which have not yet been made subject to awards granted under the Predecessor Plan as of the Effective Date (the ‘Maximum Share Limitation’).”

2.
By substituting the number “32,510,000” for the number “16,300,000” where the latter number appears in section 5(b) of the Plan.

* * *
IN WITNESS WHEREOF, the Committee has caused this amendment to be executed by its duly authorized representative this       day of         , 2025.
TALENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF HANESBRANDS INC.
By:

Talent and Compensation Committee Representative
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HANESBRANDS INC. 2020 OMNIBUS INCENTIVE PLAN
(INCORPORATING FIRST AMENDMENT OF HANESBRANDS INC. 2020 OMNIBUS INCENTIVE PLAN)
1.
Purpose.   The purposes of the Plan are (a) to promote the interests of the Company and its Subsidiaries and its stockholders by strengthening the ability of the Company and its Subsidiaries to attract and retain highly competent officers and other key employees, and (b) to provide a means to encourage Stock ownership and proprietary interest in the Company.

2.
Definitions.   Where the context of the Plan permits, words in the masculine gender shall include the feminine gender, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)
Award means the grant of compensation under this Plan to a Participant.

(b)
Board means the board of directors of the Company.

(c)
Cause means, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, the Participant: has been convicted of (or pled guilty or no contest to) a felony or any crime involving fraud, embezzlement, theft, misrepresentation or financial impropriety; willfully engaged in misconduct resulting in material harm to the Company; willfully failed to perform duties after written notice; or is in willful violation of Company policies resulting in material harm to the Company.

(d)
Change in Control means, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, the occurrence of any of the following events after the Effective Date:

(i)
the acquisition by any Person of beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 20% or more of the combined voting power of the then outstanding capital stock of the Company that by its terms may be voted on all matters submitted to stockholders of the Company generally (“Voting Stock”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company); (B) any acquisition by the Company; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (A), (B) and (C) of subsection (ii) below shall be satisfied; and provided further that, for purposes of clause (B) above, if (1) any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 20% or more of the Voting Stock by reason of an acquisition of Voting Stock by the Company, and (2) such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Voting Stock and such beneficial ownership is publicly announced, then such additional beneficial ownership shall constitute a Change in Control; or

(ii)
the consummation of a reorganization, merger or consolidation of the Company, or a sale, lease, exchange or other transfer of all or substantially all of the assets of the Company; excluding, however, any such reorganization, merger, consolidation, sale, lease, exchange or other transfer with respect to which, immediately after consummation of such transaction: (A) all or substantially all of the beneficial owners of the Voting Stock of the Company outstanding immediately prior to such transaction continue to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the entity resulting from such transaction), more than 50% of the combined voting power of the voting securities of the Resulting Entity outstanding immediately after such transaction, in substantially the same proportions relative to each other as their ownership immediately prior to such transaction; and (B) no Person (other than any Person that beneficially owned, immediately prior to such reorganization, merger, consolidation, sale or other disposition, directly or indirectly, Voting Stock representing 20% or more of the combined voting power of the Company’s then outstanding securities) beneficially owns, directly or indirectly,

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20% or more of the combined voting power of the then outstanding securities of the Resulting Entity; and (C) at least a majority of the members of the board of directors of the entity resulting from such transaction were Initial Directors of the Company at the time of the execution of the initial agreement or action of the Board authorizing such reorganization, merger, consolidation, sale or other disposition; or
(iii)
the consummation of a plan of complete liquidation or dissolution of the Company; or

(iv)
the Initial Directors cease for any reason to constitute at least a majority of the Board.

(e)
Code means the Internal Revenue Code of 1986 as amended.

(f)
Committee means the Compensation Committee of the Board (or its successor(s)).

(g)
Company means Hanesbrands Inc., a Maryland corporation, or any successor thereto.

(h)
Deferred Stock Unit (“DSU”) means a vested unit granted pursuant to section 11 below providing a Participant with the right to receive Stock (or cash) in accordance with the terms of such grant.

(i)
Director means a member of the Board.

(j)
Effective Date means the date this Plan is approved by the Company’s stockholders.

(k)
Evidence of Award means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the Awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(l)
Exchange Act means the Securities Exchange Act of 1934, as amended.

(m)
Fair Market Value means, as of any particular date, the closing price of a share of Stock as reported for that date on the New York Stock Exchange or, if the Stock is not then listed on the New York Stock Exchange, on any other national securities exchange on which the Stock is listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Stock, then the Fair Market Value shall be the fair market value as determined in good faith by the Committee.   The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Code Section 409A.

(n)
Incentive Stock Option means a Stock Option that is intended to meet the requirements of Code Section 422 or any successor law.

(o)
Initial Directors means those Directors of the Company on the Effective Date; provided, however, that any individual who becomes a Director of the Company thereafter whose election or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the Initial Directors then comprising the Board (or by the nominating committee of the Board, if such committee is comprised of Initial Directors and has such authority) shall be deemed to have been an Initial Director; and provided further, that no individual shall be deemed to be an Initial Director if such individual initially was elected or nominated as a Director of the Company as a result of: (i) an actual or threatened solicitation by a Person (other than the Board) made for the purpose of opposing a solicitation by the Board with respect to the election or removal of Directors; or (ii) any other actual or threatened solicitation of proxies or consents by or on behalf of any Person (other than the Board).

(p)
Nonqualified Stock Option means a Stock Option that is not an Incentive Stock Option.

(q)
Participant means (i) an employee of the Company or its Subsidiaries, including a Person who has agreed to commence serving in such capacity within 90 days of the grant date of the Award, (ii) a non-employee Director of the Company or (iii) a Person, including a consultant, who provides services to the Company or any Subsidiary

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that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”), in each case, designated by the Committee as eligible to receive an Award under the Plan.
(r)
Performance Cash Awards means cash incentives subject to the satisfaction of Performance Criteria and granted pursuant to section 13 below.

(s)
Performance Criteria means the measurable performance objective or objectives that may be established pursuant to this Plan for Participants who have received Awards hereunder, which may be based on factors including, but not limited to any of the following (or an equivalent metric): revenue; revenue growth; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating income; pre- or after-tax income; net operating profit after taxes; economic value added; ratio of operating earnings to capital spending; cash flow (before or after dividends); cash flow per share (before or after dividends); net earnings; net sales; sales growth; share price performance; return on assets or net assets; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels, gross profit margin, operating profit margin, net income margin and leverage ratio. Performance Criteria that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be financial metrics based on, or able to be derived from, GAAP, and may be adjusted when established (or at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Criteria unsuitable, the Committee may in its discretion modify such Performance Criteria or the goals or actual levels of achievement regarding the Performance Criteria, in whole or in part, as the Committee deems appropriate and equitable.
(t)
Performance Period means, in respect of an Award, a period of time within which the Performance Criteria relating to such Award are to be achieved.

(u)
Performance Shares means Stock-denominated Awards subject to satisfaction of Performance Criteria and granted pursuant to section 12 below.

(v)
Person means any individual, entity or group, including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(w)
Plan means this Hanesbrands Inc. 2020 Omnibus Incentive Plan, as may be amended or amended and restated from time to time.

(x)
Predecessor Plan means the Hanesbrands Inc. Omnibus Incentive Plan, including as amended or amended and restated.

(y)
Restricted Stock means Stock subject to a vesting condition specified by the Committee in an Award in accordance with section 10 below.

(z)
Resulting Entity means the entity resulting from a transaction (including, without limitation, the Company or an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s property or assets, directly or indirectly).

(aa)
RSU means a restricted stock unit providing a Participant with the right to receive Stock (or cash) at a date on or after vesting in accordance with the terms of such grant and/or upon the attainment of Performance Criteria specified by the Committee in the Award in accordance with section 10 below.

(bb)
SAR means a stock appreciation right granted pursuant to section 8 below.

(cc)
Stock means the common stock, par value $0.01 per share, of the Company, or any security into which such Stock may be changed by reason of any transaction or event of the type referred to in section 16 of this Plan.

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(dd)
Stock Option means the right to acquire shares of Stock at a certain price that is granted pursuant to section 7 below. The term Stock Option includes both Incentive Stock Options and Nonqualified Stock Options.

(ee)
Subsidiary or Subsidiaries means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, Subsidiary means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined voting power of the then-outstanding securities entitled to vote generally in the election of members of the board of directors or similar body represented by all classes of stock issued by such corporation.

3.
Administration.   The Plan will be administered by the Committee. The Committee shall have the discretionary authority to construe and interpret the Plan and any Awards granted thereunder (and related documents), to establish and amend rules for Plan administration, to change the terms and conditions of Awards at or after grant (subject to the provisions of section 22 below), to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award granted under the Plan and to make all other determinations which it deems necessary or advisable for the administration of the Plan, and any determination by the Committee pursuant to any provision of this Plan or of any related agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

Awards under the Plan may be made subject to the satisfaction of one or more Performance Criteria.
The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. In addition, to the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable (including but not limited to duties to determine a Participant’s eligibility for benefits and powers to establish rules, procedures and requirements necessary or appropriate to carry out the terms of the Plan), and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. To the extent of any delegation under this paragraph, references in this Plan to the Committee will be deemed to be references to such subcommittee.
To the extent permitted by law, the Committee or the Board may authorize one or more officers of the Company to select employees to participate in the Plan and to determine the number and type of Awards to be granted to such Participants, except with respect to Awards to officers subject to Section 16 of the Exchange Act or to non-employee Directors of the Company. In the event of such authorization, any reference in the Plan to the Committee shall be deemed to include such officer or officers, unless the context clearly indicates otherwise.
The determinations of the Committee shall be made in accordance with their judgment as to the best interests of the Company and its stockholders and in accordance with the purposes of the Plan. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, if in writing signed by all the Committee members.
4.
Participants.   The Committee shall determine which eligible individuals shall be Participants in the Plan. Any individual who is located in a country in which the Company’s Stock or the Plan have not been registered where registration is required shall be excluded from participation in the Plan. Designation of a Participant in any year shall not require the Committee to designate that person to receive an Award in any other year or to receive the same type or amount of Award as granted to the Participant in any other year or as granted to any other Participant in any year. The Committee shall consider all factors that it deems relevant in selecting Participants and in determining the type and amount of their respective Awards.

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5.
Shares Available under the Plan.

(a)
Subject to adjustment as provided in section 16, there is hereby reserved for Awards under the Plan, as of the date of stockholder approval, (i) 16,300,000 shares of Stock, including shares of Stock previously available for grant under the Plan, plus (ii) the number of shares of Stock available for grant pursuant to the Predecessor Plan but which have not yet been made subject to awards granted under the Predecessor Plan as of the Effective Date (the “Maximum Share Limitation”). Subject to the share counting rules set forth below, the Maximum Share Limitation will be reduced by one share of Stock for every one share of Stock subject to an Award granted under the Plan. If, on or after the Effective Date, an Award under this Plan or the Predecessor Plan (in whole or in part) expires or is terminated, cancelled, forfeited, settled in cash or unearned, the shares of Stock associated with the expired, terminated, cancelled, forfeited, cash-settled or unearned portion of the Award shall again be available for Awards under this Plan. Notwithstanding anything in this Plan to the contrary, the following shares of Stock shall not be added (or added back, as applicable) to the aggregate number of shares available under this section 5(a): (i) shares withheld by the Company, tendered or otherwise used in payment of the exercise price of a Stock Option; (ii) shares withheld by the Company, tendered or otherwise used to satisfy tax withholding; (iii) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Stock Options; and (iv) shares subject to a share-settled SAR that are not actually issued in connection with the settlement of such SAR on the exercise thereof. All such Stock issued under the Plan may be either authorized and unissued Stock or issued Stock reacquired by the Company.

Additionally, in the event that a corporation acquired by (or combined with) the Company or any Subsidiary has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Stock authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or Directors of the Company or any Subsidiary prior to such acquisition or combination; and provided further, that no shares of Stock subject to an award that is granted by, or becomes an obligation of, the Company under this paragraph will be added (or added back) to the Maximum Share Limitation.
(b)
Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in section 16 of this Plan, the aggregate number of shares of Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 16,300,000 shares; provided, however, notwithstanding a Stock Option’s designation, to the extent that Incentive Stock Options are exercisable for the first time by the Participant during any calendar year with respect to Stock whose aggregate Fair Market Value exceeds $100,000, such Stock Options shall be treated as Nonqualified Stock Options; provided further, that the value of any shares of Stock withheld or tendered to pay the exercise price of Incentive Stock Options or withheld or tendered to pay taxes on any Incentive Stock Options shall be taken into account for purposes of determining the aggregate Fair Market Value of Stock associated with a Participant’s Incentive Stock Options.

(c)
Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director of the Company in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the date of grant as applicable, and calculating the value of any Awards based on the grant date fair value for financial reporting purposes) in excess of $1,000,000.

6.
Types of Awards, Payments, and Limitations.   Awards under the Plan shall consist of Stock Options, SARs, Restricted Stock, RSUs, DSUs, Performance Shares, Performance Cash Awards and other Stock or cash Awards, all as described below. Payment of Awards may be in the form of cash, Stock, other Awards or combinations thereof as the Committee shall determine, and with the expectation that any Award of Stock shall be styled to preserve such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, and subject to the provisions of sections 22 and 23 hereto, may require or permit Participants to elect to defer the issuance of Stock or the settlement of Awards in cash under such rules and procedures as the Committee may establish under the Plan in compliance with Code Section 409A (to the extent applicable).

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The Committee may provide that any Awards under the Plan other than Stock Options or SARs earn dividends or dividend equivalents and interest on such dividends or dividend equivalents; provided, however, that any such dividends or dividend equivalents (and any interest related thereto) shall be deferred until, and paid contingent upon, the vesting of the related Award or portion thereof to which they relate. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Stock or Stock equivalents. For the avoidance of doubt, neither Stock Options nor SARs granted under this Plan may provide for any dividends or dividend equivalents thereon.
Each Award shall be evidenced by an Evidence of Award that shall be subject to this Plan and set forth the terms, conditions and limitations of such Award. Such terms may include, but are not limited to, the term of the Award, the provisions applicable in the event the Participant’s employment terminates and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind any Award including without limitation the ability to amend such Awards to comply with changes in applicable law. Unless otherwise determined by the Committee, Awards granted under the Plan shall be subject to the Company’s clawback policy as in effect on the Effective Date, as the same may be amended from time to time. An Award may also be subject to any other clawback policy of the Company or other provisions (whether or not applicable to similar Awards granted to other Participants) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements (including under Section 10D of the Exchange Act), understandings or conditions as to the Participant’s employment, requirements or inducements for continued ownership of Stock after exercise or vesting of Awards, or forfeiture or clawback of Awards or any shares of Stock issued under and/or any other benefit related to an Award, in the event of termination of employment shortly after exercise or vesting, breach of noncompetition or confidentiality agreements following termination of employment, or other detrimental activity before or after employment, or other provisions intended to have a similar effect.
Notwithstanding anything in this Plan (outside of this paragraph) to the contrary, Awards granted under this Plan shall vest no earlier than after a minimum one-year vesting period or one-year performance period, as applicable; provided, however, that, notwithstanding the foregoing, an aggregate of up to 5% of the Stock available for Awards under this Plan as provided for in section 5 of this Plan, as may be adjusted under section 16 of this Plan, may be used for Awards that do not at grant comply with such minimum vesting provisions. Nothing in this paragraph or otherwise in this Plan, however, shall preclude the Committee, in is sole discretion, from (i) providing for continued vesting or accelerated vesting for any Award under the Plan upon certain events, including in connection with or following a Participant’s death, disability, or termination of service or a Change in Control, or (ii) exercising its authority under section 22(b) at any time following the grant of an Award.
7.
Stock Options.   Stock Options may be granted to Participants at any time as determined by the Committee. The Committee shall determine the number of shares subject to each Stock Option and whether the Stock Option is an Incentive Stock Option, provided that Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Code Section 3401(c). Unless otherwise indicated in the applicable Evidence of Award, a Stock Option will be deemed to be a Nonqualified Stock Option. The exercise price for each Stock Option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of the Stock on the date the Stock Option is granted unless the Stock Option is a substituted, assumed or converted Stock Option granted pursuant to section 17 hereto. Each Stock Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that a Stock Option will be automatically exercised upon the expiration date of the Stock Option if the Fair Market Value of a share of Stock on the expiration date exceeds the exercise price for each Stock Option. Stock Options shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no Stock Option shall be exercisable later than ten years after its date of grant. The exercise price, upon exercise of any Stock Option, shall be payable to the Company in full by: (a) cash payment or its equivalent (a “cash exercise”); (b) tendering previously acquired Stock having a Fair Market Value at the time of exercise equal to the exercise price (a “stock swap”) or certification of ownership of such previously-acquired Stock (“attestation”); (c) to the extent permitted by applicable law, delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the Stock Option shares or loan proceeds to pay the exercise price and to deliver to the Participant the net amount of shares (a “cashless exercise for Stock”) or cash (a “cashless exercise for cash”); (d) having the Company retain from the Stock otherwise issuable upon exercise of the Stock Option a number of shares of Stock having a value (determined pursuant to rules established by the Committee in its discretion) equal to the exercise price of the Stock Option (a “net exercise”); (d) a combination of the foregoing methods; or (f) such other methods of payment as the Committee, in its discretion, deems appropriate.

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8.
Stock Appreciation Rights.   SARs may be granted to Participants at any time as determined by the Committee. Notwithstanding any other provision of the Plan, the Committee may, in its discretion, substitute SARs which can be settled only in Stock for outstanding Stock Options (“Substitute SARs”). The grant price of a Substitute SAR shall be equal to the exercise price of the related Stock Option and the Substitute SAR shall have substantive terms (e.g., duration) that are equivalent to the related Stock Option. The grant price of any other SAR shall not be less than 100% of the Fair Market Value of the Stock on the date of its grant unless the SARs are substitute, assumed or converted SARs granted pursuant to section 17 hereto. An SAR may be exercised upon such terms and conditions and for the term the Committee in its sole discretion determines; provided, however, that the term shall not exceed the Stock Option term in the case of a Substitute SAR or ten years from the date of grant in the case of any other SAR, and the terms and conditions applicable to a Substitute SAR shall be substantially the same as those applicable to the Stock Option which it replaces. Upon the expiration date of an SAR, the SAR will be automatically exercised if the Fair Market Value of a share of Stock on the expiration date exceeds the grant price of the SAR.   Upon exercise of an SAR, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying (a) the difference between the Fair Market Value of a share of Stock on the date of exercise and the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised. The payment may be made in cash or Stock, at the discretion of the Committee, except in the case of a Substitute SAR payment which may be made only in Stock.

9.
No Repricing.   Except in connection with a corporate transaction or event described in section 16 of this Plan or in connection with a Change in Control, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Stock Options or the grant price of outstanding SARs, or cancel outstanding “underwater” Stock Options or SARs (including following a Participant’s voluntary surrender of “underwater” Stock Options or SARs) in exchange for cash, other Awards or Stock Options or SARs with an exercise price or grant price, as applicable, that is less than the exercise price of the original Stock Options or grant price of the original SARs, as applicable, without stockholder approval. This section 9 is intended to prohibit the repricing of “underwater” Stock Options and SARs and will not be construed to prohibit the adjustments provided for in section 16 of this Plan.

10.
Restricted Stock and RSUs.   Restricted Stock and RSUs may be awarded or sold to Participants under such terms and conditions as shall be established by the Committee. Restricted Stock and RSUs shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following:

(a)
a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period;

(b)
a requirement that the holder forfeit (or in the case of Stock or RSUs sold to the Participant, resell to the Company at cost) such Stock or RSUs in the event of termination of employment during the period of restriction; and

(c)
the attainment of Performance Criteria.

11.
DSUs.   DSUs provide a Participant a vested right to receive Stock in lieu of other compensation at termination of employment or service or at a specific future designated date.

12.
Performance Shares.   The Committee shall designate the Participants to whom Performance Shares are to be awarded and determine the number of shares, the length of the Performance Period and the other terms and conditions of each such Award. Each Award of Performance Shares shall entitle the Participant to a payment in the form of Stock (or cash) upon the attainment of Performance Criteria and other terms and conditions specified by the Committee.

Notwithstanding satisfaction of any Performance Criteria, the number of shares issued under a Performance Share Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. The Committee may, in its discretion, make a cash payment equal to the Fair Market Value of Stock otherwise required to be issued to a Participant pursuant to a Performance Share Award.
13.
Performance Cash Awards.   The Committee shall designate the Participants to whom Performance Cash Awards are to be awarded and determine the amount of the Award and the terms and conditions of each such Award. Each Performance Cash Award shall entitle the Participant to a payment in cash (or an equivalent value in Stock, as determined by the Committee and set forth in the applicable Evidence of Award) on terms and conditions specified by the Committee.

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Notwithstanding the satisfaction of any Performance Criteria, the amount to be paid under a Performance Cash Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. The Committee may, in its discretion, substitute actual Stock for the cash payment otherwise required to be made to a Participant pursuant to a Performance Cash Award.
14.
Other Stock or Cash Awards.   In addition to the awards described in sections 6 through 13 above, the Committee may grant shares of Stock or such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of such Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of the Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this section 14 will be purchased for such consideration, and paid for at such time, by such methods, and in such forms, including, without limitation, Stock, other Awards, notes or other property, as the Committee determines.

Cash Awards, as an element of or supplement to any other Award granted under this Plan, may also be granted pursuant to this section 14.
The Committee may authorize the grant of Stock as a bonus, or may authorize the grant of other Awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Code Section 409A.
15.
Change in Control.   The vesting and payment terms applicable to an Award following a Change in Control shall be determined by the Committee.

16.
Adjustments.   The Committee shall make or provide for such adjustments in the number of and kind of shares of Stock covered by outstanding Stock Options, SARs, Restricted Stock, RSUs, DSUs, and Performance Shares granted hereunder and, if applicable, in the number of and kind of shares of Stock covered by other Awards granted pursuant to section 14 of this Plan, in the exercise price and base price provided in outstanding Stock Options and SARs, respectively, in Performance Cash Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all Awards so replaced in a manner that complies with Code Section 409A. In addition, for each Stock Option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Stock Option or SAR without any payment to the person holding such Stock Option or SAR. The Committee shall also make or provide for such adjustments in the number of shares of Stock specified in section 5 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this section 16; provided, however, that any such adjustment to the number specified in section 5(b) of this Plan will be made only if and to the extent that such adjustment would not cause any Stock Option intended to qualify as an Incentive Stock Option to fail to so qualify.

17.
Substitution and Assumption of Awards.   The Board or the Committee may authorize the issuance of Awards under this Plan in connection with the assumption or conversion of, or substitution for, outstanding awards previously granted to individuals who become employees of the Company or any Subsidiary as a result of any merger, consolidation, acquisition of property or stock or reorganization, upon such terms and conditions as the Committee may deem appropriate. The Awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards,

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as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the applicable transaction. Any substitute Awards granted under the Plan as described in this section 17 shall not count against the Stock limitations set forth in section 5 hereto, to the extent permitted by Section 303A.08 of the New York Stock Exchange Listed Company Manual as in effect from time to time.
18.
Nontransferability.   Except as otherwise determined by the Committee in the case of Stock Options, and subject to compliance with Code Section 409A, each Award granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, and each Stock Option and SAR shall be exercisable during the Participant’s lifetime only by the Participant or, in the event of disability, by the Participant’s personal representative. In no event will any such Award granted under this Plan be transferred for value. In the event of the death of a Participant, exercise of any Award or payment with respect to any Award shall be made only by or to the beneficiary, executor or administrator of the estate of the deceased Participant or the Person or Persons to whom the deceased Participant’s rights under the Award shall pass by will or the laws of descent and distribution.

19.
Taxes.   To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Stock, unless otherwise determined by the Committee, such withholding requirement shall be satisfied by retention by the Company of a portion of the Stock to be delivered to the Participant. The Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such Stock on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the Stock to be withheld and delivered pursuant to this section 19 exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences and (ii) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Stock acquired upon the exercise of Stock Options.

20.
Compliance with Code Section 409A.

(a)
To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Code Section 409A, so that the income inclusion provisions of Code Section 409A(a)(1) do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)
Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Code Section 409A) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Code Section 409A, any deferred compensation (within the meaning of Code Section 409A) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c)
If, at the time of a Participant’s separation from service (within the meaning of Code Section 409A), (i) the Participant will be a specified employee (within the meaning of Code Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Code Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d)
Solely with respect to any Award that constitutes nonqualified deferred compensation subject to Code Section 409A and that is payable on account of a Change in Control (including any installments or stream of

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payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Code Section 409A, without altering the definition of Change in Control for any purpose in respect of such Award.
(e)
Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Code Section 409A, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Code Section 409A. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Code Section 409A), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

21.
Duration of the Plan.   No Award shall be made under the Plan more than ten years after the Effective Date, provided that all Awards made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan; provided, however, that the terms and conditions applicable to any Stock Option granted on or before such date may thereafter be amended or modified by mutual agreement between the Company and the Participant, or such other Person as may then have an interest therein.

22.
Amendment and Termination.

(a)
The Board may amend the Plan from time to time or terminate the Plan at any time. However, unless expressly provided in an Award or the Plan, no such action shall materially reduce the amount of any existing Award or materially and adversely change the terms and conditions thereof without the Participant’s consent; provided, however, that the Committee may, in its discretion, substitute SARs which can be settled only in Stock for outstanding Stock Options and may require an Award be deferred pursuant to section 6 hereto, without a Participant’s consent; and further provided that the Committee may amend or terminate an Award to comply with changes in law, including but not limited to tax law, without a Participant’s consent. Notwithstanding any provision of the Plan to the contrary, the provisions in each of section 9 of the Plan (regarding the repricing of Stock Options and SARs) shall not be amended without stockholder approval. Notwithstanding any provision of the Plan to the contrary, to the extent that Awards under the Plan are subject to the provisions of Code Section 409A, then the Plan as applied to those amounts shall be interpreted and administered so that it is consistent with such Code section. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with applicable laws, regulations or stock exchange rules. Termination of the Plan will not affect the rights of Participants or their successors under any Awards outstanding hereunder and not exercised in full on the date of termination.

(b)
If permitted by Code Section 409A, but subject to the paragraph that follows, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds a Stock Option or SAR not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any RSUs as to which the vesting period has not been completed, or any Performance Cash Awards or Performance Shares which have not been fully earned, or any dividend equivalents or other Awards made pursuant to section 14 of this Plan subject to any vesting schedule or transfer restriction, or who holds Stock subject to any transfer restriction imposed pursuant to this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Stock Option, SAR or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such vesting period will end or the time at which such Performance Cash Awards or Performance Shares will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any Award.

23.
Other Provisions.

(a)
In the event any Award under this Plan is granted to a Participant who is a foreign national or who is employed by the Company or any Subsidiary outside of the United States of America or who provides services to the Company or any Subsidiary under an agreement with a foreign nation or agency, the Committee may, in its

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sole discretion: (i) provide for such special terms for Awards to such Participants, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom; (ii) approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan; or (iii) cause the Company to enter into an internal accounting transaction with any local branch or affiliate consistent with internal accounting/audit protocols and pursuant to which such branch or affiliate will reimburse the Company for the cost of such equity incentives. No such special terms, supplements, amendments or restatements as described in this subsection, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Company’s stockholders.
(b)
To the extent that any provision of this Plan would prevent any Stock Option that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Stock Option. Such provision, however, will remain in effect for other Stock Options and there will be no further effect on any provision of this Plan.

(c)
No Award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or shares thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(d)
No Participant will have any rights as a stockholder of the Company with respect to any Stock subject to Awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Stock upon the share records of the Company.

(e)
Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company; nor interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between the employee and the Company.

(f)
No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee, in its discretion, shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares of Stock, or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(g)
In the event any provision of the Plan shall be held to be illegal, invalid or unenforceable for any reason, or would disqualify this Plan or any Award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

(h)
Payments and other benefits received by a Participant under an Award made pursuant to the Plan generally shall not be deemed a part of a Participant’s compensation for purposes of determining the Participant’s benefits under any other employee benefit plans or arrangements provided by the Company or a Subsidiary, unless the Committee expressly provides otherwise in writing or unless expressly provided under such plan. The Committee shall administer, construe, interpret and exercise discretion under the Plan and each Award in a manner that is consistent and in compliance with a reasonable, good faith interpretation of all applicable laws.

24.
Governing Law.   The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of North Carolina without regard to any state’s conflict of laws principles. Any legal action related to this Plan shall be brought only in a federal or state court located in North Carolina.

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Appendix A
25.
Stockholder Approval.   This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plan, provided that outstanding awards granted under the Predecessor Plan will continue unaffected following the Effective Date. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plan, as applicable.

2025 Proxy Statement	111

Appendix B
Appendix B

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
To supplement financial results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company provides quarterly and full-year results concerning certain financial measures of the Company’s performance that are not calculated in accordance with GAAP (“non‐GAAP financial measures”). This Proxy Statement contains certain non-GAAP financial measures, including adjusted gross margin, adjusted operating profit and margin, adjusted earnings per share, EBITDA, adjusted EBITDA, net debt and leverage ratio, for which the Company is providing reconciliations to the most directly comparable GAAP measures and other information required by Regulation G promulgated by the Securities and Exchange Commission.
The Company has chosen to present adjusted gross margin, adjusted operating profit and margin, and adjusted EPS to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of our supply chain restructuring and consolidation and other actions that are deemed to be material stand-alone initiatives apart from the Company’s core operations. The Company believes these non-GAAP financial measures provide management and investors with valuable supplemental information for analyzing the operating performance of the Company’s ongoing business during each period presented without giving effect to costs associated with the execution of any of the certain actions taken. Charges for actions taken in 2024 and 2023, as applicable, include supply chain restructuring and consolidation, corporate asset impairment, headcount actions and related severance charges, professional services, technology charges, gain/loss on sale of business and classification of assets held for sale, loss on extinguishment of debt, gain on final settlement of cross currency swap contracts and the tax effects thereof. While these costs are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon future business plans and circumstances.
The Company has also chosen to present EBITDA and adjusted EBITDA because it considers these measures to be an important supplemental means of evaluating operating performance. The Company believes that EBITDA and adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses EBITDA and adjusted EBITDA for planning purposes in connection with setting its capital allocation strategy. EBITDA and adjusted EBITDA should not, however, be considered as measures of discretionary cash available to invest in the growth of the business. Leverage ratio is the ratio of net debt to adjusted EBITDA as it is defined in our Credit Agreement.
Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP financial measures presented may be different from non-GAAP financial measures with similar or identical names presented by other companies. For additional information regarding our use of non-GAAP financial measures, see the Company’s press release dated February 13, 2025. For a discussion of our GAAP financial results, please refer to our Annual Report on Form 10-K for the fiscal year ended December 28, 2024 filed with the SEC on February 14, 2025.
The following tables present a reconciliation of results as reported under GAAP to the most directly comparable GAAP results for the periods presented.
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Appendix B
Restructuring and other action-related charges in 2024 and 2023 include the following:
Supply chain restructuring and consolidation
In 2024, represents charges as a result of the sale of the global Champion business, which was completed in the fourth quarter of 2024 on September 30, 2024, and the completed exit of the U.S.-based outlet store business in July 2024 related to significant restructuring and consolidation efforts within the Company’s supply chain network, both manufacturing and distribution, to align the Company’s network to its continuing operations to drive stronger operating performance and margin expansion. In 2023, represents charges related to supply chain segmentation to restructure and position the Company’s distribution and manufacturing network to align with its demand trends, simplify operations and improve efficiencies.

Corporate asset impairment charges
Primarily represents charges related to a contract terminated in the second quarter of 2024 and impairment of the Company’s headquarters location that was classified as held for sale in the second quarter of 2024.

Headcount actions and related severance	Represents charges related to operating model initiatives primarily headcount actions and related severance charges and adjustments related to restructuring activities.
Professional services	Represents professional fees, primarily including consulting and advisory services, related to restructuring activities.
Technology	Represents technology charges related to the implementation of the Company’s technology modernization initiative which includes a global enterprise resource planning platform.
Gain/loss on sale of business and classification of assets held for sale
Represents the gain/loss associated with the sale of the Company’s U.S. Sheer Hosiery business and adjustments to the related valuation allowance prior to the sale, primarily from the changes in carrying value due to changes in working capital.

Loss on extinguishment of debt
Represents charges for the write-off of unamortized debt issuance costs related to the requirement to pay down a portion of the Company’s outstanding term debt under the Senior Secured Credit Facility with the net proceeds from the sale of the global Champion business in the fourth quarter of 2024 and charges related to the redemption of the Company’s 4.625% Senior Notes and 3.5% Senior Notes in the first quarter of 2023.

Gain on final settlement of cross currency swap contracts
Primarily represents the remaining gain related to cross-currency swap contracts previously designated as cash flow hedges in accumulated other comprehensive loss (“AOCI”) which was released into earnings as the Company unwound the cross-currency swap contracts in connection with the redemption of the 3.5% Senior Notes at the time of settlement in the first quarter of 2023.

Discrete tax benefits
In 2023, represents an adjustment to non-cash reserves established at December 31, 2022 related to deferred taxes established for Swiss statutory impairments, which are not indicative of the Company’s core business operations.

Tax effect on actions	Represents the applicable effective tax rate on the restructuring and other action-related charges based on the jurisdiction of where the charges were incurred.
	Quarters Ended		Years Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Gross profit, as reported under GAAP	$390,271	$341,593	$1,359,524	$1,291,890
As a % of net sales	43.9%	40.2%	38.8%	35.5%
Restructuring and other action-related charges:
Supply chain restructuring and consolidation	1,238	(1,284)	80.748	1,128
Corporate asset impairment charges	—	—	10,395	—
Headcount actions and related severance	—	156	36	1,025
Gross profit, as adjusted	$391,509	$340,465	$1,450,703	$1,294,043
As a % of net sales	44.1%	40.0%	41.4%	35.6%
2025 Proxy Statement	113

Appendix B
	Quarters Ended		Years Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Operating profit, as reported under GAAP	$119,700	$94,439	$185,948	$266,278
As a % of net sales	13.5%	11.1%	5.3%	7.3%
Restructuring and other action-related charges:
Supply chain restructuring and consolidation	1,905	(1,284)	171,529	1,128
Corporate asset impairment charges	—	—	20,107	—
Headcount actions and related severance	(860)	729	16,993	5,149
Professional services	4,611	6	16,488	3,819
Technology	1,032	657	1,859	8,347
Loss (gain) on sale of business and classification of assets held for sale	—	—	—	3,641
Other	(413)	277	2,247	715
Operating profit, as adjusted	$125,975	$94,824	$415,171	$289,077
As a % of net sales	14.2%	11.2%	11.8%	7.9%
	Quarters Ended		Years Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Diluted earnings (loss) per share from continuing operations, as reported under GAAP1	$0.13	$0.28	$(0.28)	$0.08
Restructuring and other action-related charges:
Supply chain restructuring and consolidation	0.01	0.00	0.48	0.00
Corporate asset impairment charges	—	—	0.06	—
Headcount actions and related severance	0.00	0.00	0.05	0.01
Professional Services	0.01	0.00	0.05	0.01
Technology	0.00	0.00	0.01	0.02
Loss (gain) on sale of business and classification of assets held for sale	—	—	—	0.01
Other	0.00	0.00	0.01	0.00
Loss on extinguishment of debt	0.03	—	0.03	0.02
Gain on final settlement of cross currency swaps	—	—	—	0.00
Discrete tax expense (benefit)	—	(0.23)	—	(0.24)
Tax effect on actions	—	—	—	—
Diluted earnings (loss) per share from continuing operations, as adjusted	$0.17	$0.05	$0.40	$(0.07)

(1)
Amounts may not be additive due to rounding.

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Appendix B
	Last Twelve Months
	December 28, 2024	December 30, 2023
Leverage Ratio:
EBITDA(1):
Income (loss) from continuing operations	$(97,995)	$29,148
Interest expense, net	195,901	214,187
Income tax expense (benefit)	40,601	(14,818)
Depreciation and amortization	79,080	79,954
Total EBITDA	217,587	308,471
Total restructuring and other action-related charges (excluding tax effect on actions)(2)	238,635	29,895
Other net losses, charges and expenses(3)	123,499	93,774
Total EBITDA from discontinued operations, as adjusted(4)	10,420	170,013
Total EBITDA, as adjusted	$590,141	$602,153
Net debt:
Debt (current and long-term debt and Accounts Receivable Securitization Facility excluding long term debt issuance costs and debt discount of $17,210 and $36,110, respectively)	$2,298,267	$3,336,750
(Less) debt related to an unrestricted subsidiary(5)	(95,000)	(6,000)
Other debt and cash adjustments(6)	3,549	24,469
(Less) Cash and cash equivalents of continuing operations	(214,854)	(205,501)
(Less) Cash and cash equivalents of discontinued operations	(500)	(20,284)
Net debt	$1,991,462	$3,129,434
Debt/Income (loss) from continuing operations(7)	(23.5)	114.5
Net debt/EBITDA, as adjusted(8)	3.4	5.2

(1)
Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.

(2)
The last twelve months ended December 28, 2024 includes $172 million of supply chain restructuring and consolidation charges, $20 million of corporate asset impairment charges, $17 million of headcount actions and related severance charges, $16 million of professional services, $9 million of a loss on extinguishment of debt, $2 million related to other restructuring and other action-related charges and $2 million of technology charges. The last twelve months ended December 30, 2023 includes $8 million of a loss on extinguishment of debt, $8 million of technology charges, $5 million of headcount actions and related severance charges, $4 million of professional services, $4 million of a loss on the classification of assets held for sale, $1 million of supply chain restructuring and consolidation charges, approximately $1 million related to other restructuring and other action-related charges, and $(1) million of a gain on the final settlement of cross currency swap contracts. The items included in restructuring and other action-related charges are described in more detail above.

(3)
Represents other net losses, charges and expenses that can be excluded from the Company’s leverage ratio as defined under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended. The last twelve months ended December 28, 2024, primarily includes $58 million of excess and obsolete inventory write-offs, $19 million in other compensation related items primarily stock compensation expense, $16 million of pension non-cash expense, $15 million in charges related to sales incentive amortization, $12 million of non-cash cloud computing expense, $6 million of charges related to the net unrealized losses due to hedging activities, $5 million of other non-cash related charges, $(3) million of bad debt expense and $(4) million of interest expense on debt and amortization of debt issuance costs related to an unrestricted subsidiary. The last twelve months ended December 30, 2023, primarily includes $41 million of excess and obsolete inventory write-offs, $18 million in other compensation related items primarily stock compensation expense, $16 million of pension non-cash expense, $12 million in charges related to sales incentive amortization, $8 million of non-cash cloud computing expense and $2 million in charges related to the ransomware attack and extraordinary events, approximately $1 million of bad debt expense and $(5) million of interest expense on debt and amortization of debt issuance costs related to an unrestricted subsidiary.

(4)
Represents Total EBITDA from discontinued operations, as adjusted related to businesses still owned at period end, as adjusted for all items that can be excluded from the Company’s leverage ratio as defined under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended. In 2024, EBITDA from discontinued operations, as adjusted excludes EBITDA related to the Initial Close of the global Champion business and U.S. outlet stores business as the sale of these businesses were completed before the period end.

(5)
Represents amounts outstanding under an existing accounts receivable securitization facility entered into by an unrestricted subsidiary of the Company.

(6)
Includes drawn and undrawn letters of credit, financing leases and cash balances in certain geographies

(7)
Represents Debt divided by Income (loss) from continuing operations which is the most comparable GAAP financial measure to Net debt/EBITDA, as adjusted.

(8)
Represents the Company’s leverage ratio defined as Consolidated Net Total Leverage Ratio under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended, which excludes net other losses, charges and expenses in addition to restructuring and other action-related charge.

2025 Proxy Statement	115

OUR COMMITMENT TO SUSTAINABILITY

Investing in corporate responsibility and sustainability is core to our business strategy and reflects our continued commitment to create a more comfortable world for every body, so we challenge ourselves to improve our environmental performance every day.
You can help. We encourage our stockholders to enroll in voluntary electronic delivery of future proxy materials. Electronic delivery allows us to provide you with the information you need for the Annual Meeting, while reducing environmental impacts and costs.

Sign up online at www.proxyvote.com
Scan the QR code with your mobile device to go to www.proxyvote.com
FASTER	ECONOMICAL	CLEANER	CONVENIENT
Combined with your adoption of electronic delivery of proxy materials, and the elimination of nearly 104,876 sets of proxy materials, we can ideally reduce the impact on the environment by:
using approximately 183 fewer tons of wood, or 1,100 fewer trees (over 17.1 acres of forest)	saving approximately 982,000 million gallons of water, or the equivalent of filling approximately 39.6 swimming pools
using approximately 1.17 billion fewer BTUs, or the equivalent of the amount of energy used by 1,390 residential refrigerators for one full year	eliminating approximately 54,000 pounds of solid waste
using approximately 825,000 million fewer pounds of greenhouse gases, including CO2, or the equivalent of 75 automobiles running for one year	reducing hazardous air pollutants by over 73.3 pounds
Environmental impact estimates were calculated using the Environmental Paper Network Paper Calculator. For more information visit www.papercalculator.org.

SCAN TO101 N. CHERRY STREETVIEW MATERIALS & VOTE WINSTON-SALEM, NC 27101AUTHORIZE YOUR PROXY BY INTERNETBefore The Meeting — Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information.Vote by 11:59 p.m. Eastern Time on April 28, 2025 for shares held directly or by 11:59 p.m.Eastern Time on April 24, 2025 for shares held in a Plan. Have your proxy card in hand whenyou access the web site and follow the instructions to obtain your records and to create anelectronic voting instruction form.During The Meeting — Go to www.virtualshareholdermeeting.com/HBI2025You may attend the meeting via the Internet and vote during the meeting. Have the informationthat is printed in the box marked by the arrow available and follow the instructions.AUTHORIZE YOUR PROXY BY PHONE — 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m.Eastern Time on April 28, 2025 for shares held directly or by 11:59 p.m. Eastern Time onApril 24, 2025 for shares held in a Plan. Have your proxy card in hand when you call andthen follow the instructions.AUTHORIZE YOUR PROXY BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Hanesbrands Inc., c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:V64795-P28009KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLY HANESBRANDS INC.The Board of Directors recommends that you vote FOR each of the following nominees:1.Election of DirectorsNominees:1a. Stephen B. Bratspies1b. Geralyn R. Breig1c. Colin Browne1d. Natasha C. Chand1e. Sharilyn S. Gasaway1f. Mark A. Irvin1g. James C. Johnson1h. John G. Mehas1i. Franck J. Moison1j. Robert F. Moran1k. William S. SimonFor Against Abstain! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !The Board of Directors recommends that you vote FOR Proposals 2, 3, and 4:2.To ratify the appointment of PricewaterhouseCoopers LLP as Hanesbrands’ independent registered public accounting firm for Hanesbrands’ 2025 fiscal year3.To approve, on an advisory basis, named executive officer compensation as described in the proxy statement for the Annual Meeting4.To approve the amendment of the Hanesbrands Inc. 2020 Omnibus Incentive Plan as described in the proxy statement for the Annual MeetingFor Against Abstain! ! !! ! !! ! !Please sign exactly as name appears on the records of Hanesbrands Inc. and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title under signature(s).Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

2025 Annual Meeting of Stockholders 9:00 a.m., Eastern time, April 29, 2025Hanesbrands Inc.101 N. Cherry StreetWinston-Salem, NC 27101NOTICE OF ANNUAL MEETING OF STOCKHOLDERSThe Annual Meeting of Stockholders of Hanesbrands Inc. (“Hanesbrands”) will be held on Tuesday, April 29, 2025 at 9:00 a.m., Eastern time, virtually at www.virtualshareholdermeeting.com/HBI2025. Stockholders of record at the close of business on February 24, 2025 are entitled to notice of and to vote at the meeting. Stockholders will (1) elect eleven directors, (2) vote on a proposal to ratify the appointment of PricewaterhouseCoopers LLP as Hanesbrands’ independent registered public accounting firm for its 2025 fiscal year, (3) vote on a proposal to approve, on an advisory basis, named executive officer compensation as described in the proxy statement for the Annual Meeting, (4) vote on a proposal to approve the amendment of the Hanesbrands Inc. 2020 Omnibus Incentive Plan as described in the proxy statement for the Annual Meeting, and (5) transact such other business as may properly come before the meeting or any adjournment or postponement thereof.Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The notice and proxy statement and annual report are available at www.proxyvote.com.PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 29, 2025The undersigned holder of common stock of Hanesbrands Inc., a Maryland corporation (“Hanesbrands”), hereby appoints Stephen B. Bratspies and Kristin L. Oliver, or either of them, as proxies for the undersigned, with full power of substitution in either of them, to attend the Annual Meeting of Stockholders of Hanesbrands Inc. virtually at www.virtualshareholdermeeting.com/HBI2025, on April 29, 2025, at 9:00 a.m., Eastern time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of the Annual Meeting of Stockholders and of the accompanying proxy statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast FOR each of the nominees for director and FOR proposals 2, 3 and 4, all of which are set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof.